UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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VERINT SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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175 Broadhollow Road

Melville, New York 11747

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

We would like to take this opportunity to invite you to attend our 2019 Annual Meeting of Stockholders.

Date and Time	Location
June 20, 2019 8:30 a.m. Eastern Time	The offices of Jones Day, 250 Vesey St., New York, New York 10281

PROPOSALS TO BE VOTED ON AT THE MEETING

Proposal	Board Recommendation

Elect eight directors to serve until the 2020 Annual Meeting of Stockholders	FOR THE BOARD’S NOMINEES

Advisory vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year	FOR

Advisory vote to approve the compensation of our named executive officers (say-on-pay)	FOR

To approve the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan	FOR

Other matters that are properly brought before the meeting may also be considered.

Only stockholders at the close of business on May 7, 2019 are entitled to vote.

Please vote your shares before the meeting, even if you plan to attend the meeting.

If you are a Verint stockholder, a WHITE proxy card is enclosed. Please vote your shares promptly by Internet, telephone, or mail as directed on the enclosed WHITE proxy card in order that your shares may be voted at the 2019 Annual Meeting of Stockholders.

The Board of Directors has nominated a full slate of eight directors for election at the 2019 Annual Meeting of Stockholders and is soliciting proxies for all eight nominees recommended herein.

Please note that Neuberger Berman Investment Advisers LLC (“Neuberger Berman”) has notified the Company of its intention to nominate a slate of three nominees for election as directors at the 2019 Annual Meeting of Stockholders in opposition to the eight nominees recommended by the Board of Directors.

The Board of Directors does NOT endorse the election of any of Neuberger Berman’s nominees and strongly urges you to vote FOR the eight nominees recommended by the Board of Directors. You may receive solicitation materials from Neuberger Berman or certain entities affiliated with Neuberger Berman, including a proxy statement and a Gold proxy card. We are not responsible for the accuracy of any information provided by or relating to Neuberger Berman in any proxy solicitation materials filed or disseminated by, or on behalf of, Neuberger Berman or any other statements that Neuberger Berman may otherwise make.

Your vote is important regardless of the number of shares you own. The Board of Directors unanimously recommends that you vote FOR our eight director nominees on the WHITE proxy card. We urge you to vote as soon as possible by telephone, by Internet, or by signing, dating, marking, and returning the enclosed WHITE proxy card by mail, even if you plan to attend the 2019 Annual Meeting of Stockholders.

The Board of Directors strongly urges you to NOT sign or return any Gold proxy card sent to you by or on behalf of Neuberger Berman. If you previously have submitted a proxy card sent to you by Neuberger Berman, you can revoke that proxy by using the enclosed WHITE proxy card to vote your shares today by telephone, by Internet, or by signing, dating, marking, and returning the enclosed WHITE proxy card. Only your latest dated proxy card will count.

To the extent your broker has also provided you with Neuberger Berman’s proxy materials, your broker will not be able to vote your shares on any of the proposals for this year’s meeting unless you have given your broker instructions to do so.

If you have any questions, please contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the 2019 Annual Meeting of Stockholders. Stockholders may call toll free at (877) 750-9496. Banks and brokers may call collect at (212) 750-5833.

You can find additional information about our business performance for the year ended January 31, 2019 in our Annual Report on Form 10-K, which accompanies this proxy statement.

This Notice of 2019 Annual Meeting of Stockholders and the attached proxy statement are first being sent to stockholders of record as of May 7, 2019 on or about May 8, 2019.

By Order of the Board of Directors,

Jonathan Kohl

Senior Vice President, General Counsel and Corporate Secretary

May 8, 2019

Instructions on How to Vote

If you are a registered holder (you hold shares directly with our transfer agent)	If you are a beneficial holder (you hold shares through a bank, broker, or other nominee)
You can vote online, by phone, or by signing, dating and returning the attached WHITE proxy card in the postage-paid envelope provided.

You should use the voting instructions and materials provided to you by your bank, broker, or other nominee (which may also include instructions for voting online, by phone, or by signing, dating and returning a voting instruction card in the postage-paid envelope provided)

Important Notice of the Internet Availability of Proxy Materials

The Proxy Statement and our Annual Report for the year ended January 31, 2019 are available to stockholders at www.proxyvote.com.

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll free at (877) 750-9496. Banks and brokers may call collect at (212) 750-5833.

i

PROXY STATEMENT

❖

The enclosed proxy is solicited on behalf of the board of directors (the “Board”) of Verint Systems Inc. (“Verint” or the “Company”) in connection with our Annual Meeting of Stockholders (the “2019 Annual Meeting”) to be held on June 20, 2019, at 8:30 a.m. Eastern Time or any adjournment or postponement of this meeting.

❖	The 2019 Annual Meeting will be held at the offices of Jones Day, 250 Vesey St., New York, New York 10281. Directions to the 2019 Annual Meeting can be found at the back of this proxy statement.

❖

We intend to mail this proxy statement, the accompanying WHITE proxy card and our previously filed Annual Report on Form 10-K for the year ended January 31, 2019 to each stockholder entitled to vote at our 2019 Annual Meeting on or about May 8, 2019.

QUESTIONS AND ANSWERS ABOUT THE 2019 ANNUAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the 2019 Annual Meeting.

Q: Why am I receiving these materials?

A: The Board is providing these proxy materials to you in connection with its solicitation of your proxy to vote at the 2019 Annual Meeting because you were a holder of Verint Systems Inc. common stock as of the close of business on May 7, 2019 (the “Record Date”) and are entitled to vote at the 2019 Annual Meeting. As of the Record Date, there were 65,773,328 shares of our common stock outstanding. This proxy statement summarizes the information you need to know to vote on the proposals expected to be presented at the 2019 Annual Meeting.

Q: What information will be sent to the stockholders?

A: This proxy statement, the accompanying WHITE proxy card and our Annual Report on Form 10-K for the year ended January 31, 2019 will be mailed on or about May 8, 2019 to our stockholders of record as of the Record Date.

Q: Who is soliciting my vote?

A: In this proxy statement, the Board of Directors of Verint is soliciting your vote for matters being submitted for stockholder approval at the 2019 Annual Meeting. Giving us your proxy means that you authorize the proxy holders identified on the WHITE proxy card to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. You also may abstain from voting. If you sign and return a WHITE proxy card but do not mark how your shares are to be voted, the individuals named as proxies will vote your shares, if permitted, in accordance with the Board’s recommendations.

Q: Whom should I contact if I have questions about the 2019 Annual Meeting?

A: If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact our proxy solicitor, Innisfree M&A Incorporated, toll free at (877) 750-9496. Banks and brokers may call collect at (212) 750-5833.

Q: What are the proposals and the voting recommendations of the Board?

A: The proposals to be considered, and the recommendation of the Board on each, are as follows:

•	FOR each of our director nominees (Proposal No. 1); the Board unanimously recommends that you NOT vote for any members of the Neuberger Berman slate of nominees;

•	FOR ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accounting firm for the year ending January 31, 2020 (Proposal No. 2);

•	FOR approval, on a non-binding, advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement (Proposal No. 3); and

•	FOR approval of the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan (Proposal No. 4).

•	The Board recommends that you vote using the WHITE proxy card.

Q: What vote is required to approve each proposal?

A: So long as there is a quorum, the voting requirement for each of the proposals is as follows:

•

Proposal No. 1 - Election of Directors - in order for a nominee to be elected, such nominee must receive a plurality of votes of the shares present in person or represented by proxy at the 2019 Annual Meeting and entitled to vote on the election of directors. That means the eight nominees receiving the highest number of votes will be elected. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withheld votes will not affect whether a particular nominee has received sufficient votes to be elected. Since we anticipate that the election will be contested, we do not expect that our director resignation policy will apply. Under this policy, any nominee for director who, in an uncontested election, fails to receive more votes “for” his or her election than “withheld” must promptly tender his or her resignation for consideration by the corporate governance & nominating committee and subsequently by the Board. Our director resignation policy is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html.

•

Proposal No. 2 - Ratification of independent registered public accountants - the proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2020 requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. For the 2019 Annual Meeting, with respect to any accounts to which they have forwarded Neuberger Berman’s proxy materials, banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.

•

Proposal No. 3 - Approval of the compensation of the named executive officers - the advisory vote to approve the compensation of the named executive officers as disclosed in this proxy statement requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.

•

Proposal No. 4 - Approval of the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan - the proposal to approve the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.

Q: Has Verint been notified that a stockholder intends to propose its own director nominees at the meeting in opposition to the Board of Directors’ nominees?

A: Yes. Neuberger Berman has notified Verint that it intends to nominate three nominees for election as directors at the 2019 Annual Meeting in opposition to the Board’s recommended eight nominees. The Board unanimously recommends that you vote FOR the eight director nominees recommended by the Board by using the enclosed WHITE proxy card accompanying these proxy materials. The Board strongly urges you NOT to sign or return any Gold proxy card sent to you by or on behalf of Neuberger Berman. Neuberger Berman’s nominees have not been endorsed by the Board. We are not responsible for the accuracy of any information provided by or relating to Neuberger Berman contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Neuberger Berman or any other statements that Neuberger Berman may otherwise make.

Q: What should I do if I receive a Gold proxy card from Neuberger Berman?

A: The Board urges you NOT to sign or return any Gold proxy card sent to you by or on behalf of Neuberger Berman. Voting against Neuberger Berman’s nominees on its proxy card is not the same as voting for the Verint Board’s nominees, because a vote against Neuberger Berman’s nominees on its proxy card will revoke any previous proxy card submitted by you. If you have voted previously using a Gold proxy card sent to you by or on behalf of Neuberger Berman, you can change your vote by executing the WHITE proxy card or by voting by telephone or Internet by following the instructions shown on the WHITE proxy card. Only the latest dated proxy you submit will be counted. If you have any questions or need assistance voting, please contact our proxy solicitor, Innisfree M&A Incorporated, toll free at (877) 750-9496. Banks and brokers may call collect at (212) 750-5833.

Q: How many votes do I have?

A: Each share of common stock that you owned at the close of business on the Record Date is entitled to one vote. These shares include:

•	shares held directly in your name as the “stockholder of record”; and

•	shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name”.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most of our stockholders hold their shares through a broker, bank, or other nominee (beneficial ownership) rather than directly in their own name (record ownership). As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•

Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record, and this proxy statement, the WHITE proxy card, and the Annual Report are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2019 Annual Meeting without further authorization from a third party.

•

Beneficial Owner: If your shares are held in a stock brokerage account, by a bank, or other nominee, you are considered the beneficial owner of shares held in street name by such third party, and this proxy statement, the WHITE proxy card, and the Annual Report are being forwarded to you by your broker, bank, or their nominee. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares and you are also invited to attend the 2019 Annual Meeting. Since you are not the stockholder of record, however, you may not vote these shares in person at the 2019 Annual Meeting unless you obtain a legal proxy from the record holder (your broker, bank, or other nominee). You may vote shares beneficially held by you as set out in the voting instruction card you receive from your broker, bank, or other nominee. WE STRONGLY ENCOURAGE YOU TO PROVIDE VOTING INSTRUCTIONS TO YOUR BROKER SO THAT YOUR VOTE WILL BE COUNTED.

Q: How do I vote?

A: If you wish to vote your shares in person and you hold shares as the stockholder of record, you may come to the 2019 Annual Meeting and cast your vote there. However, if you are a beneficial owner and you wish to vote your shares in person, you must provide a legal proxy from the record holder of your shares (your broker, bank, or other nominee) indicating that you were the beneficial owner of the shares on the Record Date. In either case, you should also bring a valid photo identification in order to be admitted to the meeting.

If you wish to vote your shares without attending the meeting, you may do so in one of the following ways:

•

Internet. If you hold shares as the stockholder of record, you can submit a proxy over the Internet to vote those shares at the 2019 Annual Meeting by accessing the website shown on the WHITE proxy card you received from us and following the instructions provided. If you are a beneficial owner of shares, your broker, bank, or other nominee may or may not permit you to provide them with instructions over the Internet for how to vote your shares; please refer to the instructions provided by your broker, bank, or other nominee on the voting instruction card you received from your broker, bank or other nominee.

•

Telephone. If you hold shares as the stockholder of record, you can submit a proxy over the telephone to vote your shares by following the instructions provided in the WHITE proxy card you received from us. If you are a beneficial owner of shares, your broker, bank or other nominee may or may not permit you to provide them with instructions over the phone for how to vote your shares; please refer to the instructions provided by your broker, bank or other nominee on the voting instruction card you received from your broker, bank, or other nominee.

•

Mail. You may submit a proxy or voting instructions by mail to vote your shares at the 2019 Annual Meeting. Please mark, date, sign, and return the WHITE proxy card or voting instruction card enclosed with the proxy materials you received from us or from your broker, bank or other nominee in the mail.

If you have questions or need assistance voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll free at (877) 750-9496. Banks and brokers may call collect at (212) 750-5833.

Q: What does it mean if I receive more than one set of proxy materials from the Company?

A: It generally means that some of your shares are registered differently or are in more than one account. Please be sure to vote with respect to each account for which you receive a WHITE proxy card to ensure that all your shares are voted. You may vote by Internet, by telephone or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Q: Can I change my vote or revoke my proxy?

A: Yes, if you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2019 Annual Meeting by:

•	notifying our Corporate Secretary in writing before the 2019 Annual Meeting that you have revoked your proxy;

•	signing and delivering a later dated proxy to our Corporate Secretary;

•	voting by using the Internet or the telephone (your last Internet or telephone proxy is the one that is counted); or

•	voting in person at the 2019 Annual Meeting.

Any such written notice or later dated proxy must be received by our Corporate Secretary at our principal executive offices before 11:59 p.m. Eastern Time on June 19, 2019, if you are notifying us in writing, or before the vote at the 2019 Annual Meeting, if you are attending the 2019 Annual Meeting in person.

If you are a beneficial owner, you may submit new voting instructions by contacting your bank, broker, or other nominee.

Q: What will happen if I do not instruct my bank, broker, or other nominee how to vote?

A: Proposals 1, 3 and 4 are non-routine matters, and banks, brokers, and other nominees cannot vote on these matters without instructions from the beneficial owner. Without your voting instructions on these matters, a “broker non-vote” will occur. Shares held by banks, brokers, or other nominees that do not have discretionary authority to vote uninstructed shares on non-routine matters are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a particular matter, but will be counted in determining whether a quorum is present at the 2019 Annual Meeting. With respect to any accounts to which they have forwarded Neuberger Berman’s proxy materials, banks, brokers, and other nominees also cannot vote on Proposal 2 without instructions from the beneficial owner. See “ —Q: How are votes counted?” below for more information.

Q: Who are the proxies and what do they do?

A: The persons named as proxies in the proxy materials, Dan Bodner, our Chief Executive Officer, Douglas Robinson, our Chief Financial Officer, and Peter Fante, our Chief Administrative Officer, were designated by the

Board to vote the shares of holders who are not able or not eligible to vote their shares in person at the 2019 annual meeting, based on valid proxies received by us.

Q: How are votes counted?

A: The shares represented by all valid proxies received will be voted in the manner specified on the proxies. If you are a stockholder of record and you sign, date, and return your WHITE proxy card without making specific choices, the persons named as proxies above will vote your shares in accordance with the recommendations of the Board. If you are a beneficial holder, your bank, broker, or other nominee must vote for you (unless you obtain a legal proxy from the record holder), and as noted above, if you do not provide specific voting instructions, your bank, broker, or other nominee may not be able to vote on your behalf. As a result, you are urged to specify your voting instructions by marking the appropriate boxes on the enclosed WHITE proxy card or on your voting instruction card, as applicable.

Q: Will any other matters be voted on?

A: We are not aware of any other matters that will be brought before the stockholders for a vote at the 2019 Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize your appointed proxies to vote for you on such matters using their discretion.

Q: How many shares must be present to hold the 2019 Annual Meeting?

A: Holders of a majority of the issued and outstanding shares of our common stock as of the Record Date must be represented in person or by proxy at the 2019 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes, and broker non-votes also will be counted in determining whether a quorum exists.

Q: Where can I find the voting results of the meeting?

A: The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

Q: What do I need to do to attend the 2019 Annual Meeting?

A: You are entitled to attend the 2019 Annual Meeting only if you were a stockholder of record or a beneficial owner of our shares as of the close of business on May 7, 2019. You should be prepared to present photo identification for admittance. If you hold your shares through a broker, bank or nominee and you wish to attend the meeting, you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to May 7, 2019, a copy of the voting instruction card provided by your broker, bank, or nominee, or similar evidence of ownership. If you are not a stockholder of record, note that you will not be able to vote your shares at the meeting unless you have a legal proxy from your broker. If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the 2019 Annual Meeting.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of the Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. All statements relating to events or results that may occur in the future, including, but not limited to, Verint’s future costs of solicitation, record or meeting dates, compensation arrangements, plans or amendments (including those related to profit sharing and stock-based compensation), company policies, corporate governance practices, documents or amendments (including charter or bylaw amendments, stockholder rights plans or similar arrangements) as well as capital and corporate structure (including major stockholders, board structure and board composition), are forward-looking statements. Forward-looking statements generally can be identified by words such as “expect,” “will,” “change,” “intend,” “target,” “future,” “potential,” “estimate,” “anticipate,” “to be,” and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect Verint’s operations and may cause Verint’s actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 and other filings we make with the SEC. The Company does not intend, and undertakes no obligation to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, the change of circumstance or otherwise. Each forward-looking statement contained in this Proxy Statement is specifically qualified in its entirety by the aforementioned factors. You are hereby advised to carefully read this Proxy Statement in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions.

BACKGROUND OF SOLICITATION

Consistent with Verint’s regular practice of seeking input from stockholders, Verint has maintained regular and frequent communications with Neuberger Berman. In the last three years, representatives of Verint have had more than twenty phone conversations or in-person meetings with representatives of Neuberger Berman.

In early 2017, following numerous conversations between representatives of Verint and Neuberger Berman, Neuberger Berman requested that Verint appoint Ms. Penelope Herscher and Dr. Mark Greene to the Board. The Board thoroughly evaluated the qualifications of both of the candidates. After careful consideration, the Board determined that Dr. Greene did not add significant value to the Board compared to its existing composition and thus did not appoint Dr. Greene to the Board.

On March 24, 2017, the Board appointed Ms. Penelope Herscher to the Board effective April 1, 2017.

In March of 2018, Neuberger Berman suggested that Steve Hooley may be a qualified candidate to serve on the Board. Following discussion, Verint determined not to add Mr. Hooley to the Board.

On December 7, 2018, Dan Bodner, Verint’s Chairman of the Board and Chief Executive Officer, and Alan Roden, Verint’s Senior Vice President, Corporate Development and Investor Relations, met in person at Verint’s corporate headquarters with representatives of Neuberger Berman to discuss general matters involving the company.

On January 30, 2019, Mr. Roden was contacted by representatives of Neuberger Berman regarding Verint’s business and financial performance and board composition. Representatives of Neuberger Berman indicated that they would send Verint four names of potential board candidates for consideration. Later that day, representatives of Verint received an e-mail from representatives of Neuberger Berman identifying four potential board candidates, Mr. Hooley (“Candidate 1”), Warren Jenson (“Candidate 2”), Oded Weiss (“Candidate 3”), and John Hinshaw (“Candidate 4”).

Between February 5, 2019 and February 8, 2019, Verint and Neuberger Berman communicated in a series of e-mails, with Verint requesting resumes and contact information for Candidates 1-4.

On February 12, 2019, after receiving updated resumes and contact information from Neuberger Berman for Candidates 1-4, representatives of Verint began reaching out to the candidates suggested by Neuberger Berman in order to schedule initial interviews.

On February 14, 2019, Verint received a letter from Neuberger Berman criticizing Verint and its Board and reiterating its suggestion for Verint to consider Candidates 1-4.

On February 15, 2019, Mr. Roden contacted representatives of Neuberger Berman to report on progress on reviewing Neuberger Berman’s suggested candidates and to report that John Egan, Verint’s Lead Independent Director, was requesting an in-person meeting with representatives of Neuberger Berman to better understand the perspectives included in Neuberger Berman’s February 14th letter.

From February 15, 2019 through February 22, 2019, Verint conducted initial interviews with Candidates 1-4. During these interviews, Candidate 4 indicated that he did not wish to continue with the process of being considered for the Board.

On February 27, 2019, Messrs. Egan and Roden met in person with representatives of Neuberger Berman at Neuberger Berman’s offices in Florida. During this meeting, the parties discussed Neuberger Berman’s perspectives on Verint and Neuberger Berman’s suggested candidates (Candidates 1-4). Neuberger Berman indicated that it would suggest an alternative candidate in place of Candidate 4 who had withdrawn. Neuberger Berman also stated that it would consider having confidential discussions with Verint under the terms of a non-disclosure agreement. Messrs. Bodner and Egan sought the input of the members of the Board in advance of the meeting and provided an update to the Board following the meeting.

On February 28, 2019, representatives of Neuberger Berman contacted representatives of Verint to suggest Bob Schassler (“Candidate 5”) as a candidate for the Board, in place of Candidate 4. The next day, representatives of Verint reached out to Candidate 5 to schedule an initial interview.

On March 6, 2019, Mr. Egan held second round interviews with Candidate 1 and Candidate 3.

On March 7, 2019, Verint held an initial interview with Candidate 5.

On March 7, 2019, representatives of Verint received an e-mail from representatives of Neuberger Berman requesting to have an update discussion regarding Verint’s interview process with the suggested candidates.

On March 8, 2019, Mr. Roden held a telephonic conversation with representatives of Neuberger Berman to provide an update on the interview process including the timing of second round interviews for Candidate 2 and Candidate 5. During the discussion, Neuberger Berman again stated that it would consider having confidential discussions with Verint under a non-disclosure agreement.

On March 12, 2019, Mr. Egan held second round interviews with Candidate 2 and Candidate 5.

On March 15, 2019, Messrs. Egan and Roden again met with representatives of Neuberger Berman at its offices in Florida to have discussions regarding Verint’s review of the director candidates suggested by Neuberger Berman. Mr. Egan informed Neuberger Berman that, after careful consideration, Verint had determined that the remaining candidates (Candidates 1, 2, 3, and 5) did not meet the company’s requirements or did not add significant value to the Board compared to its existing composition. However, Mr. Egan indicated that the company intended to continue to refresh the Board over time and, as part of its ongoing process of developing a pipeline of qualified candidates for future Board refreshment, the company was speaking with some strong female candidates. Mr. Egan also proposed that Verint and Neuberger Berman enter into a non-disclosure agreement so that the parties could have more robust conversations and so that Verint could share with Neuberger Berman information that might include material, non-public information. Neuberger Berman stated that it would consider the proposal and revert back to Verint. Messrs. Bodner and Egan sought the input of the members of the Board in advance of the meeting and provided an update to the Board following the meeting.

On March 16, 2019, Mr. Egan received a text message from Candidate 5 indicating that he was removing himself from consideration to serve on the Board.

On March 18, 2019, representatives of Verint received an e-mail from representatives of Neuberger Berman indicating that Neuberger Berman was rejecting Verint’s proposal to have confidential conversations under a non-disclosure agreement. Instead, Neuberger Berman requested that Verint extend its director nomination window from March 23, 2019 to April 10, 2019.

On March 20, 2019, Mr. Egan held a telephonic conversation with representatives of Neuberger Berman. Mr. Egan informed Neuberger Berman that Verint would not extend the nomination window. Mr. Egan reiterated that Verint remained willing to enter into confidential discussions with Neuberger Berman under a non-disclosure agreement. Neuberger Berman again rejected this proposal.

On March 22, 2019, Verint received a letter from Neuberger Berman formally nominating three nominees for election to the Board at the 2019 annual meeting of stockholders. The three nominees included one of the original four candidates, Candidate 3 (Oded Weiss), and two new candidates, Dr. Mark Greene (“Candidate 6”), whom the Board had considered and rejected in 2017, and Beatriz Infante (“Candidate 7”), a new name that Neuberger Berman had not previously mentioned to Verint. In the letter, Neuberger Berman reserved the right to withdraw the nominations of Candidate 3, Candidate 6 and/or Candidate 7 at any time.

On March 27, 2019, Verint announced fourth quarter and full year 2018 earnings, overachieving its guidance for the year ended January 31, 2019, and raised its guidance for the current year ending January 31, 2020.

On April 8, 2019, representatives of Verint called representatives of Neuberger Berman to request an update from Neuberger Berman regarding its nominations in light of Verint’s recently announced financial results. Later that same day, representatives of Neuberger Berman sent a letter to the Board reiterating its criticisms of Verint and the Board and requesting a meeting with the Board to discuss these criticisms.

Later in the day on April 8, 2019, members of the Board convened a call with management and counsel to discuss the Neuberger Berman letter.

On April 9, 2019, at the request of the Board, Mr. Egan provided a courtesy call to representatives of Neuberger Berman to confirm Neuberger Berman intended to pursue its nominations. Representatives of Neuberger Berman did not withdraw their nominations. Mr. Egan informed representatives of Neuberger Berman that Verint would proceed with the filing of its preliminary proxy statement. Mr. Egan also stated that, consistent with Verint’s regular shareholder engagement program, representatives of Verint were prepared to discuss a further meeting with representatives of Neuberger Berman.

On April 9, 2019, the Company filed a preliminary proxy statement at the direction of the Board.

On April 11, 2019, Mr. Nahum emailed Mr. Bodner to request a meeting with him. Mr. Bodner responded that he would be happy to meet with Mr. Nahum together with Mr. Egan.

On April 16, 2019, Mr. Egan and Mr. Bodner met in person with Mr. Nahum at Verint’s offices. Mr. Nahum expressed dissatisfaction with Verint’s performance and Board refreshment to date. As part of this discussion, Mr. Nahum proposed that if Verint would make certain additional disclosures, Neuberger Berman would consider withdrawing its nominations. Mr. Nahum was not prepared to be specific about the disclosures Neuberger Berman would require. Mr. Nahum asked if Verint would be open to this approach. Mr. Egan and Mr. Bodner indicated that they would take this question to the Board and update them on the discussion.

On April 16, 2019, the Board met and received the update and agreed that Verint should continue its dialogue with Neuberger Berman.

On April 18, 2019, Mr. Egan and Mr. Bodner had a call with Mr. Nahum. They indicated that Verint would be willing to disclose additional financial metrics and asked what specific disclosures Neuberger Berman would require in order to withdraw its nominations. Mr. Nahum was not prepared to be specific and instead the parties agreed that Verint would prepare a draft press release for Neuberger Berman’s consideration along the line of recent discussions.

On April 22, 2019, Mr. Bodner sent a draft press release to Mr. Nahum. The draft press release indicated that (i) Verint would provide additional financial metrics on its first quarter earnings call, (ii) Verint would continue its practice of regular board refreshment, and (iii) Neuberger Berman was withdrawing its slate of director candidates.

On April 23, 2019, Mr. Egan and Mr. Bodner spoke with Mr. Nahum, who criticized the draft press release. Mr. Bodner asked Mr. Nahum to provide specific written comments on the draft, which Mr. Nahum agreed to do and offered to do so by April 25, 2019. At no point during the discussions between the parties from April 11 (the date Mr. Nahum requested a meeting with Mr. Bodner to discuss a potential resolution of the proxy contest) through April 23 did Neuberger Berman request that, in connection with a resolution of the proxy contest, Verint add to the Board any candidates proposed by Neuberger Berman.

On April 24, 2019, Neuberger Berman filed its preliminary proxy statement.

On April 25, 2019, Mr. Nahum sent an email to Mr. Egan and Mr. Bodner, but did not provide comments on the draft press release as he had previously agreed. Instead, in the email, Mr. Nahum continued to criticize the Company’s performance and existing disclosure and suggested a variety of disclosures, financial targets and capital allocation commitments beyond the scope what was previously discussed in the meetings between the parties. Mr. Nahum also requested a commitment from Verint to replace two of its existing Board members with new directors, at least one of whom would be selected from the candidates proposed by Neuberger Berman.

Later in the day on April 25, 2019, Mr. Egan informed Mr. Nahum that Verint was reviewing Mr. Nahum’s email and Neuberger Berman’s preliminary proxy statement. In response, Mr. Nahum suggested via email that the parties should focus on resolution of the proxy contest.

On April 30, 2019, after carefully reviewing Neuberger Berman’s preliminary proxy statement and email from April 25th, Mr. Egan sent Mr. Nahum a list of questions seeking clarity on Neuberger Berman’s positions.

Later in the day on April 30, 2019, Mr. Nahum responded to portions of the questions in Mr. Egan’s email.

On May 3, 2019, Neuberger Berman filed an updated preliminary proxy statement.

On May 8, 2019, Mr. Egan and Mr. Bodner spoke with Mr. Nahum. Mr. Bodner indicated that the Company had reviewed Mr. Nahum’s April 25th and April 30th emails and Neuberger Berman’s May 3rd preliminary proxy statement, including Neuberger Berman’s disclosure regarding potential resolution of the proxy contest. Mr. Egan indicated that Verint remained willing to issue a press release reiterating its commitment to Board refreshment and committing to provide additional disclosure in connection with Neuberger Berman’s withdrawal of its slate of director candidates. Mr. Nahum responded that he understood that Verint would not be willing to add directors in connection with a resolution of a proxy contest and that his primary focus was on Verint providing additional targets and disclosure to stockholders. Mr. Nahum additionally explained that he was not expecting Neuberger Berman to set targets for Verint and that he instead wanted Verint to review and adopt reasonable targets. Mr. Nahum further indicated that if Verint needed more time to consider and prepare appropriate disclosures ahead of Verint’s upcoming Q1 earnings release that Verint could delay its annual meeting of stockholders. Mr. Nahum also offered to meet with the Board to present his views on targets and disclosure. Mr. Bodner and Mr. Egan informed Mr. Nahum that they would update the Board on this conversation.

Later in the day on May 8, 2019, the Board convened and discussed the update. The Board agreed that Mr. Egan should inform Mr. Nahum that the Board was happy to meet with him to hear his views on targets and disclosure. The Board also determined that Verint would be ready to provide additional disclosures by its Q1 earnings call on May 29, 2019 and that it would not be necessary to delay the annual meeting of stockholders.

Later that same day, Mr. Egan sent an e-mail to Mr. Nahum informing him of the outcome of the Board meeting. Mr. Egan expressed the Board’s willingness to meet with Mr. Nahum after the filing of Verint’s definitive proxy statement, at a mutually agreed upon time in advance of Verint’s earnings release. Mr. Egan also indicated that Verint would be willing to enter into a short-term non-disclosure agreement a few days prior to Verint’s Q1 earnings release to preview what Verint plans to disclose in order to facilitate a potential resolution.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

All of our directors are elected at each annual meeting to serve until their successors are duly elected and qualified or their earlier death, resignation, or removal. The Board has nominated the persons named below, each of whom is presently serving on our Board, for election as directors. As of the date of this proxy statement, the Board consists of eight directors and no vacancies. Proxies cannot be voted for a greater number of persons than the number of nominees (eight nominees) named below.

Each of the nominees was recommended for reelection by the corporate governance & nominating committee and has been approved by the Board. Each of the nominees has consented to his or her name being submitted by the Company as a nominee for election as a member of the Board in its proxy statement and other solicitation materials to be filed with the SEC and distributed to the Company’s stockholders and in other materials in connection with the solicitation of proxies by the Company and its directors, officers, employees, and other representatives from stockholders to be voted at the 2019 Annual Meeting. Each of the nominees has further consented to serve for the new term if elected. If any nominee becomes unavailable to serve for any reason before the election, which is not anticipated, your proxy authorizes us to vote for another person nominated by the Board. The election of directors will be made by a plurality of votes cast at the 2019 Annual Meeting. That means the eight nominees receiving the highest number of votes will be elected. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withhold votes will not affect whether a particular nominee has received sufficient votes to be elected. Since we anticipate that the election will be contested, we do not expect that our director resignation policy will apply. Under such policy, any nominee for director who, in an uncontested election, fails to receive more votes “for” his or her election than “withheld” must promptly tender his or her resignation for consideration by the corporate governance & nominating committee and subsequently by the Board. Our director resignation policy is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html.

As described in detail below, our nominees have considerable professional and business experience, including service on other public company boards and/or as public company executives in the software and/or security industries as well as experience in subject areas such as corporate governance, finance and accounting, information technology, and executive compensation, among others. The recommendation of our Board is based on its carefully considered judgment that the experience, record, and qualifications of our nominees make them well qualified to serve on our Board. The Board believes that each of the nominees listed brings strong skills and extensive experience to the Board complementing one another and giving the Board as a group the right combination of skills, including, among others, in sales and marketing, mergers and acquisitions, business and cloud transformations, cyber security, public company accounting and operations, technology leadership, and customer preferences and perspectives, to exercise its oversight responsibilities, drive the Company’s strategy, and create stockholder value.

As discussed in further detail under the “Stockholder Engagement” section of the Compensation Discussion and Analysis below, under the supervision of our Board and our compensation committee, in FYE 19, we further enhanced the stockholder engagement program that we initiated in the prior year, deepening the level of engagement we had with our stockholders on strategy, compensation, and governance related topics. We value the feedback we receive from stockholders through this process. We also continue to refresh the composition of our Board of Directors with three new directors in the last three years. We believe that these actions demonstrate our Board’s desire to maintain an open line of communication with our stockholders and to be responsive to stockholder feedback.

We have received notice pursuant to Article II of our Bylaws that Neuberger Berman Investment Advisers LLC (“Neuberger Berman”) intends to nominate three of its own nominees for election to the Board at the 2019 Annual Meeting. Neuberger Berman has indicated its intention to furnish a proxy statement to stockholders of the Company, together with a proxy card. The Board does not endorse any of the Neuberger Berman nominees and unanimously recommends that you disregard any Gold proxy card or soliciting materials that may be sent to you by Neuberger Berman. The Board unanimously recommends that you vote on the WHITE proxy card FOR the election of our nominees below.

DIRECTOR NOMINEES RECOMMENDED BY THE BOARD

Name	Age	Director Since	Position(s)

Dan Bodner	60	1994	Chairman of the Board and Chief Executive Officer
John Egan	61	2012	Lead Independent Director
Stephen Gold	60	2018	Director
Penelope Herscher	58	2017	Director
William Kurtz	62	2016	Director
Richard Nottenburg	65	2013	Director
Howard Safir	77	2002	Director
Earl Shanks	62	2012	Director

Dan Bodner serves as our Chief Executive Officer and Chairman of the Board. Mr. Bodner has served as our President and/or Chief Executive Officer and as a director since the founding of the Company in 1994 and assumed the role of Chairman of the Board in August 2017. Under his leadership and his vision of Actionable Intelligence software, we experienced rapid growth and, in 2002, with over $100 million of revenue, we completed a successful IPO. Following the IPO, we continued to expand our portfolio of Actionable Intelligence solutions for the enterprise and security markets, achieving significant scale and global presence with over $1 billion of revenue. The Board has concluded that Mr. Bodner’s position as our Chief Executive Officer, his intimate knowledge of our operations, assets, customers, growth strategies, and competitors, his knowledge of the technology, software, and security industries, and his extensive management experience give him the qualifications and skills to serve as a director and our chairman.

John Egan has served as a director since August 2012, and as Lead Independent Director since August 2017. Mr. Egan is a founding managing partner of Egan-Managed Capital and has served as a managing partner of Carruth Associates, a financial services firm, since 1998. From 1986 to 1997, Mr. Egan held various executive roles at EMC Corporation, including serving as executive vice president of operations, executive vice president of products and offerings, and executive vice president of sales and marketing. Mr. Egan has served as a director of NetScout since 2001, where he is currently lead director, a member of the audit committee, a member of the finance committee and chairman of the nominating and governance committee, and Progress Software Corporation since 2011, where he is currently the non-executive chairman of the board and a member of the audit committee. Previously, he was a director of EMC Corporation and VMWare, prior to EMC being acquired by Dell in 2016. The Board has concluded that Mr. Egan’s financial and business expertise, including a diversified background of managing and serving as a director of several public technology companies and expertise in mergers and acquisitions, gives him the qualifications and skills to serve as a director.

Stephen Gold has served as a director since August 2018. Mr. Gold has served as Chief Technology Officer and Digital Operations Officer for Hudson’s Bay Company since May 2018 and previously served as Chief Information Officer of CVS Health Corporation from July 2012 to December 2017. In addition to his extensive management experience, Mr. Gold has served since September 2017 as a director and member of the Governance and the Technology and Operations Committees of World Fuel Service Corporation. The Board has concluded that Mr. Gold’s management experience, including serving as Chief Information Officer for both public and private companies and his experience with data analytics and the cloud, gives him the qualification and skills to serve as director.

Penelope Herscher has served as a director since April 2017. She has over 15 years of experience as a high-tech CEO and over 10 years serving on public company boards. She currently sits on the board of Lumentum Operations LLC, where she is chair of the compensation committee and a member of the governance committee, PROS Holdings, Inc., a cloud software provider, and Faurecia, an automotive supplier of cockpits and technology. Previously she served as a director of Rambus Inc., where she was the chair of the compensation committee from July 2006 to July 2017.

From 2015 until 2017, Ms. Herscher served as the executive chairman at FirstRain, Inc., a privately held company in the unstructured data analytics space, where she was President & CEO until 2015. Prior to FirstRain, Ms. Herscher held senior executive positions at a number of software and technology companies, including Cadence Design Systems, Inc. and Simplex Solutions, Inc. The Board has concluded that Ms. Herscher’s financial and business expertise, including her diversified background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give her the qualifications and skills to serve as a director.

William Kurtz has served as a director since September 2016. Until his retirement in January 2019, Mr. Kurtz served as Executive Vice President and Chief Commercial Officer of Bloom Energy Corporation (“Bloom”) where he held such position beginning in 2015, and served prior to that, as the company’s CFO and CCO beginning in 2008. Mr. Kurtz currently serves as a strategic advisor to Bloom. Prior to 2008, he held CFO or other senior finance roles for Novellus Systems (now Lam Research), Engenio Information Technologies, 3PARdata (now part of Hewlett Packard Enterprise), Scient Corporation, and AT&T Corporation. Mr. Kurtz previously served as the chairman of the audit committees of Violin Memory, of PMC-Sierra (now part of Microsemi Corporation), and of Redback Networks (now part of Ericsson). The Board has concluded that Mr. Kurtz’s financial and business expertise, including his prior service as the chief financial officer of public companies and his service on the audit committees of several companies, give him the qualifications and skills to serve as a director.

Richard Nottenburg has served as a director since February 2013, having previously served as a director from July 2011 to November 2011. Dr. Nottenburg is currently an Executive Partner at OceanSoundPartners LP, a private equity firm, and an investor in various early stage technology companies. Previously, Dr. Nottenburg served as President and Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc. from 2008 through 2010. From 2004 until 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. Dr. Nottenburg is currently a member of the board of directors of Sequans Communications S.A., where he serves as a member of the compensation committee and the audit committee. He previously, served on the boards of directors of PMC-Sierra Inc., Aeroflex Holding Corp., Anaren, Inc., Comverse Technology, Inc. and Violin Memory, Inc. The Board has concluded that Dr. Nottenburg’s financial and business expertise, including his diversified background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give him the qualifications and skills to serve as a director.

Howard Safir has served as a director since 2002. Since 2010, Mr. Safir has served as Chairman and Chief Executive Officer of VRI Technologies LLC, a security consulting and law enforcement integrator. Previously, Mr. Safir served as the Chairman and Chief Executive Officer of SafirRosetti, a provider of security and investigation services and a wholly owned subsidiary of Global Options Group Inc., as well as the Vice Chairman of Global Options Group Inc. and the Chief Executive Officer of Bode Technology, another wholly owned subsidiary of Global Options Group Inc. Mr. Safir currently serves as a director of Citius, a developer of pharmaceutical products, and LexisNexis Special Services, Inc., a leading provider of information and technology solutions to governments, and previously served as a director of Implant Sciences Corporation. During his career, Mr. Safir served as the 39th Police Commissioner of the City of New York, as Associate Director for Operations, U.S. Marshals Service, and as Assistant Director of the Drug Enforcement Administration. Mr. Safir was awarded the Ellis Island Medal of Honor among other citations and awards. The Board has concluded that Mr. Safir’s extensive law enforcement background and his financial and business expertise, including a diversified background of managing and serving as a director of public technology and security-based companies and serving as a chief executive officer, give him the qualifications and skills to serve as a director.

Earl Shanks has served as a director since July 2012. Since March 2017, Mr. Shanks has served as a director of Gaming & Leisure Properties, Inc. Mr. Shanks served as the Chief Financial Officer of Essendant Inc., a leading supplier of workplace essentials, from November 2015 until May 2017. Previously, Mr. Shanks served as the Chief Financial Officer at Convergys Corporation, a global leader in relationship management solutions and a major provider of outsourced business services, and held various financial leadership roles with NCR Corporation, ultimately serving as the Chief Financial Officer. The Board has concluded that Mr. Shanks’ financial and business expertise, including his deep financial expertise serving as a chief financial officer of a public company, give him the qualifications and skills to serve as a director.

In addition to the information above, Appendix A sets forth information relating to our directors, nominees for directors, and certain of our officers and employees who may be considered “participants” in our solicitation under the applicable SEC rules by reason of their position as directors, nominees for directors, officers, or employees of the Company or because they may be soliciting proxies on our behalf.

Your vote is important regardless of the number of shares you own. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” OUR EIGHT DIRECTOR NOMINEES ON THE WHITE PROXY CARD. The Board of Directors does not endorse any of the Neuberger Berman nominees and urges you NOT to sign or return any Gold proxy card sent to you by Neuberger Berman.

For stockholders of record, if no voting specification is made on a properly returned or voted WHITE proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The audit committee has appointed Deloitte & Touche LLP to act as Verint’s independent registered public accountants for the year ending January 31, 2020. The audit committee has directed that such appointment be submitted to our stockholders for ratification at the 2019 Annual Meeting. Deloitte & Touche LLP was Verint’s independent registered public accountants for the year ended January 31, 2019.

Stockholder ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants is not required. The audit committee, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate governance. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain Deloitte & Touche LLP or to appoint another firm. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different accounting firm at any time during the year ending January 31, 2020, if the audit committee determines that such a change would be in our best interests and in the best interests of our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the 2019 Annual Meeting and will have an opportunity to make a statement, if they so desire. They will also be available to respond to appropriate questions.

The proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2020 requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. For the 2019 Annual Meeting, with respect to any account to which they have forwarded Neuberger Berman’s proxy materials, banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against the proposal.

For stockholders of record, if no voting specification is made on a properly returned or voted WHITE proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF

THE NAMED EXECUTIVE OFFICERS

Our stockholders are being asked to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as described in this proxy statement. The Board has adopted a policy of providing for annual advisory votes from stockholders on executive compensation. As a result, the next say-on-pay vote (after the 2019 Annual Meeting) will be at the 2020 annual meeting of stockholders.

•

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to the named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

•

Although this say-on-pay vote is an advisory vote only and is not binding on Verint, the compensation committee, or the Board, the compensation committee and the Board value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

Stockholder Engagement Program

In addition to conducting annual say-on-pay votes, we regularly engage with our stockholders to solicit their feedback on executive compensation and corporate governance matters. Over the past two years, we have significantly enhanced our stockholder engagement program, reaching out to a large number and percentage in interest of our stockholders, with the direct participation of our compensation committee chairman.

We believe that this enhanced stockholder engagement was well-received by our investors, as our stockholders approved our say-on-pay proposal at approximately 92% at our last annual meeting. We were pleased with this significantly improved level of support (following a disappointing level of support in the prior two years). Notwithstanding this greatly improved level of support, in FYE 19, we further enhanced our stockholder engagement program, deepening the level of engagement we had with our stockholders on strategy, compensation, and governance related topics.

A majority of the investors we reached out to as part of this process told us that they were satisfied with our executive compensation program, did not have concerns they wished to share with us, and declined our invitation to speak with us in further detail. None of the stockholders we spoke to or communicated with indicated that they had significant issues with our executive compensation program and none suggested reducing the compensation of our CEO or any of our other officers.

We value all stockholder feedback we receive, and the compensation committee discusses and considers all such feedback even where only suggested by a single investor. In response to the feedback we have received from our stockholders over the last several years, we have made a number of key modifications to our executive compensation program for FYE 19 (and beyond), and have refreshed the composition of our Board with three new directors in the last three years. We also discussed and carefully evaluated additional stockholder feedback received in preparation for the FYE 20 compensation season.

Key changes made to our executive compensation program for FYE 19 (and beyond) based on feedback received from our stockholder engagement program and the compensation committee’s annual evaluation process include:

•	Increasing the proportion of our CEO’s future annual equity awards that are performance-based from 50% to 60%.

•

Capping the maximum payout for the relative total stockholder return (TSR) component of our officer performance equity awards granted in 2018 and beyond at 100% if absolute TSR over the performance period is negative (even if relative TSR is strong).

•

Eliminating the management by objective (MBO) component of our officer annual bonus plans for FYE 19 and beyond to remove the more subjective elements of the program and make them 100% based on objective financial goals.

We believe that these actions demonstrate our Board’s desire to maintain an open line of communication with our stockholders and to be responsive to stockholder feedback. Please see “Stockholder Engagement” in the Compensation Discussion and Analysis below for more information on our stockholder engagement efforts and our response.

FYE 19 Performance and Pay

We were pleased to report our results for FYE 19 on our year-end conference call in March, with accelerating revenue growth and expanding margins, overachieving both our internal goals for key performance metrics and our guidance for both revenue and EPS. With the momentum we experienced throughout last year and improving visibility, we recently raised our guidance for the second time for FYE 20. We believe that our overachievement, as well as our improved guidance, reflect the successful execution of the growth strategy we started to implement approximately two years ago. This growth strategy has been focused on accelerating our pace of innovation by creating greater operational agility across Verint.

We believe that our FYE 19 executive compensation program demonstrates strong pay-for-performance alignment, with:

•	Elements of our program tied to short-term goals (annual bonuses) paying above target in FYE 19, in line with short-term performance results above target for FYE 19.

•

Elements of our program tied to longer-term goals (performance stock units) also paying above target this year, in line with achievement above target for our two-year revenue and EBITDA goals (for the two-year period ended January 31, 2019).

The compensation committee takes a long-term view in designing our executive compensation program, taking into account that the Company may experience variability in year by year performance. The compensation committee believes it is important that pay opportunities remain competitive with the peer group and the market at all times to attract and retain the talent needed to grow the Company over the long term.

Please see the Compensation Discussion and Analysis below for more information on our executive compensation program and why you should support it.

The Board strongly endorses our executive compensation program and recommends that stockholders vote “for” the following resolution:

“RESOLVED, that, on an advisory basis, the compensation paid to Verint’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”

The advisory vote regarding the compensation of the named executive officers as disclosed in this proxy statement requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.

If no voting specification is made on a properly returned or voted WHITE proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

APPROVAL OF THE VERINT SYSTEMS INC.

2019 LONG-TERM STOCK INCENTIVE PLAN

On May 9, 2017, our Board of Directors approved (subject to the approval of our stockholders) the Verint Systems Inc. Amended and Restated 2015 Long-Term Stock Incentive Plan (the “Existing Plan”). The Existing Plan is our only active long-term incentive plan. The number of shares which remain available for issuance under the Existing Plan is not sufficient to meet our compensation goals in the coming years. To ensure that we have an adequate number of shares available to properly compensate our employees, directors, and consultants, we are asking our stockholders to approve a new long-term stock incentive plan (the “New Plan”).

The principal features of the New Plan are substantially similar to the principal features of the Existing Plan. Both the Existing Plan and the New Plan provide for several different forms of awards, including, among others, stock options and restricted stock units. Under both plans, grants of restricted stock units (or other so-called “full value” awards) count against the plan’s capacity at a higher rate than grants of stock options (or similar awards). Specifically, under the Existing Plan, each full value share awarded counts as 2.47 shares against the plan’s capacity, while under the New Plan, each full value share awarded would count as 2.38 shares against the plan’s capacity. As a result, the number of shares available for issuance under the New Plan will be higher on an “option-equivalent” basis than it is on a “full value” basis, however, to date, we have only used the Existing Plan to grant full value awards. In order to provide a more complete understanding of the plans and this share request, we have provided the share numbers below on both an option-equivalent basis and a full value basis.

Summary of the capacity of the Existing Plan, the share request under the New Plan, and the resulting capacity of the New Plan

	Existing Plan			New Plan
	Starting Capacity	Available at May 7, 2019	New Request	Starting Capacity
Option-equivalent basis	8,366,309	1,177,225	9,475,000	10,652,225
Full value basis	~ 3,387,000	~ 477,000	~ 3,981,000	~ 4,458,000

The figures in the table above (1) assume that outstanding performance awards vest at the maximum level of achievement (capacity will be higher to the extent performance awards vest at lower levels), (2) exclude any shares which are recycled under the terms of the Existing Plan or the New Plan, and (3) with respect to the new share request and the New Plan, give effect to the proposed adjustment to the rate at which full value shares count against the New Plan’s limit, as described below.

If the New Plan is approved by our stockholders, no new awards will be made under the Existing Plan following the date of such approval. Although no new shares may be granted under the Existing Plan following such approval, all previously granted shares would continue to be governed by the terms of the Existing Plan.

Non-Employee Director Compensation Limit

In connection with approving of the New Plan, the Board of Directors approved a proposal to include in the New Plan a limitation on the amount of compensation that can be paid to any non-employee director in respect of any single fiscal year. If the New Plan is approved, the maximum total compensation (including awards under the New Plan, determined based on the fair market value of such awards as of the grant date, as well as any retainer fees) paid to any non-employee director in respect of any single fiscal year would be limited to $850,000 (the “Non-Employee Director Compensation Limit”). This limitation is not intended to serve as an increase to the amount of annual compensation that we currently pay our non-employee directors, and no changes were made to our existing non-employee director compensation arrangements in connection with approving the Non-Employee Director Compensation Limit; rather, this action was approved for the purpose of proposing a stockholder-approved limit on the amount of compensation the Board of Directors can pay its non-employee members in respect of any single fiscal year.

In connection with approving the New Plan, stockholders are being asked to ratify the Non-Employee Director Compensation Limit. By voting “FOR” approval of the New Plan, you will be deemed to have also ratified the Non-Employee Director Compensation Limit.

Additional Equity Plan Information as of May 7, 2019

As of May 7, 2019:

•      There were a total of 65,773,328 shares of our common stock issued and outstanding.

•      There were a total of 1,362 stock options outstanding, with an average exercise price of $8.73 and an average remaining term of one year.

•      There were a total of:

•	4,223,335 restricted stock units outstanding. This figure includes 514,385 performance based restricted stock units, at maximum achievement.

•	1,177,225 shares available for future award under the Existing Plan on an option-equivalent basis, or 476,609 shares on a full value basis, at maximum achievement.

•	If the New Plan is approved by our stockholders, no new awards will be made under the Existing Plan following the date of such approval.

•      “Burn rate” measures the number of full value basis shares under outstanding equity awards granted during a given year (disregarding cancellations), as a percentage of basic weighted-average common stock outstanding for that fiscal year. Over the past three years, our burn rate was 3.3%, 3.2%, and 3.0% (for the years ended January 31, 2017, 2018 and 2019, respectively), with a three-year average of 3.2% on a full value basis (we have only awarded full value shares during these periods). Our three-year average burn rate would have been 7.8% on an ISS option-equivalent basis, which is below the ISS three-year average cap of approximately 9.35% for our industry. All of these figures regarding our utilization reflect awards at maximum achievement.

•      “Overhang” measures the total number of full value basis shares under all outstanding equity awards (i.e., share awards granted, less share award cancellations), as a percentage of basic weighted-average common stock outstanding as of the measurement date. Over the past three years, our average annual overhang was 6.8%, 6.3%, and 6.5% (based on awards outstanding as of May 7, 2017, 2018, and 2019 and weighted-average common stock outstanding as of the quarter ended April 30, 2017, 2018, and 2019, respectively). All of these figures reflect awards at maximum achievement.

•      “Dilution” measures the total number of full value basis shares under all outstanding equity awards, plus the number of full value basis shares authorized for future plan awards (the “total actual and potential awards”) divided by the sum of the total actual and potential awards, plus the basic weighted-average common stock outstanding as of the measurement date. Over the past three years, our dilution was 7.0% (excluding share capacity under an acquired company equity plan that was subject to restrictions on grant under applicable NASDAQ rules), 8.9%, and 6.7% (based on awards outstanding and available plan capacity as of May 7, 2017, 2018, and 2019 and weighted-average common stock outstanding as of the quarter ended April 30, 2017, 2018, and 2019, respectively). If the New Plan is approved by our stockholders at the annual meeting, our dilution would be 11.7%, based on the basic weighted-average common stock outstanding as of the quarter ended April 30, 2019. All of these figures reflect awards at maximum achievement.

Reasons Why You Should Vote for Proposal 4

We believe our future success depends on our ability to attract, motivate, and retain high quality employees, directors, and consultants, and that the ability to continue to provide stock-based awards is critical to achieving this success as we compete for talent in an industry in which equity compensation is market practice and is expected by many existing personnel and candidates.

Moreover, we believe that equity compensation motivates employees to create stockholder value because the value employees realize from equity compensation is based on the performance of our stock. Equity compensation also aligns the goals and objectives of our employees with the interests of our stockholders and promotes a focus on long-term value creation.

If the New Plan is not approved, we expect that we would exhaust the remaining available shares under the Existing Plan in less than a year. We believe we would be at a severe competitive disadvantage if we cannot use stock-based awards to recruit and compensate our personnel. This would reduce the alignment between our employees and our stockholders, increase our cash compensation expense, and utilize cash that could otherwise be used to grow our business, make acquisitions, repay debt, or for other corporate purposes.

As a result of the foregoing, we believe it is in our best interest and the best interest of our stockholders to adopt the New Plan to provide for additional capacity for awards to current and future employees, directors, and consultants. Our equity compensation practices are benchmarked against market practices and we believe our historical share usage has reflected this. As noted above, as of May 7, 2019, we had 65,773,328 common shares outstanding. During the last three years, we have granted an average of approximately 1.8 million full value shares per year in our equity compensation programs, plus the reservation of an average of approximately 212,000 shares per year in the event performance equity goals are overachieved at maximum levels. During the last three years, we have issued, net of forfeitures, an average of approximately 1.5 million shares per year under our equity compensation program. All of these awards have been in the form of time or performance-based restricted stock units, which count against the Existing Plan capacity at a rate of 2.47 shares each, and would count against the New Plan capacity at a rate of 2.38 shares each. Assuming future annual share utilization remains at these levels, the 10,652,225 option-equivalent shares (or approximately 4,458,000 full value shares) that would be available under the New Plan after its approval would last for approximately 2.7 years assuming maximum levels of achievement (relative to the settlement of new and outstanding awards) or approximately 3.4 years assuming target levels of achievement (relative to both the starting capacity of the New Plan as well as the settlement of new and outstanding awards), in each case, net of forfeitures.

Plan Highlights

Below are select highlights from the New Plan that we feel reflect our commitment to adhering to the best practices set forth by industry standards. We ask that you consider these highlights when casting your vote on Proposal 4.

•      Reasonable Plan Limits. Subject to adjustment as described in the New Plan, total awards under the New Plan are limited to the sum of (i) 9,475,000 on an option-equivalent basis, plus (ii) the number of shares available for issuance under the Existing Plan on the date the stockholders approve the New Plan, plus (iii) the number of shares that become available for issuance under Section 4(a)(ii) of the Existing Plan or the New Plan. These shares may be shares of original issuance or treasury shares or a combination of the foregoing. The New Plan also provides that, subject to adjustment as described in the New Plan:

•	no participant will be granted awards under the New Plan for more than 2,000,000 shares of common stock during any one fiscal year; and

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no non-employee member of our Board of Directors will be paid compensation (including awards under the New Plan, determined based on the fair market value of such awards as of the grant date, as well as any retainer fees) totaling more than $850,000 in respect of any single fiscal year (the “Non-Employee Director Compensation Limit”).

•      Double-Trigger Vesting. The New Plan contains a so-called “double-trigger” vesting provision, which generally provides that outstanding awards will not be accelerated upon a change in control of us if (i) an acquiror replaces or substitutes outstanding awards in accordance with the requirements of the New Plan and (ii) a participant holding the replacement or substitute award is not involuntarily terminated within two years following the change in control.

•      Independent Plan Administrator. The compensation committee, which is composed of independent directors, administers the New Plan, and retains full discretion to determine the number and amount of awards to be granted under the New Plan, subject to the terms of the New Plan.

•      Full Value Awards Weighted More Heavily. The settlement of one share pursuant to a full value award is deemed to reduce the authorized share pool under the New Plan by 2.38 shares.

•      No Discounted Stock Options. The New Plan requires that the exercise price for newly-issued stock options (other than substitute awards) may not be less than the fair market value per share on the date of grant.

•      Prohibition of Dividends or Dividend Equivalents on Unvested Awards. The New Plan prohibits the current payment of dividends or dividend equivalents with respect to shares underlying awards prior to the vesting of such awards. Any such dividends or dividend equivalents will be deferred until, and contingent upon, vesting of the underlying award.

•      Stockholder Approval of Material Amendments. The New Plan requires us to seek stockholder approval for any material amendments to the New Plan, such as materially increasing benefits accrued to participants, materially increasing the number of shares available, and increasing the Non-Employee Director Compensation Limit.

•      Prohibition on Repricing. The New Plan prohibits the repricing of outstanding stock options without stockholder approval (outside of certain corporate transactions or adjustments specified in the New Plan). Similarly, the New Plan does not provide for the repricing of stock appreciation rights.

•      No Transfers of Awards for Value. The New Plan requires that no awards granted under the New Plan may be transferred for value, subject to exceptions for certain familial transfers.

•      Our Response to Detrimental Activity by Participants. The New Plan allows for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award if a participant engages in activity detrimental to our company, whether discovered before or after the employment service period.

Summary of the New Plan

Set forth below is a summary of the principal features of the New Plan. The principal features of the New Plan are substantially similar to the principal features of the Existing Plan. This summary is not intended to be exhaustive and is qualified in its entirety by reference to the terms of the New Plan, a copy of which is included in this proxy statement as Appendix B.

Purpose

The purpose of the New Plan is to attract and retain employees, directors, and consultants of the Company and its subsidiaries and to motivate such individuals, provide them with incentives and enable them to participate in our growth and success.

The New Plan authorizes our Board of Directors to provide equity-based compensation in the form of (1) stock options, including incentive stock options (“ISOs”) entitling the participant to favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (2) stock appreciation rights (“SARs”), (3) restricted stock, (4) restricted stock units (“RSUs”), (5) performance awards and (6) other stock-based awards (“Other Stock-Based Awards”). Each type of award is described below under “Types of Awards Under the New Plan.”

Awards under the New Plan that are not immediately vested and delivered as of the grant date will be evidenced by an award agreement setting forth the award’s terms and conditions.

The New Plan is designed to comply with the requirements of applicable federal and state securities laws and the Code. Historically, we have structured our incentive compensation plans with the intent that certain awards made thereunder qualify as “performance-based compensation” in an effort to exempt such compensation from the deduction limitation under Section 162(m) of the Code (“Section 162(m)”). Section 162(m) generally imposes a $1 million deduction limitation on the amount of compensation paid to certain of a company’s executive officers in a given tax year. An exception to this deduction limitation was available with respect to compensation that qualified as “performance-based compensation” under Section 162(m), which required compliance with certain requirements set forth in Section 162(m) and the applicable regulations. As a result of new tax legislation that went into effect on December 22, 2017 (the “The Tax Cuts and Jobs Act of 2017” or “TCJA”), this exception for performance-based compensation will not be available for taxable years beginning after December 31, 2017, unless such compensation qualifies for certain transitionary relief contemplated in the new tax legislation. Therefore, compensation paid under the New Plan to individuals who are “covered employees” under Section 162(m) that exceeds the deduction limitation for a given tax year is not expected to be deductible by us. For taxable years beginning January 1, 2018, “covered employees” now includes the Company’s chief financial officer, as well as any individual who was a “covered employee” during any taxable year beginning on or after January 1, 2017.

Shares Available Under the New Plan

Subject to adjustment as provided in the New Plan, following the approval of the New Plan, the number of our shares of common stock that may be issued or transferred (1) upon the exercise of stock options or SARs, (2) in payment of restricted stock and released from substantial risks of forfeiture thereof, (3) in payment of RSUs, (4) in payment of performance awards that have been earned, or (5) as Other Stock-Based Awards, will not exceed the sum of (i) 9,475,000 on an option-equivalent basis, plus (ii) the number of shares available for issuance under the Existing Plan on the date the stockholders approve the New Plan, plus (iii) the number of shares that become available for issuance under Section 4(a)(ii) of the Existing Plan or the New Plan. Further, awards to non-employee directors will be subject to the Non-Employee Director Compensation Limit.

Each stock option or stock-settled stock appreciation right granted under the New Plan would reduce the available plan capacity by one share and each other award denominated in shares that is granted under the New Plan would reduce the available plan capacity by 2.38 shares.

For the avoidance of doubt, all awards granted prior to the date of stockholder approval of the New Plan, under our current or historical equity incentive plans, will be settled under the applicable plan, and such settlement will not reduce the aggregate number of shares of common stock available for issuance or transfer under the New Plan. Shares issued or transferred under the New Plan may be shares of original issuance or treasury shares or a combination of both.

If any shares of common stock covered by any awards granted under the New Plan are forfeited, cancelled or exchanged or if an award terminates or expires without a distribution of shares of common stock to the participant, those shares will again be available for awards under the New Plan. If two awards are granted together in tandem, the shares underlying any portion of the tandem award which is not exercised or otherwise settled in shares will again be available for awards under the New Plan. Any shares of common stock covered by an award that is settled in cash will again be available for awards under the New Plan. In addition, if a participant elects to give up the right to receive cash compensation in exchange for shares of common stock based on fair market value, the shares will not count against the aggregate limit described above. Notwithstanding the foregoing, any shares that (1) are tendered to or withheld by the Company to satisfy payment or applicable tax withholding requirements in connection with the vesting or delivery of an award, (2) are withheld by the Company upon exercise of a stock option pursuant to a “net exercise” arrangement, or (3) underlie a SAR that is settled in shares, will not again be available for awards under the New Plan. In addition, shares that are purchased by the Company in the open market pursuant to any repurchase plan or program, whether using stock option proceeds or otherwise, will not be made available for grants of awards under the New Plan, nor will such number of purchased shares be added to the limit on the number of shares available for issuance under the New Plan.

In the event that an entity acquired by us or with which we combine has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition, merger or other combination, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards under the New Plan made after such acquisition or merger; provided, however, that awards using such acquired available shares may not be made after the deadline for new awards or grants under the terms of the acquired company’s equity incentive plan, and may only be made to individuals who were not employees or directors of us or any of our subsidiaries prior to such acquisition, merger or other combination.

Subject to adjustment as provided in the New Plan, the aggregate number of shares of common stock for which ISOs may be granted will not exceed 5,000,000 of the shares of common stock reserved for purposes of the New Plan. No participant will be granted awards for more than 2,000,000 shares of common stock during any fiscal year. Further, no non-employee member of our Board of Directors will be paid compensation (including awards under the New Plan, determined based on the fair market value of such awards as of the grant date, as well as any retainer fees) totaling more than $850,000 in respect of any single fiscal year.

No Repricing

Repricing of options and SARs or cash payments for the cancellation of “underwater” options or SARs are prohibited without stockholder approval under the New Plan (outside of certain corporate transactions or adjustments specified in the New Plan).

Eligibility

Any employee of, or consultant to, us or any of our subsidiaries (including any prospective employee) and non-employee directors of our Board of Directors or the board of directors of any of our subsidiaries may be selected to participate in the New Plan. In addition, employees and consultants of our affiliates may be eligible to receive cash-settled performance awards and cash-settled RSUs under the New Plan. The compensation committee, as designated by our Board of Directors in accordance with the New Plan (the “Committee”), determines which persons will receive awards and the number of shares of common stock subject to such awards. All of our approximately 6,100 personnel, including consultants as well as our four executive officers and our seven non-employee directors, are eligible to participate in the New Plan.

Administration

The New Plan will be administered by the Committee. The Committee must be composed of at least two directors, each of whom is required to be a “non-employee director” (within the meaning of Rule 16b-3) and, if determined by the Board of Directors to be applicable, an “outside director” (within the meaning of Section 162(m) of the Code). In the absence of such a designated committee, our Board of Directors serves as the Committee. The Committee is authorized to interpret the New Plan and related agreements and other documents.

Types of Awards Under the New Plan

Stock Options. Stock options may be granted that entitle the participant to purchase shares of common stock at a price not less than fair market value per share at the date of grant. The exercise price is payable (1) in cash, check, or wire transfer at the time of exercise, (2) subject to the Company’s consent, by the transfer to us of shares of common stock owned by the participant having a value at the time of exercise equal to the total stock option exercise price (the shares must have been owned by the participant for at least 6 months), (3) subject to rules established by the Committee, through delivery of irrevocable instructions to a broker to sell the shares otherwise deliverable upon exercise of the stock option and to deliver to us an amount equal to the aggregate exercise price, (4) subject to any limitations, established by the Committee, through the Company’s withholding of shares otherwise issuable upon exercise of an option pursuant to a “net exercise” arrangement, (5) by a combination of the foregoing, or (6) by other methods approved by the Committee.

No stock option may be exercisable more than 10 years from the date of grant. Each grant will specify the period of continuous service with us or any of our subsidiaries that is necessary before the stock options will become exercisable. Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the New Plan, as the Committee may approve.

SARs. A SAR is a right to receive from us an amount equal to the spread between the grant price of the SAR and the value of our shares of common stock on the date of exercise. The Committee has the right to determine whether the amount payable on exercise of a SAR may be paid by us in cash, in shares of common stock, or in any combination thereof. SARs may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. If a SAR is granted in tandem with another award, it may be granted before, at the same time as the other award or at a later time. No SAR may be exercisable more than 10 years from the date of grant.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the New Plan, as the Committee may approve.

Restricted Stock. A grant of restricted stock involves the immediate transfer by us to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services. The Committee will determine the participants to whom shares of restricted stock will be granted, the number of shares of restricted stock to be granted to each participant, the duration of the period during which, and any conditions under which, the restricted stock may be forfeited to us, and the other terms and conditions of such awards. Shares of restricted stock may not be sold, assigned, transferred, pledged, or otherwise encumbered, except as provided in the award agreement. Upon lapse of the applicable restrictions, we will either deliver the certificates to the participant or the participant’s legal representative, or our transfer agent will remove the restrictions relating to the transfer of such shares. No dividends will be paid on any shares of restricted stock prior to the vesting of the restricted stock, and will be subject to the same vesting conditions as the underlying share of restricted stock to which such dividend relates.

Grants of restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the New Plan, as the Committee may approve.

RSUs. A grant of RSUs constitutes an agreement by us to deliver shares of common stock to the participant in the future in consideration of the performance of services. The Committee will determine the participants to whom RSUs will be granted, the number of RSUs to be granted to each participant, the duration of the period during which, and any conditions under which the RSUs may be forfeited to us, and the other terms and conditions of such awards. RSUs may not be sold, assigned, transferred, pledged, or otherwise encumbered. No dividend equivalents will be paid on any RSUs prior to the vesting of the RSUs, and will be subject to the same vesting conditions as the underlying RSUs to which such dividend equivalent relates.

Each RSU will have a value equal to the fair market value of a share (as determined in accordance with the New Plan). RSUs will be paid in cash, shares of common stock, other securities, or other property, as determined in the sole discretion of the Committee, upon the lapse of the applicable restrictions, or otherwise in accordance with the applicable award agreement.

RSU grants will be evidenced by an award agreement containing such terms and provisions, consistent with the New Plan, as the Committee may approve.

Performance Awards. The Committee has the authority under the New Plan to grant performance awards. These awards consist of a right which is (i) denominated in cash or shares of common stock, (ii) valued, as determined by the Committee, in accordance with the achievement of performance goals during Performance Periods established by the Committee, and (iii) payable at such time and in such form as determined by the Committee. Each performance award will be subject to one or more specified performance goals that must be met within a specified period determined by the Committee (the “Performance Period”) to earn the performance award. The Committee will determine the amount of any performance award, the length of any Performance Period, and the amount and kind of any payment or transfer to be made pursuant to any performance award. To the extent earned, the performance awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the applicable award agreement.

Performance awards will be evidenced by an award agreement containing such terms and provisions, consistent with the New Plan, as the Committee may approve.

Other Awards. The Committee may grant to a participant an Other Stock-Based Award, which will consist of rights other than those awards described above and which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, our shares of common stock (including securities convertible into shares). These awards must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 as promulgated and interpreted by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other applicable laws. The Committee will determine the terms and conditions of these awards, including the price, if any, at which shares of common stock may be purchased pursuant to any Other Stock-Based Award granted under the New Plan.

Other Stock-Based Awards will be evidenced by an award agreement containing such terms and provisions, consistent with the New Plan, as the Committee may approve.

Performance Criteria. The performance criteria that the Committee selects for purposes of establishing performance goal(s) applicable to performance-based awards under the New Plan may be based on the attainment of specific levels of performance by us (or one of our subsidiaries, divisions, or operational units) in respect of any of the following metrics, in addition to any other factors or metrics determined by the Committee, whether determined on a GAAP or non-GAAP basis: revenue, operating income, contribution, day sales outstanding, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns (on an absolute or relative basis), profit margin, operating margin, contribution margin, earnings per share, net earnings, operating earnings, free cash flow, cash flow from operations, earnings before interest, taxes, depreciation and amortization (EBITDA), including adjusted EBITDA, number of customers, operating expenses, capital expenses, customer acquisition costs, share price, sales, bookings, or market share.

The Committee is authorized, in its sole discretion, to adjust or modify the calculation of a performance goal in order to prevent the dilution or enlargement of the rights of participants, including, without limitation (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company; or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

Dividends

No dividends or dividend equivalents will be paid on any award made under the New Plan prior to the vesting of such award. In the sole discretion of the Committee, a restricted stock award, RSU award, performance award, or an Other Stock-Based Award may provide the participant with dividends or dividend equivalents, payable in cash, shares of common stock, other securities, or other property on a deferred basis; provided that such dividends or dividend equivalents will be subject to the same vesting conditions as the award to which such dividends or dividend equivalents relate.

Amendments

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the New Plan without further approval by our stockholders, except where (i) the amendment would materially increase the benefits accruing to participants under the New Plan, (ii) the amendment would materially increase the number of securities which may be issued under the New Plan, (iii) the amendment would materially modify the requirements for participation in the New Plan, (iv) the amendment would increase the Non-Employee Director Compensation Limit or (v) stockholder approval is required by applicable law or NASDAQ Stock Market LLC rules and regulations. If any amendment, alteration, suspension, discontinuance, or termination of the New Plan would impair the rights of any participant, holder, or beneficiary of a previously granted award, the amendment, alteration, suspension, discontinuance, or termination will not be effective with respect to such person without the written consent of the affected participant, holder, or beneficiary.

Change in Control

In the event of a “change in control” (as defined in the New Plan), to the extent outstanding awards under the New Plan are not assumed, converted or replaced, all outstanding awards then held by a participant which are nonexercisable or otherwise unvested will automatically become fully exercisable or otherwise vested, as the case may be, and any specified performance goals will be deemed to be satisfied at target, immediately prior to the consummation of such change in control, unless the applicable award agreement provides to the contrary.

To the extent outstanding awards are assumed, converted or replaced in the event of a change in control, (i) any outstanding awards that are subject to performance goals will be assumed, converted, or replaced by the resulting or continuing entity as if target performance had been achieved as of the date of the change in control, and such awards will continue to remain subject to the time-based service requirements applicable to such awards, if any, during the remaining period set forth in the award agreement and (ii) all other awards will continue to vest (and/or the restrictions thereon will continue to lapse) during the remaining period set forth in the applicable award agreement.

To the extent outstanding awards are assumed, converted, or replaced in the event of a change in control, if a participant’s employment or service with us or a subsidiary is terminated without cause or a participant terminates his or her employment or service with us or a subsidiary for good reason during the two year period following a change in control, all outstanding awards held by the participant that may be exercised will become fully exercisable and all restrictions will lapse and the awards will become vested and non-forfeitable.

Detrimental Activity and Clawback

The Committee may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions as may be determined by the Committee from time to time, if a participant, during his or her employment or other service with us or a subsidiary engages in activity detrimental to the Company, whether discovered before or after the employment or service period. In addition, the Committee may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act, as amended, or any applicable rules or regulations of the SEC or any national securities exchange or national securities association on which our common stock may be traded.

Transferability

Each award under the New Plan, and each right under any award, will be exercisable during the participant’s lifetime only by the participant or by the participant’s guardian or legal representative. No award may be transferred except by will or by the laws of descent and distribution, except that the Committee may in the applicable award agreement or in an amendment to the award agreement provide that certain vested stock option awards may be transferred by the participant without consideration to certain family members, to certain trusts, or to specified types of partnerships, corporations, or limited liability companies on notice to and consent of the Committee. The participant remains liable for any withholding taxes required to be withheld upon the exercise of such stock option by the permitted transferee.

Adjustments

In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, shares of common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of common stock or our other securities, issuance of warrants or other rights to purchase shares of common stock or our other securities, or other corporate transaction or event affects the shares of common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the New Plan, then the Committee is authorized to equitably adjust any or all of (i) the number of our shares of common stock or other securities (or number and kind of other securities or property) with respect to which awards may be granted, including any appropriate adjustments to the individual limitations applicable to awards set forth in the New Plan, (ii) the number of our shares of common stock or other securities (or number and kind of other securities or property) subject to outstanding awards, and (iii) the grant or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award, which, in the case of stock options and SARs will equal the excess, if any, of the fair market value of the share subject to each such stock option or SAR over the per share exercise price or grant price of such stock option or SAR.

The Committee is also authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in the previous paragraph) affecting us, any of our subsidiaries, our financial statements or those of any of our subsidiaries, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the New Plan.

Withholding Taxes

To the extent that we are required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the New Plan, and subject to Section 409A of the Code, we have the right to withhold from any award or from any compensation or other amount owing to a participant the amount (in cash, shares of common stock, other securities, other awards under the New Plan or other property) of applicable withholding taxes and to take other action as may be necessary to satisfy all obligations for payment of such taxes. Subject to the foregoing, and contingent upon the Company’s consent, a participant may satisfy the withholding liability by delivering shares of common stock owned by the participant (which are not subject to any pledge or other security interest and which have been held by the participant for at least six months) with a fair market value equal to the withholding liability or have us withhold from the shares of common stock otherwise deliverable pursuant to an award, a number of shares of common stock equal to the withholding liability, or by such other methods as may be approved by the Committee, including through a “broker-assisted” cashless exercise.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the New Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The New Plan and any grants made under the New Plan will be administered in a manner consistent with this intent.

Termination

No grant will be made under the New Plan more than 10 years after the date on which the New Plan is first approved by our stockholders, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the New Plan.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the New Plan based on federal income tax laws in effect on January 1, 2019. This summary is not intended to be complete and does not describe state or local tax consequences. It is not intended to be tax guidance to participants in the New Plan.

Tax Consequences to Participants

Non-qualified Stock Options. In general, (1) no income will be recognized by a participant at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the participant in an amount equal to the difference between the exercise price paid for the shares of common stock and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares of common stock acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by a participant upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of common stock are issued to the participant pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the participant as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above (i.e. disqualifying disposition), the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an award of RSUs generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares (or other property in respect of the RSUs) are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Awards. No income generally will be recognized upon the grant of performance awards. Upon payment or transfer made under the terms of a performance award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of any cash received and the fair market value of any unrestricted shares of common stock received.

Other Stock-Based Awards. No income generally will be recognized upon the grant of Other Stock-Based Awards. Upon payment of Other Stock-Based Awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and/or the fair market value of any unrestricted shares of common stock received.

Tax Consequences to the Company or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services may be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Prior to its amendment by the TCJA, there was an exception to the $1 million deduction limitation under Section 162(m) for performance-based compensation if certain requirements set forth in Section 162(m) and the applicable regulations were met. The TCJA generally amended Section 162(m) to eliminate this exception for performance-based compensation, effective for taxable years following December 31, 2017. Therefore, compensation paid under the New Plan to individuals who are “covered employees” under Section 162(m) that exceeds $1 million for a given tax year will not be deductible by us. For taxable years beginning January 1, 2018, “covered employees” now includes (i) the Company’s chief executive officer and chief financial officer, (ii) its three next highest paid officers for the taxable year, and (iii) any individuals who were “covered employees” during any taxable year beginning on or after January 1, 2017.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the shares of common stock under the New Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the New Plan by our stockholders.

New Plan Benefits

Because awards to be granted in the future under the New Plan are at the discretion of the Committee, it is not possible to determine the exact benefits or amounts to be received under the New Plan by our directors, employees (including executive officers), or consultants. All of our executive officers and directors are eligible to participate in the New Plan and thus have a personal interest in the approval of the New Plan.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of May 7, 2019, assuming maximum levels of achievement for outstanding performance awards:

	(a)		(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by security holders	4,224,697	(2)	$8.73	1,177,225	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	4,224,697		$8.73	1,177,225

(1) The weighted-average exercise price relates to outstanding stock options only (as of the applicable date). Other outstanding awards carry no exercise price and are therefore excluded from the weighted-average exercise price.

(2) Consists of 1,362 stock options and 4,223,335 restricted stock units.

(3) Consists of shares that may be issued pursuant to future awards under the Existing Plan. The Existing Plan uses a fungible ratio such that each option or stock-settled stock appreciation right granted under the Existing Plan will reduce the plan capacity by one share and each other award denominated in shares that is granted under the Existing Plan will reduce the available capacity by 2.47 shares.

The following table sets forth certain information regarding our equity compensation plans as of January 31, 2019, assuming maximum levels of achievement for outstanding performance awards:

	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by security holders	3,259,310	(2)	$8.73	4,660,265	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	3,259,310		$8.73	4,660,265

(1) The weighted-average exercise price relates to outstanding stock options only (as of the applicable date). Other outstanding awards carry no exercise price and are therefore excluded from the weighted-average exercise price.

(2) Consists of 1,362 stock options and 3,257,948 restricted stock units.

(3) Consists of shares that may be issued pursuant to future awards under the Existing Plan. The Existing Plan uses a fungible ratio such that each option or stock-settled stock appreciation right granted under the Existing Plan will reduce the plan capacity by one share and each other award denominated in shares that is granted under the Existing Plan will reduce the available capacity by 2.47 shares.

The proposal for the approval of the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.

For stockholders of record, if no voting specification is made on a properly returned or voted WHITE proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 4. BY VOTING “FOR” PROPOSAL NO. 4, YOU WILL BE DEEMED TO HAVE ALSO RATIFIED THE NON-EMPLOYEE DIRECTOR COMPENSATION LIMIT.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2019 Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, the person or persons voting your shares pursuant to instructions by proxy card will be authorized to vote your shares in accordance with the policies of Verint and will use their discretion accordingly. The chairman of the 2019 Annual Meeting may refuse to allow presentation of a proposal or a nominee for the Board if the proposal or nominee was not properly submitted.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

All of our employees, including our executive officers, are required to comply with our Code of Conduct. Additionally, our Chief Executive Officer, Chief Financial Officer, and senior officers must comply with our Code of Business Conduct and Ethics for Senior Officers. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The text of the Code of Conduct and the Code of Business Conduct and Ethics for Senior Officers is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html. We intend to disclose on our website any amendment to, or waiver from, a provision of our policies as required by law.

Board Leadership Structure

Our Chief Executive Officer, Mr. Bodner has served as Chairman of the Board since August 2017. John Egan has served as our Lead Independent Director since August 2017 and in addition serves as the chairman of our corporate governance & nominating committee.

The Board believes that the stockholders’ interests are best served by this leadership structure, with Mr. Bodner setting the strategic vision and agenda for the Company as we pursue our next phase of growth, and with Mr. Egan, as Lead Independent Director, ensuring that the Board provides effective independent oversight of management.

As our founder and Chief Executive Officer, we believe Mr. Bodner is most familiar with our business and industry, having served as our principal executive for more than 20 years, and is most capable of effectively identifying and communicating our strategic priorities as well as leading the execution of our strategy. Mr. Egan has more than 15 years of public company board experience, including seven years on our Board and positions as lead director and non-executive chairman on other such boards, and brings a depth of corporate governance experience and expertise to the Lead Independent Director role. Under our corporate governance & nominating committee charter, the Lead Independent Director presides over the meetings of the independent directors, serves as a liaison between the independent directors and the Chairman of the Board, provides input to the Chairman on the schedule and agenda of Board meetings, and has the authority generally held by a lead independent director and as the Board may determine from time to time.

We believe our Chairman / Chief Executive Officer and our Lead Independent Director have a productive and effective working relationship. The Board periodically reviews its structure and processes to assess whether changes in facts and circumstances or the Company’s needs require changes to this structure or these processes.

Board Role in Risk Oversight

The Board and its committees take an active role in overseeing the assessment and management of our risks. The Board believes an effective risk management system will (1) timely identify the material risks that we face, (2) ensure communication of necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committees, (3) facilitate implementation of appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into our decision-making.

The Board and its committees regularly receive information regarding our financial position, capital structure, operations, strategy, compensation, compliance activities, and risk management from senior management. During its review of such information, the Board and its committees discuss, review, and analyze risks associated with each area, as applicable.

•

The audit committee oversees management of financial and compliance risks, including with respect to financial reporting and related information systems, credit and liquidity, legal compliance, potential conflicts of interest, and related party transactions.

•

The compensation committee discusses, reviews, and analyzes risks associated with our compensation plans and arrangements, including risks related to recruiting, retention, and attrition. See “Compensation Discussion and Analysis” for additional information.

•	The corporate governance & nominating committee oversees risks associated with our overall governance practices and the leadership structure of our Board.

The full Board is regularly informed about the activities of its committees through committee reports and other communications, as well as participation in committee meetings by non-committee member directors from time to time. The Board also oversees risk management and compliance generally, including information security and cyber security, on which it receives reports at least quarterly. Under the oversight of the Board, we have also undertaken a number of enterprise risk assessments over the years and have implemented policies, procedures, and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value. For example, we conduct a quarterly survey process which seeks to ensure that material information about our operations, finances, and compliance activities are effectively conveyed to senior management on a timely basis.

Director Independence

As required by the NASDAQ Global Select Market’s (“NASDAQ”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board evaluates the independence of its members at least annually and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of one of our directors.

After review of all relevant transactions and relationships between each director, any of their family members, Verint, our executive officers, and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our current Board is comprised of independent directors. The Board has determined that all of our directors other than Mr. Bodner are “independent” for purposes of NASDAQ’s governance listing standards (specifically, NASDAQ Listing Rule 5605(a)(2)). Mr. Bodner does not satisfy these “independence” definitions because he is an executive officer. A discussion of the independence qualifications of our Board members under applicable committee standards appears below under “—Committees of the Board of Directors”.

Board Attendance

The Board held twelve meetings during the year ended January 31, 2019. During that period, each incumbent director attended over 75% of the meetings of the Board and the committees on which he or she served that were held during his or her tenure as director. As a general matter, all directors are encouraged to attend our Annual Meeting of Stockholders. Our last Annual Meeting of Stockholders was on June 21, 2018. At that meeting, all seven directors then serving on our Board were present, either in person or telephonically. All of our Board members are expected to attend the 2019 Annual Meeting, either in person or telephonically. Our independent directors periodically hold executive sessions outside the presence of management.

Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with our Board, a Board committee, or with an individual director may do so by:

writing to us at:	emailing us at:
Verint Systems Inc. 175 Broadhollow Road Melville, New York 11747 Attention: Corporate Secretary	boardofdirectors@verint.com

Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s); however, typically, we do not forward communications from our stockholders or other parties which are of a personal nature or are not related to the duties and responsibilities of the Board, including junk mail and mass mailings, complaints by customers concerning our products or services, resumes and other forms of job inquiries, opinion surveys and polls, or business solicitations or advertisements.

Concerns relating to accounting or auditing matters or possible violations of our Code of Conduct or our Code of Business Conduct and Ethics for Senior Officers should be reported pursuant to the procedures outlined in the Code of Conduct and the Code of Business Conduct and Ethics for Senior Officers, as applicable, which are available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html.

Committees of the Board of Directors

As of the date of this proxy statement, the Board consists of eight directors and has three standing committees to assist it in carrying out its obligations: the corporate governance & nominating committee, the audit committee, and the compensation committee.

Each standing committee has adopted a formal charter that describes in detail its purpose, organizational structure, and responsibilities. Copies of the committee charters for our corporate governance & nominating committee, audit committee, and compensation committee can be found on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html. The members of the respective committees satisfy the applicable qualification requirements of the SEC, NASDAQ and the respective charter.

A description of each committee and its membership follows below.

Current Committee Membership

As of the date of this proxy statement, the membership of each of our standing committees is as follows:

Director	Corporate Governance & Nominating Committee	Audit Committee	Compensation Committee
John Egan	X (Chair)		X
Stephen Gold		X
Penelope Herscher	X
William Kurtz		X (Chair)
Richard Nottenburg			X (Chair)
Howard Safir	X	X	X
Earl Shanks		X	X

Corporate Governance & Nominating Committee

For the year ended January 31, 2019, our corporate governance & nominating committee consisted of Messrs. Egan (Chair), Safir, and Ms. Herscher. The current members of our corporate governance & nominating committee are all independent directors within the meaning of applicable NASDAQ listing standards.

The corporate governance & nominating committee met six times during the year ended January 31, 2019.

The corporate governance & nominating committee’s responsibilities are set forth in its charter and include, among other things:

•	responsibility for establishing our corporate governance guidelines;

•	overseeing the Board’s operations and effectiveness; and

•	identifying, screening, and recommending qualified candidates to serve on the Board.

The corporate governance & nominating committee makes recommendations on director nominees to the Board and will consider director candidate recommendations from a variety of sources, including director candidates suggested by existing directors and by stockholders, if properly submitted in accordance with the applicable procedures set forth in our by-laws. For a description of the process for nominating directors in accordance with our by-laws, please refer to “Stockholder Proposals for the 2020 Annual Meeting” in this proxy statement. Pursuant to our corporate governance guidelines contained within our corporate governance & nominating committee charter, the corporate governance & nominating committee will seek members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with the highest ethical character and who share the values of Verint. The assessment of director candidates includes an evaluation of an individual’s independence, as well as consideration of diversity, age, high personal and professional ethical standards, sound business judgment, personal and professional accomplishment, background, and skills in the context of the needs of the Board. In connection with its annual review of its charter, the corporate governance & nominating committee assesses the effectiveness of its selection criteria set forth in our corporate governance guidelines. The composition of the current Board reflects diversity in business and professional experience, skills, gender, and age among our directors.

Audit Committee

We have a separately designated standing audit committee as contemplated by Section 10A of the Exchange Act. For the year ended January 31, 2019, our audit committee consisted of Messrs. Kurtz (Chair), Gold (appointed on November 28, 2018), Safir, and Shanks.

The audit committee oversees the engagement of our independent registered public accounting firm, reviews our annual financial statements and the scope of annual audits, and considers matters relating to accounting policies and internal controls.

Each member of the audit committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each audit committee member meets NASDAQ’s financial sophistication requirements, and the Board has further determined that Messrs. Kurtz and Shanks are “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Stockholders should understand that this designation is an SEC disclosure requirement relating to Mr. Kurtz’s and Mr. Shanks’ experience and understanding of certain accounting and auditing matters, which the SEC has stated does not impose on the director so designated any additional duty, obligation, or liability than otherwise is imposed generally by virtue of serving on the audit committee and/or the Board.

The audit committee met four times during the year ended January 31, 2019.

The audit committee’s responsibilities are set forth in its charter and include, among other things:

•

assisting the Board in its oversight of our compliance with all applicable laws and regulations, which includes oversight of the quality and integrity of our financial reporting, internal controls, and audit functions as well as general risk oversight; and

•	direct and sole responsibility for appointing, retaining, compensating, and monitoring the performance of our independent registered public accounting firm.

A separate report of the audit committee is included in this proxy statement.

Compensation Committee

For the year ended January 31, 2019, our compensation committee consisted of Messrs. Nottenburg (Chair), Egan, Safir, and Shanks. The Board has affirmatively determined that the current members of the compensation committee are all independent directors within the meaning of applicable NASDAQ listing standards, and all of the members are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and, to the extent applicable for the year ended January 31, 2019, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

The compensation committee met six times during the year ended January 31, 2019.

The compensation committee’s responsibilities are set forth in its charter and include, among other things:

•	approving compensation arrangements for our executive officers; and

•

administering our stock incentive compensation plans and approving all grants of equity awards, except that equity grants to non-employee directors are approved by the full Board unless the Board delegates such authority to the compensation committee following its review.

The compensation committee has the authority to retain third-party consultants and independent advisors to discharge these responsibilities. Prior to retaining any such advisor, the compensation committee assesses the independence and any potential conflicts of interest of compensation advisors in accordance with applicable law and NASDAQ listing standards. Additional discussion regarding the role of third-party consultants, independent advisors, and our executive officers in determining or recommending the amount or form of executive compensation is included in the “Compensation Discussion and Analysis” section of this proxy statement.

A separate report of the compensation committee is also included in this proxy statement.

Environmental, Social, and Governance Commitment

Environmental

At Verint, we are committed to reducing our environmental footprint in all of our activities and to providing our customers with environmentally friendly solutions and services to help them reduce their environmental impact.

As part of our global sustainability strategy, we:

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Strive to minimize our dependence on non-renewable resources; for example, by reducing energy consumption in our facilities, offering downloadable software and documentation to our customers, and distributing newsletters and other materials electronically. In furtherance of this initiative, we monitor our global electricity consumption, water consumption, paper consumption, and recycling levels on a monthly basis in an effort to improve these levels from year to year and to identify and address challenges as they arise.

•

Comply with environmental regulations and accepted sustainability standards in our own operations and the solutions that we offer our customers, including RoHS, WEEE, Energy Star, and many others. We produce and package our products according to the U.S. Environmental Protection Agency’s Design for Environment concepts to reduce use of hazardous substances, power consumption, and packaging materials, and increase reuse and recycling.

•

Work to establish a global environmental management system that enables us to establish company-wide guidelines and systematically assess our performance. Verint is globally certified for the ISO 14001 Environmental Management Standard.

•	Encourage our suppliers to pursue “green” policies and comply with sustainability directives.

•	Educate our employees on environmentally sound practices and conduct special events to promote recycling.

•	Monitor our progress to promote ongoing improvement.

Social

Verint is built on five core values that shape the way we do business with our customers, our partners, and each other. They express the company we want Verint to be - from the people we hire to the way we design our products—and they guide us in the decisions we make every day:

•	The integrity to do what’s right.

•	The innovation to create leading solutions for real-world challenges.

•	The transparency that fuels mutual trust and productive, collaborative working relationships.

•	The humility to view our successes as milestones on our journey and our mistakes as opportunities for improvement.

•	A passion for making our customers and partners successful.

As part of our core values, we strive to maintain a diverse and motivated workforce and culture:

•	We encourage diversity and inclusiveness in our workforce.

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We are an Equal Opportunity Employer - we have affirmative action plans in place to help ensure that qualified applicants and employees are receiving an equal opportunity for recruitment, selection, and advancement.

•	We seek to attract talented individuals as employees and to develop them to their fullest potential.

•	We offer our employees competitive compensation and benefits packages to support our recruiting and retention goals.

We engage in a wealth of volunteer and community activities each year through our Verint Next Generation program, including participating in the following initiatives across our Americas, Europe, Israel, and APAC regions in 2018:

•	Tutoring and mentoring programs for children

•	Programs to promote opportunities for women

•	Programs to assist people with disabilities

•	Visits with sick children and the elderly, as well as preparing meals and fundraising

•	School supply drives

•	Cleaning and planting community gardens

•	Blood drives

Verint is proud to support our employees’ community service activities with programs for donating employee time to qualified children’s organizations and matching grants. The Verint Next Generation Program puts Verint’s values to work in our local communities, with the goal of affording the next generation greater opportunities and the tools for making the most of them.

Governance

•	We are firmly committed to maintaining a strong corporate governance program, which reflects best practices.

•	We endorse the concept of Board refreshment, which has resulted in three new Board members in the last three years.

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We require our employees to act responsibly in full compliance with all applicable laws and standards and to maintain the highest level of ethical conduct in their dealings with customers, suppliers, and other stakeholders.

•	We provide recurring training to our employees to support their knowledge, development, and corporate responsibility and compliance.

•

We are committed to maintaining a strong control environment and to making effective controls an integral part of our routine business practices, with checks and balances in place so that we can address many issues before they become larger problems.

•	We are committed to frequent and extensive stockholder engagement to learn what issues are important to our stockholders.

See “Corporate Governance” above and the “Compensation Discussion & Analysis” below for more information on our corporate governance programs and practices.

EXECUTIVE OFFICERS

The following table sets forth the names, ages, and positions of our executive officers as of the date of this filing:

Name	Age	Position(s)
Dan Bodner	60	Chairman of the Board and Chief Executive Officer
Douglas Robinson	63	Chief Financial Officer
Elan Moriah	56	President, Customer Engagement Solutions
Peter Fante	51	Chief Administrative Officer

Dan Bodner serves as our Chief Executive Officer and Chairman of the Board. Mr. Bodner has served as our President and/or Chief Executive Officer and as a director since the founding of the Company in 1994 and assumed the role of Chairman of the Board in August 2017.

Under his leadership and his vision of Actionable Intelligence software, we experienced rapid growth and, in 2002, with over $100 million of revenue, completed a successful IPO. Following the IPO, we continued to expand our portfolio of Actionable Intelligence solutions for the enterprise and security markets, achieving significant scale and global presence with over $1 billion of revenue.

Douglas Robinson serves as our Chief Financial Officer. Mr. Robinson has served in such capacity since December 2006. Prior to joining us, Mr. Robinson spent 17 years at CA Technologies (formerly CA, Inc. and Computer Associates International, Inc.), where he held the positions of Senior Vice President, Finance, Americas Division, Corporate Controller, Interim Chief Financial Officer, Chief Financial Officer of CA’s iCan SP subsidiary, and Senior Vice President Investor Relations, among other positions.

Elan Moriah serves as President of our Customer Engagement Solutions global business line. Mr. Moriah has served in such capacity since September 2008, having previously served as our President, Americas from May 2004 to August 2008, and as President of our Contact Center business line from 2000 to 2004. Prior to joining us, Mr. Moriah held various management positions with Motorola Inc., where he served as Business Development Manager for Europe, Middle East, and Africa, Worldwide Network Services Division and as Vice President of Marketing and Sales of a paging subsidiary. Before then, Mr. Moriah worked for Comet Software Inc., as Vice President of Marketing and Sales and as Operations Manager.

Peter Fante serves as our Chief Administrative Officer. Mr. Fante was appointed as General Counsel in September 2002 (subsequently retitled as Chief Legal Officer), as Chief Compliance Officer in September 2008, and as Chief Administrative Officer in September 2016. He previously served as our Secretary from September 2005 to January 2011. Prior to joining us, Mr. Fante was an associate at various global law firms including Morrison & Foerster LLP, Shearman & Sterling LLP, and Cadwalader, Wickersham & Taft LLP.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes in detail our named executive officer (or simply, “officer”) compensation program and how we made compensation decisions for such officers for the year ended January 31, 2019 (“FYE 19”).

Throughout this CD&A, we use certain financial performance measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). See Appendix C to this proxy statement for additional discussion of non-GAAP financial measures and a reconciliation to the most directly comparable GAAP measures.

CD&A Highlights

▶	Business Achievements

We were pleased to report our results for FYE 19 on our year-end earnings conference call in March, with accelerating revenue growth and expanding margins, overachieving both our internal goals for key performance metrics and our guidance for both revenue and EPS. With the momentum we experienced throughout last year and improving visibility, we recently raised our guidance for the second time for FYE 20. We believe that our overachievement, as well as our improved guidance, reflect the successful execution of the growth strategy we started to implement approximately two years ago. This growth strategy has been focused on accelerating our pace of innovation while simultaneously creating greater operational agility across Verint.

▶	Pay-for-Performance Design and Alignment

We believe that an executive compensation program should be measured and judged over time, and not just on a year by year basis, taking into consideration both pay opportunities and pay outcomes, and should be based on the following principles:

•	Pay opportunities should be competitive with the market to attract and retain talent.

•	Pay opportunities should be tied to performance goals that are challenging but achievable.

•	Pay outcomes should reflect the achievement of performance goals and be aligned with stockholder value creation.

The compensation committee takes a long-term view in designing our executive compensation program, taking into account that the Company may experience variability in year-by-year performance. The compensation committee believes it is important that pay opportunities remain competitive with the peer group and the market at all times to attract and retain the talent needed to grow the Company over the long term. The compensation committee took these considerations into account in the design of pay opportunities for FYE 19. Please see also “Difference Between Pay Opportunities and Pay Outcomes” below for a further discussion of pay outcomes and how they differ from pay opportunities.

We believe that our FYE 19 executive compensation program demonstrates strong pay-for-performance alignment, with:

•	Elements of our executive compensation program tied to short-term goals (annual bonuses) paying above target in FYE 19, in line with short-term performance results above target for FYE 19.

•

Elements of our executive compensation program tied to longer-term goals (performance stock units (“PSUs”)) also paying above target this year, in line with achievement above target for our two-year revenue and EBITDA goals (for the two-year period ended January 31, 2019). Because the relative TSR goals used in our PSU awards are measured over a three-year period, the relative TSR components of our outstanding PSUs were not eligible for vesting based on the conclusion of FYE 19. The next vesting of the relative TSR tranches will occur next year, based on the conclusion of FYE 20.

We also believe that our results for FYE 19 and guidance for FYE 20 demonstrate that our executive compensation plans are well designed and operating as intended to incentivize our officers to create stockholder value and to reward the achievement of that objective.

▶	Enhanced Stockholder Engagement Program

Over the past two years, we have significantly enhanced our stockholder engagement program, reaching out to a large number and percentage in interest of our stockholders, with the direct participation of our compensation committee chairman. We believe that this enhanced stockholder engagement was well-received by our investors, as our stockholders approved our say-on-pay proposal at approximately 92% at our last annual meeting. Notwithstanding this greatly improved level of support, in FYE 19, we further enhanced our stockholder engagement program, deepening the level of engagement we had with our stockholders on strategy, compensation, and governance related topics. A majority of the investors we reached out to as part of this process told us that they were satisfied with our executive compensation program, did not have concerns they wished to share with us, and declined our invitation to speak with us in further detail. However, in response to the feedback we have received from our stockholders over the last several years, we have made a number of key modifications to our executive compensation program for FYE 19 (and beyond), and have refreshed the composition of our Board with three new directors in the last three years. We also discussed and carefully evaluated additional stockholder feedback received in preparation for the FYE 20 compensation season.

Please see “Stockholder Engagement” below for a more detailed description of our enhanced stockholder engagement efforts and response.

▶	Summary of Performance Results and Payouts

The following table summarizes our achievement against our one year and multi-year goals based on the conclusion of FYE 19:

1 Year Goals (for Annual Bonus Plans)	Target	Result	% Achieved	% Payout
Revenue	$1,225 million	$1,245 million	102%	103%
Operating Income	$252 million	$267 million	106%	117%
Operating Cash Flow	$230 million	$251 million	109%	127%
Average			106%	115%

Multi-Year Goals (for PSU awards)	Target	Result	% Achieved	% Payout
Revenue	$2,343 million	$2,396 million	102%	122%
EBITDA	$528 million	$553 million	105%	124%
Average			104%	123%

Because the relative TSR goals used in our PSU goals are measured over a three-year period, the relative TSR components of our outstanding PSUs were not eligible for vesting based on the conclusion of FYE 19. The next vesting of the relative TSR tranches will occur next year, based on the conclusion of FYE 20. However, measured as of the end of FYE 19 (January 31, 2019), our relative TSR performance had improved markedly from the prior year (i.e., as of January 31, 2018), increasing from 13th percentile (or 26% of target) last year to 46th percentile (or 92% of target) this year. As of the end of the first calendar quarter of 2019 (March 29, 2019), achievement against our relative TSR goal was 55th percentile, or 110% of target level. We believe we have good momentum in the current year (FYE 20) and expect double-digit revenue growth in both of our segments and expanding margins, which we believe will continue to drive our TSR.

Difference Between Pay Opportunities and Pay Outcomes

In analyzing executive pay, it is important to distinguish between pay opportunity and pay outcome. A significant majority of the compensation of each of our officers comes in the form of equity, with at least 50% of such equity granted as performance-based awards. Since equity compensation is subject to changes in market value following the date of grant, and since some or all of a performance-based award may not be earned depending on performance, the Summary Compensation table (which shows equity awards at their grant date value and, for performance awards, assumes target payout levels) is a better representation of pay opportunity and may not always be a good representation of earned pay (or pay outcome). For this reason, we include a “Pay Outcome” table following the Summary Compensation table, which shows the value of the equity awards actually earned in respect of the FYE 19 performance period and in respect of multi-year performance periods which ended in FYE 19. We believe that an executive compensation program should be measured and judged over time, and not just on a year by year basis, taking into consideration both pay opportunities and pay outcomes, as well as the timeline of the executive compensation process, in which pay opportunities are established at the start of each performance period, while actual performance and payouts are only determinable at the end of the performance period.

The following table compares the pay outcomes to the pay opportunities for each of our officers for the last three years. We note that despite our overachievement against both short and long-term goals in FYE 19, pay outcomes were below pay opportunities in FYE 19 due to the continuing impact of prior period long-term incentive (LTI) awards that vested well below target levels (some of these awards were subject to service conditions which delayed vesting until FYE 19) and our transition to a three-year performance period for the relative TSR component of our LTI awards in 2017 (which deferred the vesting of those awards into FYE 20). We believe that our performance in FYE 19 and momentum in FYE 20 should result in improved pay outcomes going forward.

Name	Year Ended January 31,	Pay Opportunity ($) (1)	Pay Outcome ($) (2)	Difference ($)	Difference (%)

Dan Bodner	2019	8,831,265	7,442,215	1,389,050	16%
	2018	8,251,402	4,909,728	3,341,674	40%
	2017	7,456,393	6,655,192	801,201	11%

Douglas Robinson	2019	2,093,821	1,899,932	193,889	9%
	2018	1,911,495	1,363,707	547,788	29%
	2017	1,820,387	1,717,456	102,931	6%
Elan Moriah	2019	2,558,485	2,148,850	409,635	16%
	2018	2,330,760	1,484,786	845,974	36%
	2017	1,989,182	1,927,427	61,755	3%

Peter Fante	2019	2,032,400	1,767,816	264,584	13%
	2018	1,809,227	1,198,363	610,864	34%
	2017	1,643,738	1,513,653	130,085	8%

(1) Total compensation as disclosed in the Summary Compensation table.

(2) Total compensation as disclosed in the Pay Outcome table.

Compensation Philosophy

The compensation committee believes that a well-designed compensation program is one in which pay opportunities are competitive with the market, performance goals are challenging but achievable, and pay outcomes are aligned with performance.

The compensation committee takes a long-term view in designing our executive compensation program, taking into account that the Company may experience variability in year-by-year performance. The compensation committee believes it is important that pay opportunities remain competitive with the peer group and the market at all times to attract and retain the talent needed to grow the Company over the long term. The compensation committee took these considerations into account in the design of pay opportunities for FYE 19.

Our objective in setting officer pay opportunities is to attract and retain the best talent to lead our company and to incentivize our leaders to achieve outstanding performance results and create stockholder value. To support this objective, we set target compensation in a range around median by reference to the competitive benchmarking review and other factors discussed below under “Factors in Establishing Officer Pay Opportunities” and design our compensation arrangements so that actual pay outcomes will vary above or below target based on the performance achieved. Absent special circumstances, the compensation committee approves payouts for formulaic compensation elements without adjustment from calculated levels in order to allow these elements to function as originally designed. We have not varied from the formulaic result at any time in the past several years. We believe that our compensation philosophy, including the opportunity to earn above-market compensation for performance in excess of established goals, helps ensure that we are well positioned to attract, retain, and incentivize the highest caliber of executive officer talent.

Pay-for-Performance Alignment

We believe that our pay outcomes for FYE 19 demonstrate strong pay-for-performance alignment for the performance period, with pay outcomes for elements of compensation eligible for payout in respect of FYE 19 above target in line with performance above target.

For a longer-term view, below we present a graph which illustrates the strong correlation over the past four years between our CEO’s pay outcomes and the performance of our stock. While the compensation committee seeks to maintain a correlation between pay opportunities and performance, we believe that it is ultimately more useful to analyze the alignment of pay outcomes with performance, since alignment with stockholder interests is ultimately determined by reference to what an executive earns (and less so by reference to what the executive could have earned).

Pay outcomes are based on the Pay Outcome Table in the Executive Compensation Tables section of this document. Stock performance is measured by our achievement against our relative TSR goal for the multi-year performance period ended on January 31st of the year indicated in the table below. For the year ended January 31, 2019, because the performance period for our relative TSR goal was still in process at January 31, 2019 (due to our move to a three-year performance period for such goal), the table shows our achievement level (46th percentile, or 92% of the target level) as if the performance period had ended on January 31, 2019. As of the end of the first calendar quarter of 2019 (March 29, 2019), achievement against our relative TSR goal was 55th percentile, or 110% of target level.

Correlation between CEO Pay Outcome and Relative TSR Achievement

The graph demonstrates that our CEO’s pay outcome has declined significantly in periods where our relative TSR was declining.    In fact, our CEO’s pay outcome continued to decline in FYE 18 even as our financial performance and relative TSR began to improve, with his pay outcome only beginning to increase a year later in FYE 19. This illustrates the strong pay-for-performance alignment of our CEO’s pay outcomes over time, subject to some lag effect, with changes in pay outcome typically trailing changes in performance by a period of time due to payments being made, and awards vesting, in the year following the completion of a performance period. This graph is also representative of the correlation between pay outcome and relative TSR for our other officers.

Enhanced Stockholder Engagement

It is and has been our practice for many years to engage with our investors on a regular basis. Each year, we typically meet with well over a hundred investors as part of our investor relations program, during which we make ourselves available to discuss, subject to the limitations of applicable securities law, any subject our stockholders wish to raise with us, including matters of strategy, capital allocation, corporate governance, and executive compensation. As discussed in more detail below, over the past two years we have significantly enhanced our process, incorporating our investor relations program into a broader stockholder engagement program. We believe this program of regular stockholder engagement has been productive and provides an open exchange of ideas and perspectives for both management and our stockholders.

In response to the feedback we received from our stockholders over the last several years, we made a number of key modifications to our executive compensation program for FYE 19 (and beyond), and have refreshed the composition of our Board with three new directors in the last three years. Key changes made to our executive compensation program based on feedback received from our stockholder engagement program and the compensation committee’s annual evaluation process include:

•	Increasing the proportion of our CEO’s annual equity awards that are performance-based from 50% to 60%.

•

Capping the maximum payout for the relative TSR component of our officer performance equity awards granted in 2018 and beyond at 100% if absolute TSR over the performance period is negative (even if relative TSR is strong).

•	Eliminating the MBO component of our officer annual bonus plans for FYE 19 and beyond to remove the more subjective elements of the program and make them 100% based on objective financial goals.

Over the past two years, we have significantly enhanced our stockholder engagement program, reaching out to a large number and percentage in interest of our stockholders, with the direct participation of our compensation committee chairman. We believe that this enhanced stockholder engagement was well-received by our investors, as our stockholders approved our say-on-pay proposal at approximately 92% at our last annual meeting. We were pleased with this significantly improved level of support (following a disappointing level of support in the prior two years).

Notwithstanding this greatly improved level of support, in FYE 19, we further enhanced our stockholder engagement program, deepening the level of engagement we had with our stockholders on strategy, compensation, and governance related topics. Our activities in FYE 19 included the following:

•

We proactively solicited feedback on executive compensation as part of our regular investor relations program, which as noted above, comprised well over a hundred meetings with investors of all sizes each year.

•

We reached out to approximately 30 of our largest stockholders representing more than 65% of our outstanding shares to specifically request feedback on our executive compensation program in preparation for the FYE 20 compensation season. We attempted to reach individuals responsible for governance-related decisions within the investor organization. The initial outreach was done by the chairman of our compensation committee, Dr. Nottenburg (who is independent), requesting feedback and extending an invitation to speak with him personally. Our Senior Vice President of Corporate Development and Investor Relations subsequently followed up with each of these stockholders to the extent they did not respond to Dr. Nottenburg’s initial outreach.

•

Following our targeted outreach, we received responses from 15 investors holding more than 35% of our outstanding shares, with 11 of these investors holding 21% of our outstanding shares agreeing to hold calls with Dr. Nottenburg or our Senior Vice President of Corporate Development.

Consistent with our experience in prior years, a majority of the investors we reached out to told us that they were satisfied with our executive compensation program, did not have concerns they wished to share with us, and declined our invitation to speak with us in further detail. This encompassed about 60% of the stockholders we reached out to, representing nearly 70% of the shares held by those we reached out to. None of the stockholders we spoke to or communicated with indicated that they had significant issues with our executive compensation program and none suggested reducing the compensation of our CEO or any of our other officers.

The feedback we received from the stockholders who wished to speak with us in further detail generally varied from investor to investor and much of it related to non-compensation matters (such as strategy or corporate responsibility initiatives). Although we did not hear common themes or consistent suggestions on compensation matters, we value all stockholder feedback we receive, and the compensation committee discusses and considers all such feedback even where only suggested by a single investor. The following table summarizes the feedback we received on compensation matters in preparation for the FYE 20 compensation season and our response.

What We Heard	Our Response

Consider using return on invested capital (“ROIC”) as a long-term performance metric in addition to or instead of relative TSR

We regularly discuss the metrics used in our long-term incentive awards, particularly relative TSR, which we agree presents certain challenges. However, we believe that TSR metrics create alignment between management and stockholders and we understand that the inclusion of such a metric in compensation programs is currently supported by many investors and stockholder advisors. For these reasons, we have determined to continue to use this metric at this time.

We recognize that ROIC has a good correlation to share price in many industries, however we do not currently use ROIC as an internal performance measurement and we believe that, where possible, compensation metrics should match the day to day metrics used to run the business. We also note that return on investment metrics like ROIC are not common in the technology industry where it is critical to continuously reinvest for growth and to maintain leading edge products. We continue to believe that revenue growth is the most significant driver of our business performance and we pair revenue metrics with profitability metrics to ensure that management is focused not only on growth, but on profitable growth.

What We Heard	Our Response

Consider moving to a three-year performance period for the revenue and EBITDA components of PSU awards as we did with the relative TSR component	As in the prior year, we considered the feasibility of moving to a three-year performance period for our financial goals (other than relative TSR) under our PSU awards. While we have begun to track three-year targets for a few metrics in each of our segments, we do not do so for most segment metrics nor for any consolidated metrics. We use consolidated metrics for our officer compensation plans which we believe best reflect the overall performance of the Company and which we believe create a good mix of goals for our long-term incentive awards in combination with our three-year relative TSR goals. We also note that the technology industry is characterized by rapid change and we believe that in practice, it is difficult to set meaningful performance goals more than two years in advance consistent with our compensation philosophy that goals for our officers be not only challenging but achievable. We believe that our approach to goal setting is also consistent with the practices of our compensation peer group. To the extent our business environment changes so that we have longer-term line of sight, we will revisit moving to a three-year performance period for the financial goals we use.

Compensation Design and Process

Our officer compensation packages are generally comprised of a mix of base salary, annual cash bonus, and annual equity grant, plus limited perquisites. We believe this mix of compensation elements allows us to successfully achieve our compensation objectives, however, the compensation committee periodically re-evaluates our compensation philosophy, objectives, and programs and, from time to time, revises or introduces new elements or design features into our executive compensation program.

We believe a significant portion of each executive officer’s compensation should be “at-risk” by being tied to the performance of our business or our stock price. We implement this belief through the use of performance-based bonuses and performance-vested equity, for which payment or vesting is directly dependent on performance, as well as through the use of equity-based compensation generally, such as restricted stock units (“RSUs”), the value of which depends on our stock price. We believe that equity-based compensation that is subject to vesting based on continued service is also an effective tool for retaining our executive officers, aligning their interests with those of our stockholders, and for building an executive’s long-term commitment to the Company. As further discussed below, our executive officers and directors are also subject to stock ownership guidelines.

Our key compensation design and governance practices include:

•

Compensation is primarily at-risk and/or tied to stock price, while also containing a mix of elements - A significant majority of the total direct compensation of each officer is at-risk or is paid in equity (whose value depends on our stock price). At the same time, executive pay consists of a mix of short-term elements (base pay and annual bonus) and long-term equity-based incentives (time-based and performance equity).

The pay mix graph below illustrates the components of our officer compensation packages for FYE 19 as reflected in the Summary Compensation table.

	CEO	Other NEOs
At-risk pay excluding time-based equity	59%	47%
At-risk pay including time-based equity	91%	78%

(At-risk pay in both rows excludes base salary and “other” compensation)

•

Multiple performance metrics - Annual bonuses (for FYE 19) are based on three different performance metrics (revenue, operating income, and operating cash flow). Performance equity awards are based on three different performance metrics (revenue, EBITDA, and relative TSR).

•

Balanced approach to long-term incentives - Long-term incentive awards are comprised of a combination of time-based and performance-based RSUs, which are designed to link executive compensation with increased stockholder value over time, with at least 50% of newly-granted long-term incentive awards being performance-based.

•

Thresholds, staged goals, and maximum payouts - Annual bonuses and performance equity awards are subject to a minimum threshold level of performance below which no payout is earned and are limited to a specified maximum payout, with staged goals in between.

•	Use of formulaic compensation design with payouts tied to pre-established performance targets.

•	Exercise limited or no discretion to adjust formulaic payouts.

•	Clawback provisions in our compensation plans and agreements.

•	Stock ownership guidelines for executive officers and directors.

•	Limited perquisites.

•	Use of tally sheets and aggregate award summaries to facilitate oversight of executive compensation.

•

A policy prohibiting all personnel (including executive officers and directors) from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities.

•	A policy prohibiting all hedging and pledging in our securities by our executive officers and directors.

•

A policy against any new plan, program, agreement, or arrangement providing for a 280G tax gross-up payment with any person or, subject to a limited exception relating to relocation expenses, any other tax gross-up payments with executive officers, from and after 2013.

Pay Opportunities for FYE 19

Base Salaries

Base salaries for FYE 19 for officers other than Mr. Bodner were increased by about 2.5%, consistent with our average company merit increase for the year. The compensation committee determined that Mr. Bodner’s base salary was appropriate at its existing level.

Target Bonuses

Target bonuses for FYE 19 for officers other than Mr. Bodner were increased by amounts ranging from 4% to 24% depending on the individual to better align them with the peer group for each individual’s role and responsibilities. The compensation committee determined that Mr. Bodner’s target bonus was appropriate at its existing level.

Equity Awards

Based on the competitive benchmarking review and other factors discussed below under “Factors in Establishing Officer Pay Opportunities”, for the FYE 19 grants the compensation committee determined to increase equity pay opportunities for each of our officers by about 6%, with 60% of the awards being performance-based for Mr. Bodner and with 50% of the awards being performance-based for the other officers.

Pay Outcomes for FYE 19

Bonus Payouts

For the second consecutive year, we over-achieved our revenue and profitability goals in FYE 19 at 102% and 106%, respectively, and with operating cash flow coming in at 109% achievement.

These results translated into officer bonus payouts above target at 115% for the year (compared to 98% in the prior year).

The following table summarizes the bonus opportunities and bonuses earned for FYE 19.

Name	% Performance Achieved	% Payout	Target Bonus	Earned Bonus

Dan Bodner	106%	115%	$816,000	$938,635

Doug Robinson	106%	115%	$300,000	$345,086

Elan Moriah	106%	115%	$358,000	$411,803

Peter Fante	106%	115%	$274,600	$315,869

Performance Equity Vesting

Following several years of performance and payouts below target, we over-achieved our multi-year revenue and profitability goals for the two-year period ended January 31, 2019.

Because the relative TSR goals used in our PSU awards are measured over a three-year period, the relative TSR components of our outstanding PSUs were not eligible for vesting based on the conclusion of FYE 19. The next vesting of the relative TSR tranches will occur next year, based on the conclusion of FYE 20. However, measured as of the end of FYE 19 (January 31, 2019), our relative TSR performance had improved markedly from the prior year (i.e., as of January 31, 2018), increasing from 13th percentile (or 26% of target) last year to 46th percentile (or 92% of target) as of the end of FYE 19. As of the end of the first calendar quarter of 2019 (March 29, 2019), achievement against our relative TSR goal was 55th percentile, or 110% of target level.

Performance Metric	% of Goal Achieved	% Vesting
Revenue	102%	122%
EBITDA	105%	124%
Overall	104%	123%

Recent Developments in Executive Compensation Practices

Our compensation committee annually evaluates our compensation practices in light of, among other things, developments in executive compensation and corporate governance, market trends, and competitive factors. The compensation committee also carefully considers:

•	Feedback from our investors from our stockholder engagement activities (discussed in detail above).

•	The results of our say-on-pay votes in prior years.

•	The perspectives of the main proxy advisory firms.

Over the past two years, we have significantly enhanced our stockholder engagement program, reaching out to a large number and percentage in interest of our stockholders, with the direct participation of our compensation committee chairman. In FYE 19, we further enhanced our stockholder engagement program, deepening the level of engagement we had with our stockholders on strategy, compensation, and governance related topics.

We have also made significant changes to our executive compensation program based on feedback received from our stockholder engagement program and the compensation committee evaluation process described above:

•	Increasing the proportion of our CEO’s annual equity awards that are performance-based from 50% to 60%.

•

Capping the maximum payout for the relative total stockholder return (TSR) component of our officer performance equity awards granted in 2018 and beyond at 100% if absolute TSR over the performance period is negative (even if relative TSR is strong).

•

Eliminating the management by objective (MBO) component of our officer annual bonus plans for FYE 19 and beyond to remove the more subjective elements of the program and make them 100% based on objective financial goals.

Roles and Responsibilities in Determining Executive Compensation

The compensation committee establishes our executive officer compensation packages and determines cash payout and performance equity vesting levels for performance-based compensation after the conclusion of the relevant performance period. The compensation committee also administers our equity compensation plans and oversees our long-term incentive programs generally and any special compensation initiatives.

The compensation committee receives updates from its compensation consultant and/or outside counsel at least annually on recent developments and trends in executive compensation and related governance matters to assist it in making compensation decisions.

For FYE 19, the compensation committee engaged Willis Towers Watson to prepare a peer group compensation benchmarking analysis and to assist the compensation committee in structuring and evaluating proposed executive officer compensation packages as well as year-end payouts. Any advice provided by Willis Towers Watson in FYE 19 with respect to non-executive officer or director personnel did not exceed $120,000 in fees. The compensation committee also received advice from outside counsel during FYE 19. In March 2018, the compensation committee reviewed and confirmed the independence of its advisors for FYE 19 pursuant to the six-factor test promulgated by the SEC under the Dodd-Frank Act.

At the compensation committee’s request, selected members of senior management from our human resources, finance, or legal functions generally work cooperatively with the compensation consultant in preparing proposals for executive officer compensation packages or other executive compensation arrangements for consideration by the compensation committee. The compensation consultant at all times remains independent of management and forms its own views with respect to the recommendations it makes to the compensation committee. The compensation committee also met in executive session (outside the presence of management), both with and without its compensation consultant, during FYE 19.

The Chief Executive Officer also provides input to the compensation committee on each proposed executive officer compensation package. The Chief Executive Officer’s input to the compensation committee is based, among other things, on his views of each executive officer’s performance, achievements, skills, and responsibilities, competitive factors, and internal pay equity considerations. The Chief Executive Officer’s input does not include a recommendation on his own compensation and, notwithstanding his input, the compensation committee in any event exercises independent judgment on executive officer compensation outside the presence of the executive officers and is solely responsible for final decisions on all matters related to the compensation of all of the officers.

Peer Group

Each year, the compensation committee reviews our compensation peer group. This peer group is used for establishing pay opportunities for our officers each year, and periodically, for benchmarking our director compensation.

The composition of the peer group for FYE 19 was developed following discussions between the compensation committee, Willis Towers Watson, and members of senior management, primarily our Chief Executive Officer. The companies included in the peer group were selected by the compensation committee following these discussions from a sampling of publicly traded software and technology companies with businesses sharing similarities with ours and with annual revenues, market capitalizations, and/or enterprise values within a range above and below ours. In general, the compensation committee targets peers within the following ranges (relative to Verint’s annual revenue and market capitalization) and most of the companies approved for the peer group satisfy these criteria:

•	Revenue: 0.5x - 2x

•	Market Capitalization: 0.25x - 4x

Certain of our closest competitors do not fit within these parameters, either because they are much larger or much smaller than us, are privately held, or are foreign issuers who do not publicly file detailed compensation data or have different pay practices due to local market factors outside the U.S.

The compensation committee also considers the growth and market leadership profiles of potential peer group companies, competitive considerations with regard to our business, as well as recruiting and retention factors in selecting the peer group, and is mindful of the parameters used by the main proxy advisory firms in establishing their own compensation peer groups.

The compensation committee has not established a guideline that the Company be at the median of the peer group relative to any particular metric or metrics, however, the compensation committee seeks to maintain a peer group that includes companies both larger and smaller than us relative to the key metrics noted above. During its annual review, the compensation committee also seeks, to the extent practical, to maintain consistency in the peer group in an effort to maintain better comparability in the results of the benchmarking process from year to year.

For FYE 19, the compensation committee determined to remove Autodesk Inc. and Red Hat Inc. from the peer group as a result in changes in the size of these companies over time. The compensation committee determined to add FireEye, Inc. to the peer group based on its status as a competitor in our security business and the size parameters discussed above. The compensation committee also eliminated two companies to reflect acquisition activity during the year. The resulting peer group for FYE 19 was as follows:

ACI Worldwide Inc.	MicroStrategy Inc.
Cadence Design Systems Inc.	NetScout Systems, Inc.
CommVault Systems	Nuance Communications Inc.
Constellation Software Inc.	Open Text Corp.
DST Systems Inc.	Pegasystems, Inc.
Fair Isaac Corporation	Splunk Inc.
FireEye, Inc.	SS&C Technologies Holdings, Inc.
Fortinet Inc.	Synchronoss Technologies, Inc.
Jack Henry & Associates Inc.

Factors in Establishing Officer Pay Opportunities

In establishing cash and equity pay opportunities for each officer, and the mix between cash compensation and equity compensation, the factors considered by the compensation committee consisted of:

•	the compensation benchmarking analysis prepared each year by the compensation consultant;

•	the executive officer’s compensation for the previous year;

•	relevant terms of the officer’s employment agreement;

•	the executive officer’s role, responsibilities, and skills;

•	a subjective assessment of the executive officer’s performance in the previous year, including special achievements;

•	our performance, based on financial and non-financial metrics, in the previous year, including the performance of our stock over the course of the prior year and over longer-term periods;

•	our growth, based on both financial and non-financial metrics, from the previous year;

•	our outlook and operating plan for the upcoming year;

•	the proposed packages for the other executive officers (internal pay equity);

•	the proposed merit increases, if any, being offered to our employees generally;

•	the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool between the executive officers and the other participants;

•	overall equity dilution and burn rates as well as equity overhang levels;

•	the value of proposed and previously awarded equity grants, including the continuing retentive value of past awards;

•	executive officer recruiting and retention considerations; and

•	compensation trends and competitive factors in the market for talent in which we compete.

Elements of compensation are considered by the compensation committee individually and in the aggregate in its decision making process. Although the compensation committee does not target a specific ratio of equity to cash, the compensation committee believes that equity should comprise a majority of each officer’s compensation package in order to foster a greater sense of personal investment in our performance, further aligning executive officer incentives with the interests of our stockholders, and increasing the amount of such executive officer’s compensation that is “at risk” by virtue of being dependent on our stock price and/or performance. Subject to the parameters of our compensation philosophy, the compensation committee also believes that it is appropriate for our Chief Executive Officer to be compensated more highly from both a cash and an equity perspective than our other officers, and this approach has been supported by our benchmarking analyses. In establishing the relative compensation of the other officers, as noted above, the compensation committee takes into account differences in the scope of each officer’s role, responsibilities, and skills.

The financial performance goals established by our compensation committee for executive officer bonus plans and performance equity awards are based on our budget and two-year operating plan, which use non-GAAP (generally accepted accounting principles) measures that our Board and senior management find useful in managing our business. Mergers and acquisitions (M&A) contemplated by the budget and two-year plan are included in measuring performance against compensation goals. For other extraordinary non-budgeted events, including material M&A not contemplated by the budget, the compensation committee or the Board may adjust performance goals or payouts in order to prevent unintended enlargement or dilution of benefits, in its discretion.

Design of Compensation Elements

Annual Bonuses for FYE 19

Bonus achievement is based on performance against pre-defined financial and individual performance goals.

Performance goals for FYE 19 bonus plans were revenue, operating income, and operating cash flow. We believe these elements create a well-diversified set of performance goals, including a focus on revenue as our key growth driver, profitability, and cash generation. For FYE 19 and beyond, the compensation committee eliminated individual performance goals (MBOs) from the officer bonus plans to remove the more subjective elements of the program and make them 100% objective based on financial performance metrics.

The performance-payout scales for the FYE 19 financial performance goals are set out in the table below.

•	If performance falls below the applicable threshold, the officer would not receive any payout for that goal.

•	For performance falling between established points in the range, the amount earned is calculated on a formulaic basis based on those points.

	Payout Percentage
	—%	25%	85%	95%	100%	105%	120%	150%
Achievement Percentage

Revenue Goal	<87%	87%	92%	97%	100%	103%	105%	108%
	Payout Percentage
	—%	25%	75%	90%	100%	115%	125%	150%
Achievement Percentage

Operating Income Goal	<78%	78%	83%	93%	100%	105%	110%	115%
Operating Cash Flow Goal	<78%	78%	83%	93%	100%	105%	110%	115%

The following table summarizes the metric weightings for the FYE 19 officer bonus plans:

Metric	Weighting	Target
Revenue	35%	$1,225 million
Operating Income	35%	$252 million
Operating Cash Flow	30%	$230 million

Equity Awards

The compensation committee endeavors to establish the grant date of our annual equity award well in advance of the grant and to schedule vesting dates to occur at a time when we would not normally be in a quarterly trading blackout (to reduce the chances that vesting-related tax events occur during blackout periods). Apart from seeking to schedule vesting dates outside of blackout periods, we do not time our grants by reference to the release of earnings or other material information.

We use RSUs and PSUs as our preferred form of equity award, which provide predictable retention value and alignment of employee interests with stockholder interests, particularly in times of volatile equity markets. The compensation committee periodically reviews the elements of compensation it uses, however, and we may in the future incorporate other award forms, including stock options, in our executive officer compensation packages. To the extent that stock options are used, the exercise price of such options is the closing price of our stock on the date of Board or compensation committee approval.

Grant of New Awards in FYE 19

For FYE 19, newly awarded annual equity grants for our officers (made in April 2018) were divided evenly between RSUs and PSUs for officers other than Mr. Bodner and 60% PSUs and 40% RSUs for Mr. Bodner. We believe this approach appropriately aligns executive officer incentives with company performance and provides a fair balance in the extent to which executive officer compensation is “at risk” both by being tied to our stock price and to the performance of our business.

For equity awards granted in April 2018:

•	Time-based RSU awards vest in equal portions over a three-year period.

•

Performance-based RSU awards vest one-third based on revenue, one-third based on EBITDA, and one-third based on relative TSR. These metrics were selected as part of the design of these awards based on a review of market practices and input from the compensation consultant and take into account the metrics we use in measuring the performance of our business generally.

•	The revenue and EBITDA goals are measured over a two-year performance period ending on January 31, 2020.

•

While we also use revenue and a measure of profitability as goals under our officer bonus plans, the compensation committee believes that revenue growth is the most significant driver of our business performance, especially when paired with a profitability metric like EBITDA. Using these metrics in our PSU awards allows the compensation committee to incentivize performance against these key metrics on a different (longer) time horizon than under our annual bonus plans.

•	The relative TSR goal is measured over a three-year performance period ending on January 31, 2021.

•

Relative TSR is calculated as Verint’s total stockholder return, on a percentile basis, relative to the companies comprising the S&P 1500 Information Technology Sector Index for the applicable performance period, weighted equally and based on the applicable 90-day volume-weighted trailing average closing prices of the stock of such constituent companies as of the beginning and end of the performance period (adjusted for dividends), provided that only those members of the index that constitute part of the index at both the beginning and the end of the performance period are taken into account for purposes of the calculation. In structuring the relative TSR calculation and selecting the index, the compensation committee’s goal was to be able to compare Verint’s stock price performance to that of a large, steady-state sampling of technology companies with a median size within a range of ours, on a basis designed to eliminate any short-term aberrations in stock price (for either Verint or companies in the index) at the start or the end of the performance period.

•

We believe that relative TSR metrics create strong alignment between management and stockholders and we understand that the inclusion of such a metric in compensation programs is currently supported by many investors and stockholder advisors.

The performance-payout scales for the revenue, EBITDA, and relative TSR goals under the PSUs granted in April 2018 (FYE 19) are set out in the table below.

•	If performance falls below the applicable threshold, the executive officer would not receive any vesting for the portion of the award attributable to that goal.

•	For performance falling between established points in the range, the amount earned is calculated on a formulaic basis based on those points.

•	The relative TSR goal opportunity is capped at 100% if absolute TSR for the performance period is negative (even if relative TSR is strong).

Revenue Goal Opportunity
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period
82%	25%
90%	75%
95%	90%
100% ($2,528M)	100%
105%	150%
108%	175%
110% or more	200%
EBITDA Goal Opportunity
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period
73%	25%
80%	65%
90%	85%
100% ($597M)	100%
110%	150%
115%	175%
120% or more	200%
Relative TSR Goal Opportunity
Percentile Achieved	Percentage of Performance Shares Eligible to be Earned for Period
<25th	0%
25th	25%
50th	100%
75th	200%

The performance period for the PSUs granted in April 2018 does not end until January 31, 2020 (for the revenue and EBITDA tranches) and until January 31, 2021 (for the relative TSR tranche). As a result, these awards did not vest during (or in respect of) FYE 19.

Vesting of Prior Awards for FYE 19

The following table summarizes the goal achievement and calculated payout levels for the PSUs granted in April 2017 in respect of the two-year performance period ended January 31, 2019. Because the relative TSR goals used in our PSU awards are measured over a three-year period, the relative TSR components of our outstanding PSUs were not eligible for vesting based on the conclusion of FYE 19. The next vesting of the relative TSR tranches will occur next year, based on the conclusion of FYE 20. However, measured as of the end of FYE 19 (January 31, 2019), our relative TSR performance had improved markedly from the prior year (i.e., as of January 31, 2018), increasing from 13th percentile (or 26% of target) last year to 46th percentile (or 92% of target) as of the end of FYE 19. As of the end of the first calendar quarter of 2019 (March 29, 2019), achievement against our relative TSR goal was 55th percentile, or 110% of target level.

Performance vs. Payout Matrix for Revenue and EBITDA Goals (for PSU awards approved April 2017)
Revenue Goal Opportunity		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period
82%	25%
90%	75%
95%	90%
100% ($2,343M)	100%	102% ($2,396M)	122%
105%	150%
108%	175%
110% or more	200%
EBITDA Goal Opportunity		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period
73%	25%
80%	65%
90%	85%
100% ($528M)	100%	105% ($553M)	124%
110%	150%
115%	175%
120% or more	200%
			Percentage of Performance Shares Earned for Period Overall
			123%

In addition, one third of the calculated payout of the PSU awards granted in April 2016 was subject to a further one-year service period and vested in April 2019 (one third of the 54% earned, as determined last year based on the completion of the performance period ended January 31, 2018). This vesting occurred after the end of FYE 19 and will be reflected as part of the earned awards in FYE 20.

Goal Setting

The compensation committee sets financial performance goals (excluding our stock performance goals) for our annual bonus plans and our multi-year PSUs by reference to our annual Board-approved budget and two-year plan. The compensation committee’s objective in setting financial performance targets (the middle of the performance ranges) is to be at a level that requires strong performance on the part of each recipient, but that is not so difficult to achieve that it is likely to be missed. The compensation committee believes that it is important that goals be both challenging and achievable. As a result, the compensation committee takes into account the actual results achieved and the actual pay earned for recently completed performance periods in setting new performance goals and does not believe it is appropriate to automatically increase performance goals above the prior period’s performance goals without regard to such actual achievements and actual pay for prior periods. The compensation committee believes that the goals it sets each year require strong performance on the part of management in what is a highly competitive business market.

The compensation committee typically establishes the threshold and maximum levels for performance and for payout opportunity, as well as the scale points in between, by reference to market practices and input from the compensation consultant. For example, the scale points for our PSU awards, including the opportunity to earn target payouts at median relative TSR performance (for the corresponding portion of the awards), is based on, and is in conformity with, market practices. The compensation committee also seeks to ensure that these threshold levels and scales are reasonable in light of the goals in question and in light of the Board’s expectation for what is achievable during the performance period.

From time to time, the compensation committee reviews probability analyses prepared by outside advisors as a reference in the process of establishing performance goals. We conducted such a probability analysis prior to setting the performance goals for the April 2018 PSU awards and determined that the numerical financial targets proposed by management in its two-year plan were more challenging than the target levels suggested by the probability analysis.

Stock Bonus Program

In order to foster a greater sense of company ownership for employees and to reduce the Company’s cash compensation cost, in September 2011, our Board approved a stock bonus program under which eligible employees may receive a portion of their earned annual bonuses, otherwise payable in cash, in the form of discounted shares of our common stock. This program is subject to annual funding approval by our Board and an annual cap on the number of shares that can be issued. Officers are permitted to participate in the program, to the extent that shares remain available for awards following the enrollment of all other participants, to encourage our officers to continue to increase their stake in the Company as well. Shares issued to officers in respect of the discount feature of the program are considered incentive shares and are subject to a one year vesting period to enhance the retentive value of the program and to better align executive interests with those of our stockholders. Shares not attributable to the discount feature of the program (which we refer to as “base” shares) are deemed to be purchased by the participants at fair market value using earned bonus dollars. As a result, these base shares are not considered incentive shares and their value is reflected within the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table, rather than within the “Stock Awards” column.

•

For the program period ended January 31, 2019, the Board has approved the issuance of up to 150,000 shares of common stock and a discount of 15% for awards under the program. Shares will be issued in respect of this program period in the quarter ending July 31, 2019 (during FYE 20).

•

For the program period ending January 31, 2020, the Board has approved the issuance of up to 150,000 shares of common stock and a discount of 15% for awards under the program. Shares will be issued in respect of this program period in the quarter ending July 31, 2020 (during FYE 21) and the number of shares to be issued to the officers in respect of the discount will not be determinable until such time.

Other Pay Elements

We do not currently make use of cash-based long-term incentive compensation arrangements, defined benefit plans, or deferred compensation plans. We provide a limited amount of perquisites to our executive officers, which vary from officer to officer and include:

•	use of a company car or an annual car allowance;

•	an annual allowance for professional legal, tax, or financial advice; and

•	supplemental company-paid life insurance.

Our officers also receive the same partial match of their 401(k) contributions as all other U.S. employees. Officers receive the same health insurance and company-paid group life and disability insurance offered to all other employees in the U.S.

Employment Agreements

Each of our officers is party to a formal employment agreement with us. The terms of these agreements are summarized under “Executive Officer Severance Benefits and Change in Control Provisions—Provisions of Executive Officer Agreements” below.

Clawback Policy

Each of our officers is subject to a clawback provision in his employment agreement that allows us to recoup from the officer, or cancel, all or a portion of the officer’s incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer’s misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated. The amount to be recovered or forfeited is the amount by which the incentive compensation for the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated.

Our Amended and Restated 2015 Long-Term Stock Incentive Plan and our proposed 2019 Long-Term Stock Incentive Plan, also both contain a provision that allows for the cancellation or forfeiture of an award, or the repayment of any gain related to an award, if an officer engages in activity detrimental to the Company.

Stock Ownership Guidelines and Other Policies

Our Board has adopted stock ownership guidelines for our officers and non-employee directors. We believe these guidelines help to further align the interests of our officers and directors with those of our stockholders. The guidelines contain customary terms and conditions and establish the following target ownership levels:

•	ownership equal to six times salary for our Chief Executive Officer;

•	ownership equal to three times salary for our other officers (reduced to one and a half times salary beginning at age 62); and

•	ownership equal to five times annual cash retainer for non-employee directors.

Until the target ownership levels are met, officers and directors are required to hold 50% of the after-tax shares acquired from either the vesting of restricted stock or restricted stock units or from the exercise of stock options. As a result of this requirement, there is no specified time frame for reaching the target ownership levels and no minimum holding periods once shares have been acquired (if an officer or director falls below the target ownership level after having achieved it, he or she would again become subject to the 50% after-tax holding requirement until the ownership level had been re-established). Officers and directors subject to the guidelines are permitted to count towards the target ownership levels all shares of common stock held by such individual, regardless of source, 50% of the value of any unvested stock awards, and the intrinsic value of vested stock options. All of our officers and directors who have served for at least twenty-four months have satisfied the target ownership levels.

Our insider trading policy prohibits all personnel (including officers and directors) from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities (transactions in puts, calls or other derivative securities, on an exchange or in any other organized market). Other types of hedging transactions (for employees other than officers or directors (who are prohibited from hedging under a separate policy described below)), such as zero-cost collars and forward sale contracts, are strongly discouraged and in any event must be pre-cleared by our legal department.

We have adopted a policy prohibiting our officers and directors from engaging in hedging or pledging transactions in our securities. This policy supplements our insider trading policy and our director and executive officer stock ownership guidelines. The policy defines hedging as the purchase of any financial instrument or the entry into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities (including, but not limited to, put options, forward sales contracts, equity swaps, or collars).

Our Board has adopted a policy generally precluding us from entering into any new plan, program, agreement, or arrangement providing for a 280G tax gross-up payment with any person or, subject to a limited exception relating to relocations, any other tax gross-up payments with officers.

Impact of Tax Requirements on Compensation

The compensation committee is responsible for addressing pay issues associated with Section 162(m) of the Internal Revenue Code (“IRC”), which generally limits the tax deduction to $1 million for certain compensation paid to certain of our executive officers (and, beginning in 2018, certain former executive officers). Historically, compensation that qualified as “performance-based compensation” could be excluded from this $1 million limit. Pursuant to the Tax Cuts and Jobs Act (the “2017 Act”) which was passed on December 22, 2017, and except for certain compensation arrangements in place as of November 2, 2017 for which transition relief is available, the performance-based compensation exception has been repealed, effective for taxable years beginning after December 31, 2017. The Compensation Committee and our Board sought from time to time to qualify executive compensation as tax deductible under Section 162(m) as in effect prior to 2018, where we believed it was in our best interest and the best interest of our stockholders to do so. However, we have not permitted this tax provision to distort the effective development and execution of our compensation program in the past, nor will we in the future.

We continue to evaluate the impact of the recent revisions to Section 162(m) of the Code under the 2017 Act for their potential impact on our company. Regardless of that impact, however, we will continue to design and maintain executive compensation arrangements that we believe will attract and retain the executive talent that we need to compete successfully, even if in certain cases such compensation is not deductible for federal income tax purposes. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m), as in effect prior to 2018, will in fact be deductible.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on its review and discussions with management regarding such section of this proxy statement, the compensation committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation Committee:

Richard Nottenburg, Chair
John Egan
Howard Safir
Earl Shanks

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Programs and Risk Assessment

In connection with our annual budgeting process and our annual performance review process, our executive management reviews our compensation policies and practices, including with respect to risk. Our compensation policies and practices are relatively stable and tend not to change significantly from year to year, particularly below the officer level. We monitor the operation of these policies and procedures and believe that they have proven to be well-calibrated over time. We also believe that these policies and practices are comparable to those used by similarly situated companies in our industry and the companies with which we compete for talent. In conducting its risk review, management noted in particular the following aspects of our compensation policies and procedures:

•

Use of a combination of elements to achieve a balance between (1) fixed pay and variable pay, (2) time-based components and performance-based components, (3) quantitative targets and qualitative targets, and (4) short-term and long-term elements.

•

Multiple quantitative targets (designed to support the budget and two-year operating plan approved by the Board) within compensation plans, as well as elements that differ from plan to plan, and discretionary authority/elements or individual/team objectives in some plans.

•

Variable compensation elements, including equity awards whose value fluctuates with our stock price, represent approximately 20% of our total annual compensation expense and are broadly distributed among the employee base.

•

Bonus plans and performance-based equity plans are subject to maximum payouts and contain calibrated performance-payout curves and staged goals below target to permit payout opportunities for performance that approaches, but does not achieve, target. For non-officers, we sometimes use discretionary bonuses where warranted based on performance and/or retention considerations, even when pre-established goals or thresholds were not achieved.

•	Management maintains control over award templates and equity plan design and models the financial impact of design elements such as sales quotas and commissions before adoption.

•

Checks and balances in place for the processing of transactions and the calculation of performance levels and payout amounts, including a well-developed system of internal controls to help ensure that financial results and the underlying transactions are sound.

•	Provisions in our commission plans allowing us to reduce, withhold, or offset commissions for transactions that do not meet specified minimum requirements, even after the commission has been paid.

•

Quarter-end guidelines are in place to help ensure that sales transactions are handled in a consistent and ethical manner at the end of each reporting period, in addition to our other customary legal and compliance policies and procedures.

•	Quarterly certifications from a broad base of employees help promote accountability, transparency, and compliance.

•	Stock ownership guidelines for our directors and officers, as well as a policy prohibiting hedging and pledging to help maintain alignment between our directors / officers and our stockholders.

•	Clawback provisions included in our executive employment agreements, equity plan, and award agreements allowing us to recoup payments or awards under certain circumstances.

Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Tables

Summary Compensation Table for FYE 19

The following table lists the annual compensation of our officers for FYE 19, FYE 18, and FYE 17.

Name and Principal Position	Year Ended January 31,	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Dan Bodner - President and Chief Executive Officer	2019	755,000	—	7,039,200	—	938,635	98,430	8,831,265
	2018	755,000	—	6,619,200	—	800,222	76,980	8,251,402
	2017	752,067	—	5,920,320	—	724,885	59,121	7,456,393

Douglas Robinson - Chief Financial Officer	2019	443,208	—	1,257,000	—	345,086	48,527	2,093,821
	2018	432,083	—	1,182,000	—	283,412	14,000	1,911,495
	2017	423,075	—	1,110,941	—	259,620	26,751	1,820,387

Elan Moriah - President, Customer Engagement Solutions	2019	443,208	—	1,676,000	—	411,803	27,474	2,558,485
	2018	432,083	—	1,576,000	—	294,199	28,478	2,330,760
	2017	423,075	—	1,278,965	—	256,730	30,412	1,989,182

Peter Fante - Chief Administrative Officer	2019	406,583	—	1,257,000	—	315,869	52,948	2,032,400
	2018	396,500	—	1,182,000	—	216,727	14,000	1,809,227
	2017	388,125	—	1,015,688	—	198,533	41,392	1,643,738

(1)	Includes cash bonuses awarded outside the officer’s pre-defined annual bonus plan, if any.

(2)

Reflects the aggregate grant date fair value of stock awards approved for the officer in the applicable fiscal year computed in accordance with applicable accounting standards. Includes the aggregate grant date fair value of stock awards granted to the officers in a given fiscal year as a result of the discount feature under the stock bonus program, but excludes the value of any other shares issued or to be issued to the officers under the stock bonus program (the cash value of which is included within the “Non-Equity Incentive Plan Compensation” column in the fiscal year in which the corresponding cash bonus was earned). See “Compensation Discussion and Analysis—Stock Bonus Program” for more information about these stock bonus awards. For a further discussion of our accounting for equity compensation, see Note 14, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included under Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2019. For performance-based awards, the value shown in the table is based on the assumed achievement of the target level (i.e., the probable level) of performance. See the Grant Date Value of Performance Awards table below for the aggregate grant date fair value of these performance awards assuming the highest level of performance is achieved. Volatility in our stock price from year to year may impact the grant date fair value of our annual equity awards.

(3)

Amount represents performance-based annual bonuses tied to the officer’s pre-defined annual bonus plan. Includes the aggregate grant date fair value of shares to be issued to the officers under the stock bonus program in respect of the fiscal year in which the cash bonus was earned (such shares are effectively purchased by the executive officers at fair market value using bonus dollars), but excluding shares issued as a result of the discount feature of the program (the value of which is included within the “Stock Awards” column in the fiscal year in which such shares were granted).

(4)

See the table below for additional information on “All Other Compensation” amounts for FYE 19. “All Other Compensation” does not include premiums for group life, health, or disability insurance that is available generally to all salaried employees in the country in which the officer is employed and do not discriminate in scope, terms, or operation in favor of our officers or directors.

Pay Outcome Table for FYE 19

The following table sets forth the pay outcomes for our officers for FYE 19, FYE 18, and FYE 17, which we believe provides useful supplemental information to the Summary Compensation table above, as it demonstrates the value of share awards that vested and stock options that were exercised during the applicable years (as opposed to the grant date value of such awards), to more closely reflect each officer’s “take home” pay for such year. However, to the extent an officer chooses to hold his shares following vesting, including as a result of our stock ownership guidelines, his “take home” pay would be lower than the values in the table below and the value of the awards held would continue to fluctuate with the market, in alignment with our stockholders.

Name	Year Ended January 31,	Salary (1)	Bonus (2)	Earned Stock Awards (3)	Earned Option Awards (4)	All Other (1)	Total

Dan Bodner	2019	755,000	938,635	5,650,150	—	98,430	7,442,215
	2018	755,000	800,222	3,277,526	—	76,980	4,909,728
	2017	752,067	724,885	5,119,119	—	59,121	6,655,192

Douglas Robinson	2019	443,208	345,086	1,063,111	—	48,527	1,899,932
	2018	432,083	283,412	634,212	—	14,000	1,363,707
	2017	423,075	259,620	1,008,010	—	26,751	1,717,456

Elan Moriah	2019	443,208	411,803	1,266,365	—	27,474	2,148,850
	2018	432,083	294,199	730,026	—	28,478	1,484,786
	2017	423,075	256,730	1,217,210	—	30,412	1,927,427

Peter Fante	2019	406,583	315,869	992,416	—	52,948	1,767,816
	2018	396,500	216,727	571,136	—	14,000	1,198,363
	2017	388,125	198,533	885,603	—	41,392	1,513,653

(1)	As disclosed on the Summary Compensation table.

(2)	Cash bonus and non-equity incentive plan compensation as disclosed in the Summary Compensation table.

(3)

Earned stock awards means the value of all restricted stock units (time-based and performance-based) that vested during the applicable fiscal year (measured as of the date of vesting), regardless of the year in which such awards were granted.

(4)

Earned option awards means the value of all stock options exercised during the applicable fiscal year (measured as of the date of exercise), regardless of the year in which such awards were granted or became vested.

Grant Date Value of Performance Awards

The following table sets forth the aggregate grant date fair value of the performance awards made to our officers during FYE 19, FYE 18, and FYE 17, assuming:

(a)	the target level of performance (probable outcome) is achieved (see the Target Shares column), or

(b)	the highest level of performance is achieved (see the Maximum Possible Shares column).

Name	Grant Date	Target Shares	Fair Value of Target Shares	Maximum Possible Shares	Fair Value of Maximum Possible Shares

Dan Bodner	4/20/2018	100,800	$4,223,520	201,600	$8,447,040

	4/20/2017	84,000	$3,309,600	168,000	$6,619,200

	4/20/2016	84,000	$2,960,160	168,000	$5,920,320

Douglas Robinson	4/20/2018	15,000	$628,500	30,000	$1,257,000

	4/20/2017	15,000	$591,000	30,000	$1,182,000

	4/20/2016	15,763	$555,488	31,526	$1,110,976

Elan Moriah	4/20/2018	20,000	$838,000	40,000	$1,676,000

	4/20/2017	20,000	$788,000	40,000	$1,576,000

	4/20/2016	18,147	$639,500	36,294	$1,279,001

Peter Fante	4/20/2018	15,000	$628,500	30,000	$1,257,000

	4/20/2017	15,000	$591,000	30,000	$1,182,000

	4/20/2016	14,411	$507,844	28,822	$1,015,687

All Other Compensation Table

Name	Employer Retirement Contribution ($)	Car Allowance or Cost of Company Car ($)	Professional Advice Allowance ($)	Accrued Vacation Payout ($) (1)	Supplemental Life Insurance ($)	Travel ($)(2)	Total ($)

Dan Bodner	2,000	9,862	20,000	36,297	12,590	17,681	98,430

Douglas Robinson	2,000	12,000	25,931	8,596	—	—	48,527

Elan Moriah	2,000	12,936	838	—	—	11,700	27,474

Peter Fante	2,000	12,000	34,020	4,928	—	—	52,948

(1)

During FYE 19, several of the officers elected to participate in a program available to all U.S. employees by which a portion of the employee’s accrued vacation is monetized and the after-tax amount is donated to a children’s charity as part of Verint’s Next Generation program. The table above reflects the pre-tax amount that was included in the officer’s compensation prior to such donation.

(2)

Officers who attend the Company’s annual sales recognition trip are entitled to reimbursement for certain personal expenses, including travels costs for their spouse or other guests, on the same basis as the sales employees who are invited to such event.

Grants of Plan-Based Awards for FYE 19

The following table sets forth information concerning equity and other plan-based grants to our officers during FYE 19.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Threshold ($) (1)	Target ($)	Max ($)	Threshold (#) (5)	Target (#)	Max (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2)

Dan Bodner	RSU (3)	4/20/2018				—	—	—	67,200	2,815,680

	PSU (4)	4/20/2018				25,200	100,800	201,600		4,223,520

	Annual Bonus for FYE 19	N/A	204,000	816,000	1,224,000	—	—	—	—	—

Douglas Robinson	RSU (3)	4/20/2018				—	—	—	15,000	628,500

	PSU (4)	4/20/2018				3,750	15,000	30,000		628,500

	Annual Bonus for FYE 19	N/A	75,000	300,000	450,000	—	—	—	—	—

Elan Moriah	RSU (3)	4/20/2018				—	—	—	20,000	838,000

	PSU (4)	4/20/2018				5,000	20,000	40,000		838,000

	Annual Bonus for FYE 19	N/A	89,500	358,000	537,000	—	—	—	—	—

Peter Fante	RSU (3)	4/20/2018				—	—	—	15,000	628,500

	PSU (4)	4/20/2018				3,750	15,000	30,000		628,500

	Annual Bonus for FYE 19	N/A	68,650	274,600	411,900	—	—	—	—	—

(1)

The threshold column corresponds to the minimum bonus payable to the executive officer assuming that minimum financial performance goals are achieved. If minimum financial performance goals are not achieved, the bonus payable to the executive officer would be zero. As disclosed in the Summary Compensation table above, the actual bonus payouts for FYE 19 were as follows: Mr. Bodner $938,635, Mr. Robinson $345,086, Mr. Moriah $411,803, and Mr. Fante $315,869.

(2)

Reflects the aggregate grant date fair value of equity awards approved for the officer in the applicable fiscal year computed in accordance with applicable accounting standards. The grant date fair value of PSUs is based on the target number of shares and calculated using the closing price of our common stock on the grant date. See the Grant Date Value of Performance Awards table above for the aggregate grant date fair value of these performance awards assuming the highest level of performance is achieved. For a further discussion of our accounting for equity compensation, see Note 14, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included under Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2019.

(3)	The April 20, 2018 time-based RSUs vest 1/3 on April 9, 2019, 1/3 on April 9, 2020, and 1/3 on April 9, 2021.

(4)

The April 20, 2018 PSUs are eligible to vest based on a 2-year performance period following the compensation committee’s determination of our achievement of specified revenue and EBITDA targets for the period from February 1, 2018 through January 31, 2020, but no earlier than April 9, 2020 with respect to two-thirds of the units. The remaining one-third of the units are eligible to vest based on a 3-year performance period following the compensation committee’s determination of our achievement of specified relative TSR targets for the period from February 1, 2018 through January 31, 2021, but no earlier than April 9, 2021. The performance goals were established at the time of the grant.

(5)

Represents the threshold number of shares that were available to be earned in the applicable performance period. If the minimum performance goals are not achieved in a performance period, no shares are earned for that period.

Further Information Regarding Summary Compensation Table for FYE 19 and Grants of Plan-Based Awards Table for FYE 19

As of the date of this proxy statement, each of our officers is party to an employment agreement with us. Each agreement provides for certain severance payments and benefits, including in connection with a change in control. See “—Executive Officer Severance Benefits and Change in Control Provisions” below for a discussion of these severance and change in control benefits, as well as a description of the restrictive covenants and clawback provisions contained in such agreements.

The agreements with our officers generally provide for an initial term of two years, followed by automatic one-year renewals (unless terminated by either party in accordance with the agreement and subject to required notice). Termination of the agreements by us constitutes good reason for resignation under the agreements with our officers other than Mr. Bodner, and constitutes a termination by us without cause under the agreement with Mr. Bodner.

Narrative to Summary Compensation Table for FYE 19

As discussed in the “Compensation Discussion and Analysis” above, each officer’s employment agreement provides for an annual base salary, target bonus, and certain perquisites. Although target bonuses are specified in each employment agreement, bonus payments are not guaranteed and are paid based on the achievement of performance goals. As of January 31, 2019, the target bonuses specified by the employment agreements were as follows: $600,000 for Mr. Bodner, $219,000 for Mr. Robinson, $167,500 for Mr. Fante, and $219,000 for Mr. Moriah. Historically, the target bonuses for each executive officer established by the compensation committee as part of its annual compensation review process has equaled or exceeded the target bonus specified in the executive officer’s employment agreement (if any) as well as the target bonus from the previous year.

Consistent with our compensation philosophy, and as discussed above, the compensation packages for our CEO and other officers are structured to provide pay opportunities that are competitive with market and which incentivize our officers to perform. A significant majority of the pay opportunity of each officer comes in the form of equity awards, 50% (or more) of which are performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile - the officer’s pay opportunity at the time of grant (as reflected in the Summary Compensation table) may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of the award at vesting (as reflected in the Option Exercises and Stock Vesting table) may not correspond to the officer’s “take-home” pay unless the shares are actually sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to fluctuate with the market, in alignment with our stockholders. As a result, the actual value realized by the holders of these awards may significantly diverge from the originally disclosed grant value of such awards or the disclosed value at vesting.

Narrative to All Other Compensation Table

We provide a limited amount of perquisites to our officers, which vary from officer to officer depending on the terms of their employment agreements, local policy, and historical practice. Each of the executive officers is entitled to use of a company car or an annual car allowance and an annual allowance for legal, tax, or accounting advice. All executive officers receive the same health insurance and company-paid group life and disability insurance offered to all other U.S. employees. In addition, Mr. Bodner has historically received a supplemental company-paid life insurance policy. Officers are entitled to participate in a program available to all U.S. employees by which a portion of the employee’s accrued vacation is monetized and the after-tax amount is donated to a children’s charity as part of Verint’s Next Generation program. Officers who attend the Company’s annual sales recognition trip are entitled to reimbursement for certain personal expenses, including travels costs for their spouse or other guests, on the same basis as the sales employees who are invited to such event. Officers receive the same partial match of their 401(k) contributions as all other U.S. employees, up to a maximum company contribution of $2,000 per year.

Outstanding Equity Awards at January 31, 2019

The following table sets forth information regarding various equity awards held by our officers as of January 31, 2019. The market value of all awards is based on the closing price of our common stock as of the last trading day in the year ended January 31, 2019 ($48.37 on January 31, 2019).

Name	Date of Grant		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (7)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Dan Bodner	4/20/2016	(1)	—	—	—	—	28,000	1,354,360	—	—
	4/20/2016	(2)	—	—	—	—	15,112	730,967	—	—
	4/20/2017	(3)	—	—	—	—	56,000	2,708,720	—	—
	4/20/2017	(4)	—	—	—	—	56,000	2,708,720	28,000	1,354,360
	4/20/2018	(5)	—	—	—	—	67,200	3,250,464	—	—
	4/20/2018	(6)	—	—	—	—	—	—	100,800	4,875,696
Douglas Robinson	4/20/2016	(1)	—	—	—	—	5,254	254,136	—	—
	4/20/2016	(2)	—	—	—	—	2,835	137,129	—	—
	4/20/2017	(3)	—	—	—	—	10,000	483,700	—	—
	4/20/2017	(4)	—	—	—	—	10,000	483,700	5,000	241,850
	4/20/2018	(5)	—	—	—	—	15,000	725,550	—	—
	4/20/2018	(6)	—	—	—	—	—	—	15,000	725,550
Elan Moriah	4/20/2016	(1)	—	—	—	—	6,049	292,590	—	—
	4/20/2016	(2)	—	—	—	—	3,263	157,831	—	—
	4/20/2017	(3)	—	—	—	—	13,334	644,966	—	—
	4/20/2017	(4)	—	—	—	—	13,333	644,917	6,667	322,483
	4/20/2018	(5)	—	—	—	—	20,000	967,400	—	—
	4/20/2018	(6)	—	—	—	—	—	—	20,000	967,400
Peter Fante	4/20/2016	(1)	—	—	—	—	4,804	232,369	—	—
	4/20/2016	(2)	—	—	—	—	2,591	125,327	—	—
	4/20/2017	(3)	—	—	—	—	10,000	483,700	—	—
	4/20/2017	(4)	—	—	—	—	10,000	483,700	5,000	241,850
	4/20/2018	(5)	—	—	—	—	15,000	725,550		—
	4/20/2018	(6)	—	—	—	—	—	—	15,000	725,550

(1)	The April 20, 2016 RSUs vest 1/3 on April 6, 2017, 1/3 on April 6, 2018, and 1/3 on April 6, 2019.

(2)

The April 20, 2016 PSUs vest based on a single two-year performance period following the compensation committee’s determination of our achievement of specified revenue, EBITDA, and relative TSR targets for the period from February 1, 2016 through January 31, 2018, but no earlier than April 6, 2018 with respect to two-thirds of the earned units and no earlier than April 6, 2019 with respect to the remaining one-third of the earned units. The table reflects the number of shares earned based on the completion of the performance period as of January 31, 2018. Two-thirds of this amount vested on April 6, 2018 and one-third of this amount will vest on April 6, 2019.

(3)	The April 20, 2017 RSUs vest 1/3 on April 12, 2018, 1/3 on April 12, 2019, and 1/3 on April 12, 2020.

(4)

The April 20, 2017 PSUs vest one-third in each based on revenue, EBITDA and relative TSR targets. Revenue and EBITDA units vest based on a two-year performance period following the compensation committee’s determination of our achievement of specified revenue and EBITDA targets for the period from February 1, 2017 through January 31, 2019, but no earlier than April 12, 2019. The relative TSR units vest based on a three-year performance period following the compensation committee’s determination of our achievement of a specified relative TSR target for the period from February 1, 2017 through January 31, 2020, but no earlier than April 12, 2020. The table excludes shares eligible to be earned in excess of the target level (based on the overachievement of the applicable performance goals).

(5)	The April 20, 2018 time-based RSUs vest 1/3 on April 9, 2019, 1/3 on April 9, 2020, and 1/3 on April 9, 2021.

(6)

The April 20, 2018 PSUs vest one-third in each based on revenue, EBITDA and relative TSR targets. Revenue and EBITDA units vest based on a two-year performance period following the compensation committee’s determination of our achievement of specified revenue and EBITDA targets for the period from February 1, 2018 through January 31, 2020, but no earlier than April 9, 2020. The relative TSR units vest based on a three-year performance period following the compensation committee’s determination of our achievement of a specified relative TSR target for the period from February 1, 2018 through January 31, 2021, but no earlier than April 9, 2021. The table excludes shares eligible to be earned in excess of the target level (based on the overachievement of the applicable performance goals).

(7)	Includes time-based awards as well as performance-based awards for which the performance goals had been satisfied based on the conclusion of FYE 19.

(8)	Includes performance-based awards for which the performance goals had not yet been satisfied based on the conclusion of FYE 19.

Option Exercises and Stock Vesting During FYE 19

The following table sets forth information regarding option exercises and stock award vestings for our officers during FYE 19. The value realized on exercise of stock options is calculated by multiplying the number of options being exercised by the spread between the exercise price and the market price of our common stock at the time of exercise. The value of stock awards realized on vesting is calculated by multiplying the number of shares vesting by the closing price of our common stock on the vesting date. See “—Outstanding Equity Awards at January 31, 2019” above for the vesting schedule of outstanding awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dan Bodner	—	—	111,333	5,650,150
Douglas Robinson	—	—	20,948	1,063,111
Elan Moriah	—	—	24,953	1,266,365
Peter Fante	—	—	19,555	992,416

As discussed above, a significant majority of the pay opportunity of each officer comes in the form of equity awards, 50% (or more) of which are generally performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile - the officer’s pay opportunity at the time of grant (as reflected in the Summary Compensation table) may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of the award at vesting (as reflected in the table above) may not correspond to the officer’s “take-home” pay unless the shares are actually sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to fluctuate with the market (and in alignment with our stockholders), which in turn may significantly diverge from the value at the time of vesting.

Executive Officer Severance Benefits and Change in Control Provisions

As of the date of this proxy statement, each of our officers is party to an employment agreement with us. The material terms of the officer employment agreements are summarized below. This is not a complete summary of the officer employment agreements.

Provisions of Executive Officer Agreements

Each of the employment agreements with our officers provides for an annual base salary and a performance-based bonus target.

Severance or Advance Notice Not in Connection with a Change in Control

In the event of an involuntary termination of employment (a termination without cause or a resignation for good reason) not in connection with a change in control, the executive officers are, subject to their execution of a release and continued compliance with the restrictive covenants described below, entitled to specified amounts of severance and/or minimum amounts of advance notice.

Our executive officers, other than Mr. Bodner, are entitled to severance consisting of a lump sum payment equal to 12 months of base salary and reimbursement for 12 months of health insurance premiums.

Mr. Bodner is entitled to a 60 day advance notice period (during which all of his regular compensation and benefits would be payable) and severance consisting of a lump sum payment equal to 18 months of base salary, reimbursement of health insurance premiums, continuation of his professional advice allowance, and access to his company-leased vehicle.

In the event of an involuntary termination, each executive officer, other than Mr. Bodner, is also entitled to a pro-rated portion of his annual bonus for such year plus an amount equal to 100% of his average annual bonus measured over the last three years. Mr. Bodner’s agreement provides for a pro-rated portion of his annual bonus for such year plus an amount equal to 150% of his target bonus.

In the event of a termination of the executive officer’s employment as a result of disability (as defined in the applicable employment agreement), the executive officer would be entitled to receive (i) a lump sum cash payment equal to the greater of (x) six months or (y) the number of full and partial months from the date of termination of employment and until the date on which the executive officer would be eligible to receive benefits under the Company’s long-term disability plan applicable to him (but in no event more than 12 months), and (ii) a pro-rated portion of the executive officer’s annual bonus for the year of termination.

Severance in Connection with a Change in Control

In the event of an involuntary termination of employment in connection with a change in control, in lieu of the salary severance and bonus severance described above, each of the executive officers is entitled to enhanced cash severance equal to the sum of 1.5 times his base salary and target bonus, plus a pro-rated target bonus for the year of termination, or in the case of Mr. Bodner, 2.5 times the sum of his base salary and target bonus, plus a pro-rated target bonus for the year of termination. Other payments or benefits triggered by a termination event, such as advance notice or reimbursement of health insurance premiums, would continue to apply on the same basis as described in the preceding section.

Equity

Other than in the case of Mr. Bodner, the agreements do not provide for equity acceleration in the case of an involuntary termination not in connection with a change in control. In the event of an involuntary termination of employment in connection with a change in control, each of the employment agreements provides for acceleration of all unvested equity awards. Each of the agreements also provides that all of the executive officer’s outstanding equity awards will become fully vested if not assumed in connection with a change in control.

Other Provisions

Each of the employment agreements provides for customary restrictive covenants, with a restricted period ranging from 12 to 24 months, including a non-compete, a non-solicitation of customers and employees, and an indefinite non-disclosure provision. Each agreement also contains a clawback provision which allows us to recoup from the officer, or cancel, a portion of the officer’s incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer’s misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated. The amount to be recovered or forfeited is the amount by which the incentive compensation in the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated. Our Amended and Restated 2015 Long-Term Stock Incentive Plan, and the proposed 2019 Long-Term Stock Incentive Plan, also allow for the cancellation or forfeiture of an award, or the repayment of any gain related to an award, if an officer engages in activity detrimental to our company. Each of our executive officers is also entitled to a gross-up for any excise taxes he may become subject to in connection with a change in control. The terms “cause”, “good reason”, and “change in control” are defined in the forms of employment agreements.

Potential Payments Upon Termination or Change in Control (CIC)

The table below outlines the potential payments and benefits that would have become payable by us to our officers in the event of certain triggering events, assuming that the relevant event occurred on January 31, 2019. In reviewing the table, please note the following:

•

The table does not include amounts that would be payable by third parties where we have no continuing liability at the time of the triggering event, such as amounts payable under private insurance policies, government insurance such as social security, or 401(k) or similar defined contribution retirement plans.

•

Except as noted in the next bullet, the table does not include payments or benefits that are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors, such as short-term disability payments or payment for accrued but unused vacation.

•

The table includes all severance or notice payments for which we are financially responsible at the time of the triggering event, even if such payments are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors.

•	The value of equity awards in the table below is based on the closing price of our common stock on the last trading day in the year ended January 31, 2019 ($48.37 on January 31, 2019).

•

The table assumes that in connection with a change in control in which the executive officer is not terminated, all of such executive officer’s unvested equity is assumed (and is therefore not accelerated).

•

The table assumes that in the event an executive officer becomes disabled, he becomes eligible for benefits under our long-term disability insurance within six months of the occurrence of such disability.

•	Except with respect to tax gross-up amounts to which the executive officers may be entitled, all amounts are calculated on a pre-tax basis.

	Salary Continuation Value ($)	Pro Rata Bonus ($) (1)	Additional Bonus ($) (2)	Accelerated Equity Awards ($) (3)	Health Benefits (present insurance coverage value) ($) (4)	Other Benefits ($) (5)	280G Tax Gross up ($) (6)	Total ($)
Dan Bodner

Death	—	938,635	—	—	101,923	44,793	—	1,085,351

Disability	377,500	938,635	—	—	33,974	44,793	—	1,394,902

Resignation for Good Reason/Involuntary Termination without Cause	1,132,500	938,635	1,224,000	16,983,287	101,923	44,793	—	20,425,138

Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	1,887,500	816,000	2,040,000	16,983,287	101,923	44,793	—	21,873,503
Douglas Robinson

Death	—	345,086	—	—	67,370	—	—	412,456

Disability	223,500	345,086	—	—	33,685	—	—	602,271

Resignation for Good Reason/Involuntary Termination without Cause	447,000	345,086	296,039	—	67,370	—	—	1,155,495

Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	670,500	300,000	450,000	3,051,615	67,370	—	—	4,539,485
Elan Moriah

Death	—	411,803	—	—	58,343	—	—	470,146

Disability	223,500	411,803	—	—	29,172	—	—	664,475

Resignation for Good Reason/Involuntary Termination without Cause	447,000	411,803	320,911	—	58,343	—	—	1,238,057

Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	670,500	358,000	537,000	3,997,587	58,343	—	—	5,621,430
Peter Fante

Death	—	315,869	—	—	57,765	—	—	373,634

Disability	205,000	315,869	—	—	28,883	—	—	549,752

Resignation for Good Reason/Involuntary Termination without Cause	410,000	315,869	243,710	—	57,765	—	—	1,027,344

Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	615,000	274,600	411,900	3,018,046	57,765	—	—	4,377,311

(1)

For each officer, in the case of death, disability or resignation for good cause/involuntary termination without cause, the pro-rata bonus reflects the actual bonus awarded for FYE 19 (notwithstanding that the formal determination of bonuses did not occur until after the end of the year).

For each officer, for a CIC termination, the pro-rata bonus reflects the officer’s target bonus for FYE 19.

(2)

For each officer other than Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 100% of the average annual bonus awarded for the three-year period ended January 31, 2019 (notwithstanding that the formal determination of bonuses for FYE 19 did not occur until after the end of the year). For Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 150% of his target bonus for FYE 19.

For each officer other than Mr. Bodner, for a CIC termination, the additional bonus reflects 150% of the officer’s target bonus for FYE 19. For Mr. Bodner, for a CIC termination, the additional bonus reflects 250% of the target bonus for FYE 19.

(3)

For equity awards other than stock options, value is calculated as the closing price of our common stock on the last trading day in the year ended January 31, 2019 ($48.37 on January 31, 2019) times the number of shares accelerating. Shares accelerating includes the target number of performance shares for the January 31, 2019 performance period (not the number of shares calculated to be earned based on the completion of the performance period as of January 31, 2019, as in the Outstanding Equity Awards table) as well as for performance periods that had not yet been completed as of January 31, 2019. The officers did not hold any unvested stock options as of January 31, 2019.

(4)	Amounts shown represent the actual cost of the contractually agreed number of months of COBRA payments, including applicable income taxes.

(5)	Amounts shown represent the cost of the continuation of other benefits, which includes professional advice allowance and car allowance.

(6)	Based on the applicable calculation under Section 280G of the Internal Revenue Code and the regulations thereunder, no 280G tax gross up would have been payable.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of our Chief Executive Officer, Mr. Bodner, to the annual total compensation of the median compensated employee of the Company and its consolidated subsidiaries, excluding Mr. Bodner (the “median employee”).

For the year ended January 31, 2019, our last completed fiscal year:

•	The annual total compensation of our median employee was $111,531.

•	Mr. Bodner’s annual total compensation, as reported in the Summary Compensation table above, was $8,831,265.

•

Based on this information, the ratio of the annual total compensation of Mr. Bodner to the median annual total compensation of all other employees of the Company and its consolidated subsidiaries was estimated to be 79 to 1.

For purposes of identifying our median employee, we used our worldwide employee population as of November 1, 2018 (the “Determination Date”), which consisted of 4,941 total employees, of which 1,928 were located in the United States and 3,013 were located outside of the United States. We used the sum of total base pay and target bonus, in each case, as of the Determination Date, plus the grant date fair value of equity awards, if any, granted from February 1, 2018 to November 1, 2018, as our compensation measure that we consistently applied to all employees. We annualized the compensation of all permanent full-time and part-time employees who were hired by the Company and its consolidated subsidiaries between February 1, 2018 and the Determination Date and we applied an exchange rate as of October 31, 2018, to convert all international currencies into U.S. dollars.

We determined the annual total compensation of our median employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules.

We converted all such compensation denominated in international currencies into U.S. dollars based on an average exchange rate from February 1, 2018 through January 31, 2019.

The foregoing pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules for identifying the median employee and calculating the pay ratio based on our payroll and employment records and the methodology described above. These rules permit companies to employ a wide range of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio reported above, as other companies may have utilized different permitted methodologies, exclusions, estimates and or assumptions, and may have significantly different work force structure from ours.

DIRECTOR COMPENSATION

The Board is responsible for establishing director compensation arrangements based on recommendations from the compensation committee.

Our practice is not to separately compensate any non-independent directors that sit on our Board. Mr. Bodner was the only non-independent director on our Board during FYE 19 and he was not compensated for his service on the Board, either as a member of the Board or as the Chairman of the Board.

Our compensation package for independent directors is designed to provide competitive compensation necessary to attract and retain high quality independent directors. The compensation committee annually reviews our independent director compensation arrangements based on market studies or trends and from time to time engages its independent compensation consultant to prepare a customized peer group analysis.

The compensation committee did not recommend any changes to our independent director compensation arrangements for FYE 19, other than an increase in the lead independent director fee from $25,000 per year to $35,000 per year to better align it with the market median. Apart from the introduction of, and this subsequent minor adjustment to, the lead independent director fee, our director compensation package has not changed since 2014.

The following summarizes the compensation package for our independent directors for FYE 19:

•	An annual equity grant with a value of $200,000, subject to one-year vesting;

•	$50,000 annual cash retainer;

•	No per-meeting fees; and

•	Annual Board and committee chairperson and membership fees as set forth below:

	Committee Membership Fee	Chairperson or Lead Independent Director Fee (paid in lieu of membership fee for committee chairpersons)
Board of Directors	N/A	$35,000 (for lead independent director)
Audit Committee	$15,000	$27,000
Compensation Committee	$10,000	$20,000
Corporate Governance & Nominating Committee	$6,000	$12,500

Director Compensation for FYE 19

The following table summarizes the cash and equity compensation earned by each member of the Board for service as a director during FYE 19.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
	(1)	(2),(3)	(2)
Dan Bodner	—	—	—	—
John Egan	99,332	199,989	—	299,321
Stephen Gold (4)	23,731	83,302	—	107,033
Penelope Herscher	56,000	199,989	—	255,989
William Kurtz	77,000	199,989	—	276,989
Richard Nottenburg	70,000	199,989	—	269,989
Howard Safir	81,000	199,989	—	280,989
Earl Shanks	75,000	199,989	—	274,989

(1)	Represents amount earned for service as a director during FYE 19 regardless of the year of payment.

(2)	Reflects the aggregate grant date fair value computed in accordance with applicable accounting standards.

(3)

On April 20, 2018, each of Messrs. Egan, Kurtz, Nottenburg, Safir, and Shanks and Ms. Herscher received an award of 4,773 RSUs in respect of service on the Board for FYE 19, which vested on April 9, 2019. The grant date fair value of these awards is based on the $41.90 closing price of our common stock on the April 20, 2018 grant date.

(4)

Mr. Gold joined the Board on August 30, 2018. On that same date, Mr. Gold received a pro-rated equity award of 1,707 RSUs in respect of his partial year of service on the Board for FYE 19, which award vested on April 9, 2019. The grant date fair value of this award is based on the $48.80 closing price of our common stock on August 30, 2018.

The following table summarizes the aggregate number of unvested stock options and unvested shares of restricted stock or restricted stock units held by each member of our Board (granted for service as a director) as of January 31, 2019.

Name	Unvested Options	Unvested Stock Awards

Dan Bodner	—	—
John Egan	—	4,773
Stephen Gold	—	1,707
Penelope Herscher	—	4,773
William Kurtz	—	4,773
Richard Nottenburg	—	4,773
Howard Safir	—	4,773
Earl Shanks	—	4,773

Other Director Compensation Information

All directors are eligible to be reimbursed for their out-of-pocket expenses in attending meetings of the Board or of committees of the Board.

Our Board has adopted stock ownership guidelines for our executive officers and non-employee directors. Non-employee directors are required to hold equity equal to five times their annual cash retainer. Our directors are also subject to our insider trading policy and an additional policy prohibiting hedging and pledging transactions. See “—Compensation Discussion and Analysis—Stock Ownership Guidelines and Other Policies.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer has served on the Board of Directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or compensation committee. None of the members of the compensation committee is or has ever been a Verint officer or employee. During FYE 19, no member of the compensation committee had any direct or indirect material interest in a transaction or business relationship with us that would require disclosure under the rules of the SEC relating to disclosure of related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of May 7, 2019 (the “Reference Date”) by:

•	each person (or group within the meaning of Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own 5% or more of our common stock as of the Reference Date;

•	each member of our Board and each of our named executive officers; and

•	all members of our Board and our executive officers as a group.

As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any equity security.

•	A person is deemed to be the beneficial owner of securities that he or she has the right to acquire within 60 days from the Reference Date through the exercise of any option, warrant, or right.

•

Shares of our common stock subject to options, warrants, or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the ownership percentage of any other person.

•	The amounts and percentages are based upon 65,773,328 shares of common stock outstanding as of the Reference Date.

•	The foregoing outstanding share number includes employee equity awards that have been settled but excludes awards that are vested but not yet delivered (if any).

•	The table below, however, includes awards that have vested or will vest within 60 days of the Reference Date even if the underlying shares have not yet been delivered.

Name of Beneficial Owner	Class	Number of Shares Beneficially Owned (1)		Percentage of Total Shares Outstanding
Principal Stockholders:
The Vanguard Group, Inc.	Common	5,970,646	(2)	9.1%
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc.	Common	4,691,335	(3)	7.1%
55 East 52nd Street
New York, NY 10055

Directors and Executive Officers:
Dan Bodner	Common	581,176		*
Douglas Robinson	Common	150,313		*
Peter Fante	Common	—		*
Elan Moriah	Common	63,539		*
John Egan	Common	29,030		*
Stephen Gold	Common	1,707		*
Penelope Herscher	Common	5,401		*
William Kurtz	Common	9,593		*
Richard Nottenburg	Common	7,939		*
Howard Safir	Common	25,400		*
Earl Shanks	Common	31,112		*

All executive officers and directors as a group (eleven persons)		905,210		1.4%

*	Less than 1%.

(1)

Unless otherwise indicated and except pursuant to applicable community property laws, to our knowledge, each person or entity listed in the table above has sole voting and investment power with respect to all shares listed as owned by such person or entity.

(2)

As reported in the Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. (“Vanguard”), Vanguard has sole voting power over 64,117 shares of Verint common stock, shared voting power over 8,433 shares of Verint common stock, sole dispositive power over 5,904,748 shares of Verint common stock, and shared dispositive power over 65,898 shares of Verint common stock.

(3)

As reported in the Schedule 13G filed with the SEC on February 6, 2019 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power over 4,539,405 shares of Verint common stock, and sole dispositive power over 4,691,335 shares of Verint common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to us, or written representations that no reports were required, we believe that during the year ended January 31, 2019, our directors, executive officers, and 10% stockholders complied with all filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Under our audit committee charter, all related-party transactions (as described in Item 404 of Regulation S-K and relevant SEC and stock exchange rules) other than director and officer compensation arrangements approved by the full Board or the compensation committee must be approved in advance by our audit committee. In addition to the requirements of our audit committee charter, we have a written policy regarding the approval of related-party transactions. Such policy provides that any related-party transaction, which includes any financial transaction, arrangement, or relationship between us and a related party, or any series of similar transactions, arrangements, or relationships between us and a related party, where the aggregate amount involved will or is expected to exceed $120,000 in any fiscal year and the related party has or will have a direct or indirect material interest, must be described in writing and submitted to our Chief Compliance Officer prior to the transaction. Such proposed related-party transaction must be reviewed by our Chief Compliance Officer and/or Chief Financial Officer and must be submitted to our audit committee for its review and approval. Our Chief Compliance Officer, Chief Financial Officer, and audit committee will consider several factors in their review, including the fairness of the terms of the transaction, the role of the related party in the transaction, and whether the transaction could have an effect on the status of any director or director nominees as an independent director under applicable rules. The audit committee has reviewed and approved all of the agreements and transactions referred to in this section.

The following summarizes arrangements that were in effect during FYE 19.

CTI Merger Agreement

On August 12, 2012, we entered into an agreement and plan of merger (the “CTI Merger Agreement”) with our former majority stockholder, Comverse Technology, Inc. (“CTI”), providing for our acquisition of CTI (the “CTI Merger”). The CTI Merger was completed on February 4, 2013.

Comverse Share Distribution Agreement

On October 31, 2012, prior to the closing of the CTI Merger, CTI completed the Comverse share distribution in which it distributed all of the outstanding shares of common stock of its former subsidiary, Comverse, Inc., to CTI’s stockholders. As a result of the Comverse share distribution, Comverse, Inc. became an independent company and ceased to be a wholly owned subsidiary of CTI. As of February 28, 2017, Mavenir Inc. became successor-in-interest to Comverse, Inc.

In connection with the Comverse share distribution, Comverse and CTI entered into a Distribution Agreement, dated as of October 31, 2012 (the “Distribution Agreement”). We were a third-party beneficiary of that agreement and assumed CTI’s rights and obligations under that agreement in connection with the CTI Merger. The Distribution Agreement sets forth the agreement between CTI and Comverse regarding the principal transactions necessary to separate Comverse from CTI. It also sets forth other agreements that govern certain aspects of CTI’s relationship with Comverse following the completion of the Comverse share distribution and provides certain indemnities to CTI and its affiliates (including us) related to the CTI Merger Agreement, the Comverse share distribution and the Comverse business.

Comverse agreed to broad releases pursuant to which it released CTI and its affiliates, successors and assigns from, and indemnified and held harmless all such persons against and from, any claims against any of them arising out of or relating to the management of Comverse’s business, certain events that took place prior to the Comverse share distribution, the Comverse share distribution, the terms of the Distribution Agreement and the other agreements entered into in connection with the Comverse share distribution, Comverse’s post-share distribution certificate of incorporation and bylaws, and any other decision made or action taken relating to Comverse. The releases did not extend to obligations or liabilities under any agreements between CTI and Comverse that remained in effect following the Comverse share distribution.

CTI and Comverse also agreed to indemnify each other and each of their respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives, against certain liabilities in connection with their respective businesses and any breach by such party of the Distribution Agreement. These respective indemnity obligations under the Distribution Agreement are not subject to time limitation.

In addition, Comverse agreed to indemnify CTI and its affiliates (including us) against certain losses that may arise as a result of the CTI Merger and the Comverse share distribution. Certain of these indemnification obligations are capped at $25.0 million and certain are uncapped. Specifically, the capped indemnification obligations include indemnifying us against losses stemming from breaches by CTI of representations, warranties and covenants made to us in the CTI Merger Agreement and for any liabilities of CTI that were known by CTI but not included on the net worth statement delivered to us at the closing of the CTI Merger. Comverse’s uncapped indemnification obligations include indemnifying us against liabilities relating to Comverse’s business; claims by any stockholder or creditor of CTI related to the Comverse share distribution, the CTI Merger or related transactions or disclosure documents; certain claims made by employees or former employees of CTI and any claims made by employees and former employees of Comverse; any failure by Comverse to perform under any of the agreements entered into in connection with the Comverse share distribution; claims related to CTI’s ownership or operation of Comverse; claims related to the disposition of CTI’s ownership interest in Starhome B.V.; certain retained liabilities of CTI that were not reflected on or reserved against on the net worth statement delivered to us by CTI at the closing of the CTI Merger; and claims arising out of the exercise of appraisal rights by a CTI stockholder in connection with the Comverse share distribution. Comverse also assumed all pre-Comverse share distribution tax obligations of each of Comverse and CTI.

AUDIT MATTERS

Audit Committee Pre-Approval Procedures

The audit committee of our Board is directly responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with the audit committee’s charter, it must approve, in advance of the service, all audit and permissible non-audit services to be provided by our independent registered public accounting firm and establish policies and procedures for the engagement of the outside auditor to provide audit and permissible non-audit services. Our independent registered public accounting firm may not be retained to perform non-audit services specified in Section 10A(g) of the Exchange Act.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.

The audit committee appointed Deloitte & Touche LLP as our auditors for FYE 19 and FYE 18. Deloitte & Touche LLP has advised the audit committee that they are independent accountants with respect to Verint, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC.

In conjunction with our management, the audit committee regularly reviews the services and fees from our independent registered public accounting firm. Our audit committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of Deloitte & Touche LLP.

In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services during FYE 19 and FYE 18. Our audit committee has determined that these services did not impair Deloitte & Touche LLP’s independence from Verint.

Fees of Independent Registered Public Accountants

During FYE 19 and FYE 18, we retained Deloitte & Touche LLP to provide professional services in the following categories and amounts:

	Year Ended January 31,
(in thousands)	2019	2018
Audit fees (1)	$4,155	$3,815
Audit-related fees (2)	25	176
Tax fees (3)	4	37
All other fees (4)	54	5

Total fees	$4,238	$4,033

(1)

“Audit fees” include fees for audit services principally related to the year-end audit and the quarterly reviews of our consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit services performed in connection with our acquisitions, and statutory audit fees.

(2)	“Audit-related fees” include fees which are for assurance and related services other than those included in Audit fees.

(3)	“Tax fees” include fees for tax compliance and advice.

(4)	“All other fees” include fees for all other non-audit services.

REPORT OF THE AUDIT COMMITTEE

Role of the Audit Committee

The primary purpose of the audit committee is to assist the Board in its general oversight of Verint’s financial reporting process, including its internal controls and audit functions, as well as oversight of the Code of Business Conduct and Ethics for Senior Officers and the Code of Conduct for all employees. The responsibilities of the audit committee are more fully described in its charter, which can be found on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html. One of the audit committee’s key responsibilities, as reflected in its charter, is to select, compensate, evaluate, and, when appropriate, replace Verint’s independent registered public accounting firm. The audit committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

Review of Verint’s Audited Financial Statements for FYE 19

Management is primarily responsible for the preparation, presentation, and integrity of Verint’s financial statements. The audit committee reviews Verint’s financial statements on a quarterly and annual basis, and in connection with these reviews, it discusses Verint’s financial statements with management and the independent registered public accounting firm. The audit committee has reviewed Verint’s audited financial statements for FYE 19 and discussed them with management. In March 2019, the audit committee reviewed Verint’s audited financial statements and footnotes for inclusion in Verint’s Annual Report on Form 10-K for FYE 19. Based on this review and prior discussions with management and the independent registered public accountants as described below, the audit committee recommended to the Board that Verint’s audited financial statements be included in its Annual Report on Form 10-K for FYE 19 for filing with the SEC.

Review and Discussions with the Independent Registered Public Accounting Firm

Verint’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements of Verint, expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Deloitte & Touche LLP is also responsible for performing a review of Verint’s quarterly financial results, which are published in our earnings releases and Forms 10-Q.

The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or PCAOB, regarding the independent registered public accounting firm’s judgments about the quality of Verint’s accounting principles as applied in its financial reporting. The audit committee has also received written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526 and has discussed with Deloitte & Touche LLP its independence, including considering whether the independent registered public accounting firm’s provision of non-audit services to Verint is compatible with the independent registered public accounting firm’s independence.

The audit committee discussed with Verint’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee met with the independent registered public accounting firm to discuss the results of its audits, the evaluations of Verint’s internal controls, and the overall quality of Verint’s financial reporting. The audit committee also met in private sessions with the independent registered public accounting firm at certain of its meetings, without management present, to discuss financial management, accounting, and internal control issues.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that our annual audited consolidated financial statements be included in our Annual Report on Form 10-K for the period ended January 31, 2019, for filing with the SEC.

Audit Committee:

William Kurtz, Chair

Stephen Gold

Howard Safir

Earl Shanks

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

Proposals which stockholders desire to have included in our proxy statement for the 2020 Annual Meeting, pursuant to Exchange Act Regulation 14a-8, must be addressed to our Corporate Secretary and received by us not later than the close of business on January 8, 2020. Such proposals must be addressed to Verint Systems Inc., at 175 Broadhollow Road, Melville, New York 11747, and should be submitted to the attention of our Corporate Secretary by certified mail, return receipt requested. SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2020 Annual Meeting of Stockholders is March 23, 2020. Our proxy related to the 2020 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all such proposals received by us.

The requirements found in our Amended and Restated By-laws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.

In accordance with our Amended and Restated By-laws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2020 Annual Meeting of Stockholders only if our Corporate Secretary receives written notice of any such nominations no earlier than February 21, 2020 and no later than March 22, 2020. Any stockholder notice of intention to nominate a director shall include:

•	as to the nominee:

•	the name, age, business address and residential address of such person;

•	the principal occupation or employment of such person;

•	the class, series and number of our securities that are owned of record or beneficially by such person;

•	the date or dates the securities were acquired and the investment intent of each acquisition;

•

any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation);

•

any other information relating to such person that the Board or any nominating committee of the Board reviews in considering any person for nomination as a director, as will be provided by our Corporate Secretary upon request; and

•	as to the stockholder giving the notice and any Stockholder Associate (as such term is defined below):

•	the name and address of the stockholder, as they appear on our stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any Stockholder Associate;

•

a representation that at least one of these persons is a holder of record or beneficially of our securities entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person or persons specified in the stockholder’s notice;

•	the class, series and number of our securities that are owned of record or beneficially by each of these persons as of the date of the stockholder’s notice;

•	a description of any material relationships, including legal, financial and/or compensatory, among the stockholder giving the notice, any Stockholder Associate and the proposed nominee(s);

•	a description of any derivative positions related to any class or series of our securities owned of record or beneficially by the stockholder or any Stockholder Associate;

•

a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any Stockholder Associate with respect to any of our securities; and

•

a representation that after the date of the stockholder’s notice and until the date of the annual meeting each of these persons will provide written notice to our Corporate Secretary as soon as practicable following a change in the number of our securities held as described immediately above that equals 1% or more of our then-outstanding shares, and/or entry, termination, amendment or modification of the agreements, arrangements or understanding described immediately above that results in a change that equals 1% or more of our then-outstanding shares or in the economic interests underlying these agreements, arrangements or understanding;

•

a representation as to whether the stockholder giving notice and any Stockholder Associate intends, or intends to be part of a group that intends: (A) to deliver a proxy statement and/or form of proxy to stockholders; and/or (B) otherwise to solicit proxies from stockholders in support of the proposed nominee; and

•

a written consent of each proposed nominee to serve as a director of Verint, if elected, and a representation that the proposed nominee (A) does not or will not have any undisclosed voting commitments or other arrangements with respect to his or her actions as a director; and (B) will comply with our By-laws and all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

For purposes of the notice, a “Stockholder Associate” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, the stockholder; (2) any beneficial owner of securities of Verint owned of record or beneficially by the stockholder; and (3) any person controlling, controlled by or under common control with the Stockholder Associate.

At the request of the Board, any person nominated by the Board for election as a director must furnish to our Corporate Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee or such other information as it may reasonably require to determine the eligibility of such nominee to serve as a director.

However, if the number of directors to be elected at the Annual Meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the Board by at least January 28, 2020, then a stockholder’s notice will be considered timely with respect to nominees for the new positions created by the increase if it is received by our Corporate Secretary no later than the close of business on the tenth calendar day after we make such public announcement.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers, and employees by personal interview or telephone. Such directors, officers, and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we may reimburse such brokerage houses, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

As a result of the potential proxy solicitation by Neuberger Berman, we will incur additional costs in connection with our solicitation of proxies. We have engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for fees and disbursements not expected to exceed $750,000 in the aggregate. [Innisfree expects that approximately 35 of its employees will assist in our proxy solicitation.] Our expenses related to the solicitation of stockholders and legal fees being paid to outside counsel (excluding the amount normally expended for a solicitation for an election of directors in the absence of a contest and salaries and wages of regular employees and officers) currently are expected to be approximately $6.5 million, of which approximately $2 million has been incurred to date. The estimated expenses related to the solicitation and legal fees excludes costs of litigation (other than litigation incidental to the solicitation). Proxies may be solicited personally, by mail, by email or via the Internet.

HOUSEHOLDING

We are permitted to send a single set of proxy materials to stockholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you are the beneficial owner, but not the record holder, of Verint shares, your broker, bank or other nominee may only deliver one set of proxy materials and, as applicable, any other proxy materials that are delivered until such time as you or other stockholders sharing an address notify your nominee that you want to receive separate copies. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, either now or in the future, should submit this request by writing to our Secretary at Verint Systems Inc., Attn: Corporate Secretary, 175 Broadhollow Road, Melville, New York 11747, or calling our Investor Relations department at 631-962-9600, and they will be delivered promptly. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended January 31, 2019, was filed with the SEC on March 28, 2019, and such Form 10-K is being sent to stockholders on or about May 8, 2019. Stockholders are referred to that report for financial and other information about us. A copy of that report can be obtained, free of charge, by submitting a written request to Verint Systems Inc., Attn: Corporate Secretary, 175 Broadhollow Road, Melville, New York 11747. That report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

By Order of the Board of Directors,

Jonathan Kohl
Senior Vice President, General Counsel, and Corporate Secretary

Melville, New York

May 8, 2019

APPENDIX A

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors and Nominees” and “Executive Officers and Other Employees”) set forth the name and business address of our current directors and the Board’s director nominees, and the name, present principal occupation and business address of our executive officers and employees who, under the rules of the SEC, are considered to be participants in our solicitation of proxies from our stockholders in connection with our 2019 Annual Meeting (collectively, the “Participants”).

DIRECTORS AND NOMINEES

The principal occupations of our current directors and the Board’s director nominees are set forth under “Proposal No. 1 - Election of Directors”, which begins on page 9 of this proxy statement. The names of our current directors and the Board’s director nominees are set forth below and the business address for all of our current directors and the Board’s director nominees is c/o Verint Systems Inc., 175 Broadhollow Road, Melville, New York 11747.

Name	Director Since	Position(s)
Dan Bodner	1994	Chairman of the Board and Chief Executive Officer
John Egan	2012	Lead Independent Director
Stephen Gold	2018	Director
Penelope Herscher	2017	Director
William Kurtz	2016	Director
Richard Nottenburg	2013	Director
Howard Safir	2002	Director
Earl Shanks	2012	Director

EXECUTIVE OFFICERS AND OTHER EMPLOYEES

The principal occupations of our executive officers and other employees who are considered Participants are set forth below. The principal occupation refers to such person’s current position with the Company, and the business address for each person is c/o Verint Systems Inc., 175 Broadhollow Road, Melville, New York 11747.

Name	Position(s)
Dan Bodner	Chairman of the Board and Chief Executive Officer
Douglas Robinson	Chief Financial Officer
Elan Moriah	President, Customer Engagement Solutions
Peter Fante	Chief Administrative Officer

INFORMATION REGARDING OWNERSHIP OF COMPANY SECURITIES BY PARTICIPANTS

The amount of Company securities beneficially owned by our directors, the Board’s director nominees and our named executive officers as of May 7, 2019 is set forth under “Security Ownership Of Certain Beneficial Owners And Management” on page 70 of this proxy statement.

INFORMATION REGARDING TRANSACTIONS IN VERINT SECURITIES BY PARTICIPANTS

Name of Beneficial Owner	Transaction Date	Number of Shares	Transaction Description
Dan Bodner	June 19, 2017	13,179	Grant, Award or Other Acquisition From Issuer

	June 20, 2017	6,928	Disposition to the Issuer of Issuer Equity Securities to Satisfy Applicable Tax Withholding

	April 6, 2018	45,227	Grant, Award or Other Acquisition From Issuer

	April 12, 2018	6,874	Grant, Award or Other Acquisition From Issuer

	April 20, 2018	67,200	Grant, Award or Other Acquisition From Issuer

	September 7, 2018	12,278	Grant, Award or Other Acquisition From Issuer

	September 11, 2018	61,298	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 12, 2019	11,484	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 12, 2019	7,499	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 12, 2019	11,114	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 12, 2019	68,992	Grant, Award or Other Acquisition From Issuer

	April 15, 2019	34,531	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 15, 2019	14,014	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 19, 2019	66,800	Grant, Award or Other Acquisition From Issuer

Douglas Robinson	June 19, 2017	3,146	Grant, Award or Other Acquisition From Issuer

	June 20, 2017	1,186	Disposition to the Issuer of Issuer Equity Securities to Satisfy Applicable Tax Withholding

	June 27, 2017	2,635	Open Market or Private Sale

	April 6, 2018	8,487	Grant, Award or Other Acquisition From Issuer

	April 12, 2018	1,373	Grant, Award or Other Acquisition From Issuer

	April 20, 2018	15,000	Grant, Award or Other Acquisition From Issuer

	September 7, 2018	2,899	Grant, Award or Other Acquisition From Issuer

	September 11, 2018	9,635	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	September 25, 2018	1,875	Open Market or Private Sale

	January 15, 2019	1,432	Open Market or Private Sale

	April 11, 2019	3,757	Open Market or Private Sale

	April 12, 2019	1,800	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 12, 2019	2,835	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 12, 2019	5,000	Open Market or Private Sale Partially to Satisfy Applicable Tax Withholding

	April 12, 2019	12,320	Grant, Award or Other Acquisition From Issuer

Name of Beneficial Owner	Transaction Date	Number of Shares	Transaction Description
	April 15, 2019	6,168	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 15, 2019	2,084	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 19, 2019	15,500	Grant, Award or Other Acquisition From Issuer

Peter Fante	June 19, 2017	1,203	Grant, Award or Other Acquisition From Issuer

	June 20, 2017	454	Disposition to the Issuer of Issuer Equity Securities to Satisfy Applicable Tax Withholding

	April 6, 2018	7,759	Grant, Award or Other Acquisition From Issuer

	April 12, 2018	1,249	Grant, Award or Other Acquisition From Issuer

	April 20, 2018	15,000	Grant, Award or Other Acquisition From Issuer

	September 7, 2018	1,108	Grant, Award or Other Acquisition From Issuer

	September 10, 2018	6,603	Open Market or Private Sale

	September 11, 2018	8,058	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	September 12, 2018	12,605	Open Market or Private Sale

	April 12, 2019	1,645	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 12, 2019	893	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 12, 2019	1,721	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 12, 2019	12,320	Grant, Award or Other Acquisition From Issuer

	April 15, 2019	12,320	Open Market or Private Sale Partially to Satisfy Applicable Tax Withholding

	April 15, 2019	5,000	Open Market or Private Sale Partially to Satisfy Applicable Tax Withholding

	April 15, 2019	8,136	Open Market or Private Sale

	April 19, 2019	15,500	Grant, Award or Other Acquisition From Issuer

Elan Moriah	June 19, 2017	3,111	Grant, Award or Other Acquisition From Issuer

	June 20, 2017	1,173	Disposition to the Issuer of Issuer Equity Securities to Satisfy Applicable Tax Withholding

	April 6, 2018	9,770	Grant, Award or Other Acquisition From Issuer

	April 12, 2018	1,562	Grant, Award or Other Acquisition From Issuer

	April 20, 2018	20,000	Grant, Award or Other Acquisition From Issuer

	September 7, 2018	3,009	Grant, Award or Other Acquisition From Issuer

	September 10, 2018	39,591	Open Market or Private Sale

	September 11, 2018	11,777	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 12, 2019	2,076	Open Market or Private Sale to Satisfy Applicable Tax Withholding

Name of Beneficial Owner	Transaction Date	Number of Shares	Transaction Description
	April 12, 2019	1,143	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 12, 2019	2,295	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 12, 2019	16,426	Grant, Award or Other Acquisition From Issuer

	April 15, 2019	8,222	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 15, 2019	3,337	Open Market or Private Sale to Satisfy Applicable Tax Withholding

	April 19, 2019	22,000	Grant, Award or Other Acquisition From Issuer

John Egan	April 20, 2018	4,773	Grant, Award or Other Acquisition From Issuer

	April 19, 2019	3,300	Grant, Award or Other Acquisition From Issuer

Stephen Gold	August 30, 2018	1,707	Grant, Award or Other Acquisition From Issuer

	April 19, 2019	3,300	Grant, Award or Other Acquisition From Issuer

Penelope Herscher	April 12, 2018	1,692	Payment of Exercise Price or Tax Liability by Delivering or Withholding Securities Incident to Receipt, Exercise or Vesting

	April 20, 2018	4,773	Grant, Award or Other Acquisition From Issuer

	April 9, 2019	1,910	Payment of Exercise Price or Tax Liability by Delivering or Withholding Securities Incident to Receipt, Exercise or Vesting

	April 19, 2019	3,300	Grant, Award or Other Acquisition From Issuer

William Kurtz	April 12, 2018	2,031	Payment of Exercise Price or Tax Liability by Delivering or Withholding Securities Incident to Receipt, Exercise or Vesting

	April 20, 2018	4,773	Grant, Award or Other Acquisition From Issuer

	April 19, 2019	3,300	Grant, Award or Other Acquisition From Issuer

Richard Nottenburg	June 22, 2017	3,846	Open Market or Private Sale

	April 20, 2018	4,773	Grant, Award or Other Acquisition From Issuer

	September 10, 2018	5,000	Open Market or Private Sale

	September 14, 2018	2,427	Open Market or Private Sale

	December 19, 2018	5,675	Open Market or Private Sale

	April 9, 2019	1,910	Payment of Exercise Price or Tax Liability by Delivering or Withholding Securities Incident to Receipt, Exercise or Vesting

	April 19, 2019	3,300	Grant, Award or Other Acquisition From Issuer

Howard Safir	April 20, 2018	4,773	Grant, Award or Other Acquisition From Issuer

	September 10, 2018	4,000	Open Market or Private Sale

	April 9, 2019	1,910	Payment of Exercise Price or Tax Liability by Delivering or Withholding Securities Incident to Receipt, Exercise or Vesting

	April 19, 2019	3,300	Grant, Award or Other Acquisition From Issuer

Name of Beneficial Owner	Transaction Date	Number of Shares	Transaction Description
Earl Shanks	April 20, 2018	4,773	Grant, Award or Other Acquisition From Issuer

	April 9, 2019	1,910	Payment of Exercise Price or Tax Liability by Delivering or Withholding Securities Incident to Receipt, Exercise or Vesting

	April 19, 2019	3,300	Grant, Award or Other Acquisition From Issuer

MISCELLANEOUS INFORMATION REGARDING PARTICIPANTS

Except as described in this Appendix A or otherwise disclosed in the proxy statement, to the Company’s knowledge:

•	No Participant owns any securities of the Company of record that such Participant does not own beneficially.

•

No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•

No associate of any Participant owns beneficially, directly or indirectly, any securities of the Company. No Participant owns beneficially, directly or indirectly, any securities of any subsidiary of the Company.

•

No Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.

•

No Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

•	No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2019 Annual Meeting.

APPENDIX B

VERINT SYSTEMS INC.

2019 LONG-TERM STOCK INCENTIVE PLAN

Section 1.            Purpose.  The purposes of this Verint Systems Inc. 2019 Long-Term Stock Incentive Plan are to promote the interests of Verint Systems Inc. and its stockholders by (i) attracting and retaining employees and directors of, and consultants to, the Company and its Subsidiaries, as defined below; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.

Section 2.            Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect equity interest, as determined by the Board.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award made or granted from time to time hereunder.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant. An Award Agreement may be in an electronic medium and may be limited to notation on the books and records of the Company.

“Base Salary” means the base salary or wages of the Participant excluding overtime, bonuses, contributions to or benefits under benefit plans, fringe benefits, perquisites, and other such forms of compensation. Base Salary shall include any elective contributions that are paid through a reduction in a Participant’s basic salary and which are not includible in the Participant’s gross income under Sections 125 or 402(e)(3) of the Code.

“Board” shall mean the Board of Directors of the Company.

“Cause” as a reason for a Participant’s termination of employment or service shall, unless otherwise agreed to in writing between the Participant and the Company or a Subsidiary or Affiliate of the Company, have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary or Affiliate of the Company. If the Participant is not a party to an employment, severance or similar agreement with the Company or a Subsidiary or Affiliate of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement “Cause” shall mean the Participant’s: (A) conviction of, or plea of guilty or nolo contendere to, a felony or indictment for a crime involving dishonesty, fraud or moral turpitude; (B) willful and intentional breach of the Participant’s obligations to the Company or a Subsidiary or Affiliate of the Company; (C) willful misconduct, or any dishonest or fraudulent act or omission; (D) violation of any securities or financial reporting laws, rules or regulations or any policy of the Company or a Subsidiary or Affiliate of the Company relating to the foregoing; (E) violation of the policies of the Company or a Subsidiary or Affiliate of the Company on harassment, discrimination or substance abuse; or (F) gross negligence, gross neglect of duties or gross insubordination in the Participant’s performance of duties with the Company or a Subsidiary or Affiliate of the Company.

“Change in Control” shall mean the occurrence of any one of the following events:

i.            the acquisition by any Person, entity or affiliated group in one or a series of transactions, of more than 50% of the voting power of the Company;

ii.            a merger, combination, amalgamation, consolidation, spin-off or any other transaction in which the holders of the Company’s common stock immediately prior to such transaction do not hold in respect of their holdings of such stock 50% or more of the voting power of the merged, combined, amalgamated, consolidated, spun-off or other resulting entity;

iii.            a sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company (including its Subsidiaries); or

iv.            during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the board. “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period, or (2) any directors whose election or nomination was approved by the directors referred to in clause (1) or by a director approved under this clause (2).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer the Plan and composed of not less than two directors, each of whom is required to be a “Non-Employee Director” (within the meaning of Rule 16b-3) if and to the extent Rule 16b-3 is applicable to the Company and the Plan and an “outside director” (within the meaning of Section 162(m) of the Code) if and to the extent the Board determines it is necessary or appropriate to satisfy the conditions of any available exemption from the deduction limit under Section 162(m) of the Code. If at any time such a committee has not been so designated or is not so composed, the Board shall constitute the Committee.

“Company” shall mean Verint Systems Inc., together with any successor thereto.

“Continuous Service” shall mean the absence of any interruption or termination of service as an employee, director or consultant. Continuous Service shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, in each case, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or applicable law, or unless provided otherwise pursuant to Company policy, as adopted from time to time; or (iv) in the case of transfer between locations of the Company or between the Company, its Subsidiaries or Affiliates or their respective successors. Changes in status between service as an employee, a director and a consultant will not constitute an interruption of Continuous Service; provided, however, that, unless otherwise determined by the Committee, consultants providing services to the Company or a Subsidiary or Affiliate of the Company for less than 32 hours per month shall incur an interruption of Continuous Service.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, unless otherwise defined in the applicable Award Agreement (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to the Shares, as of any date, (1) the closing sale price (excluding any “after hours” trading) of the Shares as reported on the Nasdaq Stock Market for such date (or if not then trading on the Nasdaq Stock Market, the closing sale price of the Shares on the stock exchange or over-the-counter market on which the Shares are principally trading on such date), or, (x) if there were no sales on such date or (y) for the purpose of establishing Fair Market Value in connection with the vesting of an Award or the release of Shares, on the closest preceding date on which there were sales of Shares or (2) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“GAAP” shall mean United States Generally Accepted Accounting Principles.

“Good Reason” as a reason for a Participant’s termination of employment or service shall, unless otherwise agreed to in writing between the Participant and the Company or a Subsidiary or Affiliate of the Company, have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary or Affiliate of the Company. If the Participant is not a party to an employment, severance agreement or similar agreement with the Company or a Subsidiary or

Affiliate of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement, for purposes of this Plan, “Good Reason” shall mean (i) a material reduction (i.e., at least a 10% reduction) by the Company or a Subsidiary or Affiliate of the Company in the Participant’s Base Salary; or (ii) the involuntary relocation of the Participant’s own office location by more than 50 miles; provided that all such events shall be Good Reason only if the Company (or the applicable Subsidiary or Affiliate of the Company) fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 90th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. Incentive Stock Options may be granted only to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

“Non-Qualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean any right granted under Section 10 of the Plan.

“Participant” shall mean any (i) employee of, or consultant to, the Company or its Subsidiaries, or non-employee director who is a member of the Board or the board of directors of a Subsidiary of the Company, eligible for an Award under Section 5 and selected by the Committee to receive an Award under the Plan or (ii) any employee of, or consultant to, an Affiliate, eligible for a cash-settled Performance Award or cash-settled Restricted Stock Unit under Section 5 and selected by the Committee to receive a cash-settled Performance Award or a cash-settled Restricted Stock Unit under the Plan.

“Performance Award” shall mean any right granted under Section 9 of the Plan.

“Performance Criteria” shall mean the measurable criterion or criteria that the Committee selects for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any performance-based award under the Plan. The Performance Criteria used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (or a Subsidiary, Affiliate, division or operational unit of the Company) in respect of any of the following metrics, in addition to any other factors or metrics determined by the Committee, whether determined on a GAAP or non-GAAP basis: revenue, operating income, contribution, day sales outstanding, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns (on an absolute or relative basis), profit margin, operating margin, contribution margin, earnings per Share, net earnings, operating earnings, free cash flow, cash flow from operations, earnings before interest, taxes, depreciation and amortization (EBITDA), including adjusted EBITDA, number of customers, operating expenses, capital expenses, customer acquisition costs, Share price, sales, bookings, or market share.

“Performance Goals” shall mean, for a Performance Period, one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized, in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, including, without limitation (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company; or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

“Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a performance-based award.

“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company and its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.

“Plan” shall mean this Verint Systems Inc. 2019 Long-Term Stock Incentive Plan.

“Prior Plan” shall mean the Amended and Restated Verint Systems Inc. 2015 Long-Term Stock Incentive Plan.

“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the Staff thereof.

“Shares” shall mean the common stock of the Company, $.001 par value, or such other securities of the Company (i) into which such common stock shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 4(b) of the Plan.

“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

“Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests, of which is sufficient to elect at least a majority of the Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person).

“Substitute Awards” shall mean any Awards granted under Section 4(a)(iii) of the Plan.

Section 3.            Administration.  (a) The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee (in each case consistent with Section 409A of the Code); (vii) interpret, administer or reconcile any inconsistency, correct any defect, resolve ambiguities and/or supply any omission in the Plan, any Award Agreement, and any other instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) establish and administer Performance Goals and certify or determine whether, and to what extent, they have been attained; (x) adopt and approve any supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) in accordance with Section 14(n) of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)        Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate of the Company, any Participant, any holder or beneficiary of any Award, and any stockholder.

(c)        The mere fact that a Committee member shall fail to qualify as a “Non-Employee Director” or, if applicable, an “outside director” within the meaning of Rule 16b-3 and Section 162(m) of the Code, respectively, shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.

(d)        No member of the Committee shall be liable to any Person for any action or determination made in good faith with respect to the Plan or any Award hereunder.

(e)        The Committee may delegate to one or more officers of the Company (or, in the case of awards of Shares, the Board may delegate to a committee made up of one or more directors) the authority to grant Awards to Participants who are not executive officers or directors of the Company subject to Section 16 of the Exchange Act.

Section 4.            Shares Available for Awards.

(a)        Shares Available.

(i)        Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed, at any time, the sum of (i) 9,475,000, plus (ii) the number of Shares available for issuance under the Prior Plan on the date the stockholders of the Company approve the Plan, plus (iii) the number of Shares that become available for issuance under Section 4(a)(ii) of the Prior Plan or this Plan; provided, that, subject to adjustment as provided for in Section 4(b), the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 5,000,000. Subject to adjustment as provided in Section 4(b), the maximum number of Shares with respect to which Awards (other than Incentive Stock Options) may be granted to any Participant in any fiscal year shall be 2,000,000. Subject to adjustment as provided in Section 4(b), and notwithstanding the foregoing limitation, or any plan or program of the Company or any Subsidiary to the contrary, the maximum amount of compensation that may be paid to any single non-employee member of the Board in respect of any single fiscal year (including Awards under the Plan, determined based on the Fair Market Value of such Award as of the grant date, as well as any retainer fees) shall not exceed $850,000 (the “Non-Employee Director Compensation Limit”). In the case of any Awards granted under the Plan, (x) each Share with respect to which an Option or stock-settled Stock Appreciation Right is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share and (y) each share with respect to which any other Award denominated in Shares (other than an Option or stock-settled Stock Appreciation Right) is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by 2.38 Shares.

(ii)        If any Shares subject to an Award are forfeited, cancelled, or exchanged or if an Award terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, termination or expiration, again be available for Awards under the Plan. For the avoidance of doubt, if two Awards are granted together in tandem, the Shares underlying any portion of the tandem Award which is not exercised or not otherwise settled in Shares will again be available for Awards under the Plan. Upon payment in cash of the benefit provided by any Award granted under this Plan, any Shares that were covered by that Award will again be available for Awards under the Plan. If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for Shares based on fair market value, such Shares will not count against the aggregate limit described in Section 4(a)(i). Notwithstanding the foregoing, any Shares which (1) are tendered to or withheld by the Company to satisfy payment or applicable tax withholding requirements in connection with the vesting or delivery of an

Award, (2) are withheld by the Company upon exercise of an Option pursuant to a “net exercise” arrangement, or (3) underlie a Stock Appreciation Right that is settled in Shares, shall not again be available for Awards under the Plan. In addition, Shares that are purchased by the Company in the open market pursuant to any repurchase plan or program, whether using Option proceeds or otherwise, shall not be made available for grants of Awards under the Plan, nor shall such number of purchased shares be added to the limit described in Section 4(a)(i).

(iii)        Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(iv)        In the event that an entity acquired by the Company or with which it combines has shares available under a pre-existing plan (“Target Company Plan”) previously approved by stockholders and not adopted in contemplation of such acquisition, merger or other combination, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) (“Assumed Available Shares”) may be used for Awards under this Plan made after such acquisition or merger; provided, however, that Awards using such Assumed Available Shares may not be made after the deadline for new awards or grants under the terms of the Target Company Plan, and may only be made to individuals who were not employees or directors of the Company or any subsidiary prior to such acquisition, merger or other combination. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan if such Awards comply with the terms of the Target Company Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)        Adjustments.  Notwithstanding any provisions of the Plan to the contrary, in the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including any appropriate adjustments to the individual limitations applicable to Awards set forth in Section 4(a)(i); provided, however, that any adjustment to such individual limitations will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, which, in the case of Options and Stock Appreciation Rights shall equal the excess, if any, of the Fair Market Value of the Share subject to each such Option or Stock Appreciation Right over the per Share exercise price or grant price of such Option or Stock Appreciation Right.

(c)        Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

Section 5.            Eligibility. Any employee of, or consultant to, the Company or any of its Subsidiaries (including any prospective employee), or non-employee director who is a member of the Board or the board of directors of a Subsidiary of the Company, shall be eligible to be selected as a Participant and receive any Award as determined by the Committee. Any employee of, or consultant to, an Affiliate (including any prospective employee), shall be eligible to be selected as a Participant and receive any cash-settled Performance Award or cash-settled Restricted Stock Unit as determined by the Committee.

Section 6.            Stock Options.

(a)        Grant.  Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price thereof and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. All Options when granted under the Plan are intended to be Non-Qualified Stock Options, unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Non-Qualified Stock Options. No Option shall be exercisable more than ten years from the date of grant.

(b)        Exercise Price.  The Committee shall establish the exercise price at the time each Option is granted, which exercise price shall be set forth in the applicable Award Agreement and which exercise price (except with respect to Substitute Awards) shall not be less than the Fair Market Value per Share on the date of grant.

(c)        Exercise.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement. The applicable Award Agreement shall specify the period or periods of Continuous Service by the Participant that is necessary before the Option or installments thereof will become exercisable. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d)        Payment.  (i) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate exercise price therefor is received by the Company. Such payment may be made (A) in cash, or its equivalent, or (B) subject to the Company’s consent, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months), or (C) subject to such rules as may be established by the Committee and applicable law, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price, or (D) subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), or (E) by a combination of the foregoing, or (F) by such other methods as may be approved by the Committee, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company or withheld as of the date of such tender or withholding is at least equal to such aggregate exercise price.

(ii)        Wherever in this Plan or any Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

Section 7.             Stock Appreciation Rights.

(a)        Grant.  Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either before, at the same time as the Award or at a later time. No Stock Appreciation Right shall be exercisable more than ten years from the date of grant.

(b)        Exercise and Payment.  A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof (which grant price (except with respect to Substitute Awards) shall not be less than the Fair Market Value on the date of grant). The Committee shall determine in its sole discretion whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c)        Other Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

Section 8.             Restricted Stock and Restricted Stock Units.

(a)        Grant.  Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards.

(b)        Transfer Restrictions.  Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Unless otherwise directed by the Committee, (i) certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company, or (ii) Shares of Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall, as applicable, either deliver such certificates to the Participant or the Participant’s legal representative or the transfer agent shall remove the restrictions relating to the transfer of such Shares.

(c)        Payment.  Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon or after the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. No dividends shall paid be on any Shares of Restricted Stock and no dividend equivalents shall be paid on any Restricted Stock Units prior to the vesting of the Restricted Stock or Restricted Stock Units, as applicable.

Section 9.             Performance Awards.

(a)        Grant.  The Committee shall have sole authority to determine the Participants who shall receive a “Performance Award”, which shall consist of a right which is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such Performance Goals during such Performance Periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

(b)        Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

(c)        Payment of Performance Awards.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the Award Agreement on the date of grant.

Section 10.             Other Stock-Based Awards.

The Committee shall have authority to grant to Participants an “Other Stock-Based Award”, which shall consist of any right which is (i) not an Award described in Sections 6 through 9 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, including the price, if any, at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan.

Section 11.             Amendment and Termination.

(a)        Amendments to the Plan.  The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan, (iv) would increase the Non-Employee Director Compensation Limit, or (v) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq Stock Market, or, if the Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Shares are traded or quoted, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective as to such Participant without the written consent of the affected Participant, holder or beneficiary.

(b)        Amendments to Awards.  The Committee may amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted; provided that any such amendment, alteration, suspension, discontinuance, cancellation, or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective as to such Participant without the written consent of the affected Participant, holder or beneficiary.

(c)        Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee is hereby authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)        Repricing.  Except in connection with a corporate transaction or event described in Section 4(b) hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of Options or the grant price of Stock Appreciation Rights, or cancel Options or Stock Appreciation Rights in exchange for cash, other

Awards or Options or Stock Appreciation Rights with an exercise price or grant price, as applicable, that is less than the exercise price of the original Options or grant price of the original Stock Appreciation Rights, as applicable, without stockholder approval. This Section 11(d) is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 4(b) of this Plan.

Section 12.             Change in Control.

(a)        Except as otherwise provided in an Award Agreement or by the Committee at the date of grant, to the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting or continuing entity in the event of a Change in Control, all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and such Awards shall become vested and non-forfeitable, and any specified Performance Goals with respect to outstanding Awards shall be deemed to be satisfied at target immediately prior to the consummation of a Change in Control.

(b)        Except as otherwise provided in an Award Agreement or by the Committee at the date of grant, to the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting or continuing entity in the event of a Change in Control, (i) any outstanding Awards that are subject to Performance Goals shall be converted, assumed or replaced by the resulting or continuing entity as if target performance had been achieved as of the date of the Change in Control, and such Awards shall continue to remain subject to the time-based service requirements, if any, during the remaining period set forth in the Award Agreement, and (ii) all other Awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining period set forth in the Award Agreement.

(c)        Except as otherwise provided in an Award Agreement or by the Committee at the date of grant, to the extent outstanding Awards granted under this Plan are either assumed, converted or replaced by the resulting or continuing entity in the event of a Change in Control, if a Participant’s employment or service is terminated without Cause by the Company or a Subsidiary or Affiliate of the Company or a Participant terminates his or her employment or service with the Company or a Subsidiary or Affiliate of the Company for Good Reason, in either case, during the two year period following a Change in Control, all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.

(d)        Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of (i) a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A of the Code or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control or termination of employment or service, but disregarding any future service or performance requirements.

Section 13.             General Provisions.

(a)        Nontransferability.

(i)        Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative.

(ii)        No Award may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary or Affiliate of the Company; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.

(iii)        Notwithstanding the foregoing, the Committee may, in the applicable Award Agreement evidencing an Option granted under the Plan or at any time thereafter in an amendment to an Award Agreement, provide that Options which are not intended to qualify as Incentive Options may be transferred by the Participant to whom such Option was granted (the “Grantee”) without consideration, after such time as all vesting conditions with respect to such Option have been satisfied, and subject to such rules as the Committee may adopt to preserve the purposes of the Plan, to: (1) the Grantee’s spouse, children or grandchildren (including adopted and stepchildren and grandchildren) (collectively, the “Immediate Family”); (2) a trust solely for the benefit of the Grantee and his or her Immediate Family; or (3) a partnership, corporation or limited liability company whose only partners, members or stockholders are the Grantee and his or her Immediate Family; (each transferee described in clauses (1), (2) and (3) above is hereinafter referred to as a “Permitted Transferee”); provided that the Grantee gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Grantee in writing that such a transfer would comply with the requirements of the Plan and any applicable Award Agreement evidencing the Option.

The terms of any Option transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan or in an Award Agreement to an optionee, Grantee or Participant shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines that such a registration statement is necessary or appropriate, (c) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Grantee under the Plan or otherwise and (d) the consequences of termination of the Grantee’s employment by, or services to, the Company under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Grantee, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(iv)        Notwithstanding anything to the contrary herein, only gratuitous transfers of Awards shall be permitted. In no event may any Award granted under this Plan be transferred for value.

(b)        Dividend Equivalents.  No dividends or dividend equivalents shall paid be on any Award prior to vesting. In the sole discretion of the Committee, an Award (other than Options or Stock Appreciation Rights), whether made as an Other Stock-Based Award described in Section 10 or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a deferred basis; provided, that such dividends or dividend equivalents shall be subject to the same vesting conditions as the Award to which such dividends or dividend equivalents relate.

(c)        No Rights to Awards.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(d)        Share Certificates.  Shares or other securities of the Company or any Subsidiary of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)        Withholding.  (i) A Participant may be required to pay to the Company or any Subsidiary or Affiliate of the Company, subject to Section 409A of the Code, and the Company or any Subsidiary or Affiliate of the Company shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(ii)        Without limiting the generality of clause (i) above, subject to the Company’s consent, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least six months) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise deliverable to the Participant with respect to an Award a number of Shares with a Fair Market Value equal to such withholding liability, or by such other methods as may be approved by the Committee, including, but not limited to, through a “broker-assisted” cashless exercise.

(iii)        Notwithstanding any provision of this Plan to the contrary, in connection with the transfer of an Option to a Permitted Transferee pursuant to Section 13(a), the Grantee shall remain liable for any withholding taxes required to be withheld upon the exercise of such Option by the Permitted Transferee.

(f)        Detrimental Activity and Recapture.  Any Award Agreement may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant during employment or other service with the Company or a subsidiary, shall engage in activity detrimental to the Company, whether discovered before or after the employment or service period. In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provision intended to have a similar effect, upon such terms and conditions as may be required by the Committee under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Shares may be traded.

(g)        Award Agreements.  Each Award hereunder that is not immediately vested and delivered as of its date of grant shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to, the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(h)        No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate of the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(i)        No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, or as a director on the Board or board of directors, as applicable, of, the Company or any Subsidiary or Affiliate of the Company. Further, the Company or a Subsidiary or Affiliate of the Company may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or any applicable employment contract or agreement.

(j)        No Rights as Stockholder.  Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall be entitled to the rights of a stockholder in respect of such Restricted Stock.

(k)        Governing Law.  Unless otherwise provided for in an applicable Award Agreement, the validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York, applied without giving effect to its conflict of laws principles.

(l)        Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(m)        Other Laws.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or result in any liability under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.

(n)        Foreign Employees.  In order to facilitate the making of any Award or combination of Awards under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary or Affiliate of the Company outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

(o)        No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate of the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate of the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate of the Company.

(p)        No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(q)        Deferrals.  In the event the Committee permits a Participant to defer any Award payable in the form of cash, all such elective deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code.

(r)        Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 14.             Compliance with Section 409A of the Code.

(a)         To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

(b)         Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c)         If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the earlier of the first business day of the seventh month following separation from service or death.

Section 15.             Term of the Plan.

(a)        Effective Date.  This Plan was approved by the Board on May 8, 2019, and shall be effective subject to, and as of the date of, its approval by the stockholders of the Company (such date, the “Effective Date”).

(b)        Expiration Date.  No grant will be made under this Plan more than ten years after the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

APPENDIX C

SUPPLEMENTAL INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

This proxy statement contains non-GAAP financial measures and non-GAAP forward looking statements. The tables below reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.

(in thousands)	Year Ended January 31, 2019

Table of Reconciliation from GAAP Revenue to Non-GAAP Revenue

GAAP Revenue	$1,229,747
Revenue adjustments	15,352

Non-GAAP Revenue	$1,245,099

Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income

GAAP operating income	$114,235

Revenue adjustments	15,352
Amortization of acquired technology	25,403
Amortization of other acquired intangible assets	31,010
Stock-based compensation expenses	66,657
Acquisition expenses, net	9,927
Restructuring expenses	4,944
Other adjustments	(633)

Non-GAAP operating income	$266,895

Table of Reconciliation from GAAP Cash Flow from Operating Activities to Non-GAAP Operating Cash Flow

GAAP cash flow from operating activities	$215,251
Net interest expense paid	16,800
Non-recurring payments (primarily cash paid for transaction costs associated with business acquisitions)	21,800

Other non-recurring cash inflows	(3,000)

Non-GAAP operating cash flow	$250,851

C-1

(in thousands)	Two Years Ended January 31, 2019

Table of Reconciliation from GAAP Revenue to Non-GAAP Revenue

GAAP Revenue	$2,364,976
Revenue adjustments	30,581

Non-GAAP Revenue	$2,395,557

Table of Reconciliation from GAAP Net Loss Attributable to Verint Systems Inc. to Adjusted EBITDA

GAAP net income attributable to Verint Systems Inc.	$59,364
Net income attributable to noncontrolling interest	7,402
Provision for income taxes	29,896
Other expense, net	66,203
Depreciation and amortization	189,120
Revenue adjustments	30,581
Stock-based compensation expenses	136,023
Acquisition expenses, net	11,523
Restructuring expenses	18,450
Impairment charges	3,324
Other adjustments	1,428

Adjusted EBITDA	$553,314

C-2

DIRECTIONS TO 2019 ANNUAL MEETING LOCATION

From John F. Kennedy International Airport:

20 miles; approximately 1 hour with traffic

From LaGuardia Airport:

13 miles; approximately 40 minutes with traffic

From Newark Liberty International Airport:

15 miles; approximately 40 minutes with traffic

By Subway:

E trains to World Trade Center

A, C trains to Chambers St.

2, 3 trains to Park Place

N, R trains to Cortlandt St.

4, 5 trains to Fulton St.

By Bus:

The M20, M22, and M9 buses all stop in front of or near the office.

From New Jersey:

PATH trains to World Trade Center

Ferries to World Financial Center

PARKING

Parking is available at 250 Vesey Street from 5:30 AM to 10:00 PM seven days a week. Entrance to the garage is located on North End Avenue and is clearly marked by the parking sign.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.                6TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6 VERINT SYSTEMS INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2019 The undersigned hereby appoints Dan Bodner, our Chief Executive Officer, Douglas Robinson, our Chief Financial Officer, and Peter Fante, our Chief Administrative Officer, and each or any of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and to vote all of the shares of stock in Verint Systems Inc. (the “Company”) which the undersigned is entitled to vote at the 2019 Annual Meeting of Stockholders of the Company to be held on June 20, 2019 at 8:30 a.m. Eastern Time at The offices of Jones Day, 250 Vesey St., New York, New York 10281, and any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. This proxy revokes all previous proxies. Please specify your choice by marking the boxes. It is important that your shares are represented at this meeting in person. Therefore, please complete this proxy card and mail it in the enclosed return envelope. If you are a stockholder of record and you sign, date, and return your proxy card without making specific choices, the persons named as proxies above will vote your shares in accordance with the recommendations of the board of directors. The shares represented hereby shall be voted as specified. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. Whether or not you are able to attend the meeting, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting. IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. VERINT SYSTEMS INC. YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Verint Systems Inc. common stock for the upcoming Annual Meeting of Stockholders YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS: Vote by Internet Please access https://www.proxyvotenow.com/vrnt (please note you must type an “s” after “http”). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below. Vote by Telephone Please call toll-free in the U.S. or Canada at 1-866-265-2402, on a touch-tone telephone. (If outside the U.S. or Canada, call 1-646-880-9102.) Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below.    CONTROL NUMBER:     Vote by Mail Please complete, sign, date and return the proxy card in the envelope provided to: Verint Systems Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.    6TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6 Please mark vote as in this sample THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES IN ITEM 1 AND FOR ITEMS 2, 3 AND 4. Election of Directors Nominees: Dan Bodner (02) John Egan (03) Stephen Gold (04) Penelope Herscher (05) William Kurtz (06) Richard Nottenburg (07) Howard Safir (08) Earl Shanks FOR ALL WITHHOLD ALL FOR ALL EXCEPT To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below:     To ratify of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounts for the year ending January 31, 2020. To approve, on a non-binding, advisory basis, the compensation of the named executive officers as disclosed in the accompanying proxy statement. To approve the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan. FOR AGAINST ABSTAIN [GRAPHIC APPEARS HERE]    Date: , 2019 Signature Signature (if jointly held) Title(s) NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee guardian or custodian, please give full title.